Exhibit 10.2

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of March 9, 2018

among

SYNIVERSE HOLDINGS, INC.,

as the Borrower,

BUCCANEER HOLDINGS, LLC,

as Holdings,

BARCLAYS BANK PLC,

as Administrative Agent,

and

the LENDERS party hereto

GOLDMAN SACHS LENDING PARTNERS LLC,

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

MIZUHO BANK, LTD.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS LENDING PARTNERS LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

MIZUHO BANK, LTD.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Syndication Agents,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC.,

MIZUHO BANK, LTD.,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Documentation Agents

THE INITIAL TERM LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN TEN DAYS AFTER THE CLOSING DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE INITIAL TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE 10.02.

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3.02	Illegality	94
3.03	Inability to Determine Rates	94
3.04	Increased Cost and Reduced Return; Capital Adequacy	95
3.05	Funding Losses	95
3.06	Matters Applicable to All Requests for Compensation	96
3.07	Replacement of Lenders under Certain Circumstances	97
3.08	Survival	98

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		98

4.01	Conditions to the Initial Credit Extension on the Closing Date	98
4.02	Conditions to All Credit Extensions	101

ARTICLE V REPRESENTATIONS AND WARRANTIES		102

5.01	Existence, Qualification and Power; Compliance with Laws	102
5.02	Authorization; No Contravention	102
5.03	Governmental Authorization; Other Consents	102
5.04	Binding Effect	102
5.05	Financial Statements; No Material Adverse Effect	103
5.06	Litigation	103
5.07	Use of Proceeds	103
5.08	Ownership of Property; Liens	104
5.09	Environmental Compliance	104
5.10	Taxes	105
5.11	ERISA Compliance	105
5.12	Subsidiaries; Equity Interests	106
5.13	Margin Regulations; Investment Company Act	106
5.14	No Material Misstatements	106
5.15	Compliance with Laws	107
5.16	Intellectual Property; Licenses, Etc.	107
5.17	Solvency	107
5.18	Perfection, Etc.	107
5.19	Sanctions; OFAC	108
5.20	Anti-Corruption Laws	109

ARTICLE VI AFFIRMATIVE COVENANTS		109

6.01	Financial Statements	109
6.02	Certificates; Other Information	111
6.03	Notices	112
6.04	Payment of Obligations	113
6.05	Preservation of Existence, Etc.	113
6.06	Maintenance of Properties	113
6.07	Maintenance of Insurance	113
6.08	Compliance with Laws	113

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6.09	Books and Records	114
6.10	Inspection Rights	114
6.11	Use of Proceeds	114
6.12	Covenant to Guarantee Obligations and Give Security	114
6.13	Compliance with Environmental Laws	117
6.14	Further Assurances	117
6.15	Maintenance of Ratings	117
6.16	Post-Closing Undertakings	118
6.17	Change in Nature of Business	118
6.18	Accounting Changes	118

ARTICLE VII NEGATIVE COVENANTS		118

7.01	Liens	118
7.02	[Reserved]	118
7.03	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	119
7.04	Merger or Other Disposition of Assets	125
7.05	[Reserved]	127
7.06	Limitation on Restricted Payments	127
7.07	Dividend and Other Payment Restrictions Affecting Subsidiaries	135
7.08	Transactions with Affiliates	138
7.09	Asset Sales	141
7.10	Change of Control; Limitation on Amendments	142
7.11	[Reserved]	143
7.12	[Reserved]	143
7.13	[Reserved]	143
7.14	Holding Company	143

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		144

8.01	Events of Default	144
8.02	Remedies Upon Event of Default	147
8.03	[Reserved]	147
8.04	Application of Funds	147

ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS		148

9.01	Appointment and Authorization of Agents	148
9.02	Delegation of Duties	149
9.03	Liability of Agents	149
9.04	Reliance by Agents	149
9.05	Notice of Default	150
9.06	Credit Decision; Disclosure of Information by Agents	150
9.07	Indemnification of Agents	150
9.08	Agents in their Individual Capacities	151

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9.09	Successor Agents	151
9.10	Administrative Agent May File Proofs of Claim	152
9.11	Collateral and Guaranty Matters	152
9.12	[Reserved]	154
9.13	Other Agents; Arranger and Managers	154
9.14	Appointment of Supplemental Administrative Agents	154
9.15	Additional Indebtedness; Intercreditor Agreements	155

ARTICLE X MISCELLANEOUS		156

10.01	Amendments, Etc.	156
10.02	Notices; Effectiveness; Electronic Communications	159
10.03	No Waiver; Cumulative Remedies; Enforcement	161
10.04	Expenses	161
10.05	Indemnification by the Borrower	162
10.06	Payments Set Aside	164
10.07	Successors and Assigns	164
10.08	Confidentiality	169
10.09	Setoff	171
10.10	Interest Rate Limitation	171
10.11	Counterparts	172
10.12	Integration; Effectiveness	172
10.13	Survival of Representations and Warranties	172
10.14	Severability	172
10.15	Tax Forms	173
10.16	Governing Law; Jurisdiction; Etc.	175
10.17	WAIVER OF RIGHT TO TRIAL BY JURY	176
10.18	Binding Effect	176
10.19	No Advisory or Fiduciary Responsibility	177
10.20	Affiliate Activities	177
10.21	Electronic Execution of Assignments and Certain Other Documents	178
10.22	USA PATRIOT ACT	178
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	178

Signatures		S-1

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SCHEDULES

I	Guarantors
1.01(e)	Contracts Prohibiting Subsidiary Guarantees
2.01	Commitments and Pro Rata Shares
5.08(b)	Material Real Property
5.08(c)	Leased Real Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliate Lender Assignment and Assumption
E-3	Administrative Questionnaire
F-1	Holdings Guaranty
F-2	Subsidiary Guaranty
G	Security Agreement
H	Form of Mortgage
I	Solvency Certificate
J	Intercreditor Agreement
K-1	Increase Supplement
K-2	Lender Joinder Agreement
L	Form of Acceptance and Prepayment Notice
M	Form of Discount Range Prepayment Notice
N	Form of Discount Range Prepayment Offer
O	Form of Solicited Discounted Prepayment Notice
P	Form of Solicited Discounted Prepayment Offer
Q	Form of Specified Discount Prepayment Notice
R	Form of Specified Discount Prepayment Response

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SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (this “Agreement” or “Credit Agreement”) is entered into as of March 9, 2018, among SYNIVERSE HOLDINGS, INC., a Delaware corporation (the “Borrower”), BUCCANEER HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), each LENDER from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BARCLAYS BANK PLC, as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Article IV below, the Lenders lend to the Borrower $220,000,000 in the form of a second lien term loan facility.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2010 Transaction” has the meaning assigned to the term “Transaction” in the Senior Notes Indenture.

“2012 Transaction” has the meaning assigned to the term “Transaction” in the First Lien Credit Agreement (whether or not then in effect).

“2018 Refinancing” has the meaning assigned to the term “2018 Refinancing” in the First Lien Credit Agreement (whether or not then in effect).

“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(b).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(c).

“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(b).

“Accepting Lenders” has the meaning specified in Section 2.05(c).

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

Syniverse Second Lien Credit Agreement

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Date” means January 13, 2011.

“Additional Lender” has the meaning specified in Section 2.14(b).

“Additional Permitted Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Initial Term Loans or shorter than the Weighted Average Life to Maturity of the Initial Term Loans, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (x) for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Initial Term Loans or the Weighted Average Life to Maturity of the Initial Term Loans, as applicable, or (y) pursuant to a Permitted Escrow Arrangement with respect to the proceeds of such Additional Permitted Obligations (but only for so long as such Additional Permitted Obligations are subject to such Permitted Escrow Arrangement)), (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that (a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans (other than with respect to Permitted Escrow Funds in respect of any such Indebtedness that is subject to a Permitted Escrow Arrangement (but only for so long as such Indebtedness is subject to such Permitted Escrow Arrangement)), or be guaranteed by any Person other than the Guarantors (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Guarantor), and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement.

“Adjusted Interest Rate” has the meaning specified in Section 2.14(d).

“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

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“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(iii).

“Affiliate Lenders” means, collectively, Holdings and its Subsidiaries and Other Affiliates.

“Affiliate Transaction” has the meaning specified in Section 7.08(a).

“Agent-Related Persons” means each Agent, together with its Related Parties, in each case, in their respective Agent capacity.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case, payable generally to all lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement, structuring or other fees payable in connection with such indebtedness that are not shared with all lenders generally, ticking fees, commitment fees, unused line fees and any customary amendment and similar fees.

“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(b).

“Applicable Rate” means a percentage per annum equal to, with respect to the Initial Term Loans, 9.00% per annum for Eurodollar Rate Loans, and 8.00% per annum for Base Rate Loans.

“Appropriate Lender” means, at any time with respect to any Facility, a Lender that has a Commitment or holds a Loan with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of GS, Barclays, CS Securities, DB Securities, Mizuho and MLPFS, in their respective capacities as joint lead arrangers and joint bookrunners for the Initial Term Loans.

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“Asset Sale” means:

(1) the sale, conveyance, transfer, assignment or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in compliance with Section 7.04 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.06 or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition);

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $24.0 million;

(e) any transfer or disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(f) the creation of any Lien permitted under this Agreement;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale, in each case, in the ordinary course of business and not in connection with any financing transaction;

(i) the lease, license, sublicense, assignment or sublease of any real or personal property in the ordinary course of business;

(j) [reserved];

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(k) [reserved];

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value, as determined in good faith by the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $24.0 million shall be evidenced by certificates of a Responsible Officer, and (2) $48.0 million shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Borrower;

(m) (i) the abandonment or other disposition of patents, trademarks, copyrights, know-how or other intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practical to maintain or useful in the conduct of the business of the Borrower Parties and (ii) the grant in the ordinary course of business of any license, sub-license or other right to use any patents, trademarks, know-how or other intellectual property;

(n) the sale in a Sale/Leaseback Transaction of any property within twelve months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

(p) foreclosures, condemnations or any similar action on assets not prohibited by this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Lending Rate, and (c) (i) the Eurodollar Rate applicable to one month Interest Periods determined two London Banking Days prior to such determination date (or if such day is not a London Banking Day, the immediately preceding London Banking Day) plus (ii) 1%. Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Base Rate in respect of Initial Term Loans shall at no time be less than 0.00% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(a)(v)(C).

“Borrowing” means a borrowing consisting of simultaneous Loans of a single Tranche of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders having Commitments or Loans of the respective Tranche.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that Capital Expenditures shall not include any such expenditures which constitute (a) Permitted Investments or Investments made pursuant to Section 7.06 (but shall include all Capital Expenditures made with the proceeds of such Investment by a Borrower Party that is the recipient thereof), (b) to the extent permitted by this Agreement, (i) a reinvestment of the Net Cash Proceeds of any Disposition or Casualty Event in accordance with Section 7.09(b), or (ii) the purchase of property, plant, equipment or

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software to the extent financed with the proceeds of Dispositions or Casualty Events that are not required pursuant to Section 7.09(b) to be applied to prepay Term Loans or to be reinvested, (c) capitalized interest in respect of operating or capital leases, (d) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (e) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property, (f) any non-cash amounts reflected as additions to property, plant or equipment on the Borrower’s consolidated balance sheet and (g) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for or reimbursed (including by means of the issuance of Equity Interests by Holdings or any Parent Holding Company) by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(a) Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

(b) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

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(f) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(g) Indebtedness issued by Persons (other than the Sponsor) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(h) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (h) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Loan Party (other than letters of credit and other than loans except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means: (a) for any reason whatsoever Holdings, or, after an IPO, the IPO Entity, shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower; (b) at any time prior to an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 50% of the Equity Interests of Holdings having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings; (c) at any time after an IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 35% of the outstanding Voting Equity Interests of the IPO Entity and any other “person” or “group”

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(within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall beneficially own, excluding the beneficial ownership of any Permitted Holders, a greater percentage of the then outstanding Voting Equity Interests of IPO Entity than the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders; or (d) any “Change of Control” (or any comparable term) in the Senior Notes Indenture, the First Lien Credit Agreement or any indenture, instrument or agreement governing Additional Permitted Obligations or First Lien Incremental Indebtedness (including any indenture, instrument or agreement governing Refinancing Indebtedness in respect of the Senior Notes, the First Lien Credit Agreement, any Additional Permitted Obligations or any First Lien Incremental Indebtedness) in each case with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Closing Date” means the first date all the conditions precedent in Section 4.01 were satisfied or waived in accordance with such Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means GS, CS Securities, DB Securities, Mizuho and MLPFS.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents delivered pursuant to the foregoing that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means an Initial Commitment, a Specified Refinancing Commitment or an Incremental Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all income, franchise and similar taxes (including penalties and interest), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means, with respect to any Person, the Current Assets of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion

9	Syniverse Second Lien Credit Agreement

of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue and (f) any L/C Obligations, Swing Line Loans or Revolving Credit Loans (each as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)).

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (1)(a) and (1)(b) of the definition of Indebtedness and Attributable Indebtedness, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the 2010 Transaction or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of Attributable Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness);

(2) interest on Indebtedness described in Section 7.06(b)(xiii)(B) (to the extent not already included in clause (1) above); and

(3) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

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“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the 2018 Refinancing, the 2012 Transaction, made under or contemplated by the Merger Agreement or otherwise related to the 2010 Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Equity Interests of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(C)(i), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

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(9) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(10) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Acquisition Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the 2010 Transactions that were established or adjusted within 12 months after the Acquisition Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the 2010 Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(14) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale or other disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including the 2018 Refinancing and the 2012 Transaction and including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

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Notwithstanding the foregoing, for the purpose of Section 7.06 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.06(a)(C)(v) or (vi).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP and any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted hereunder; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.05, in each case as applied pursuant to Section 2.05, as determined in accordance with GAAP.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien as of such date (other than, to the extent permitted under the terms of the Loan Documents, Indebtedness secured by a Lien on property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby); provided that any Indebtedness that is then being or was previously Incurred (and remains outstanding) in reliance on the definition of Maximum Incremental Facilities Amount on an unsecured basis shall be treated as if it were secured by a Lien solely for purposes of calculating the Consolidated Senior Secured Debt Ratio for purposes of any Incurrence of Indebtedness in reliance on the definition of Maximum Incremental Facilities Amount; minus (y) the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of the Borrower and the Restricted Subsidiaries and held by the Borrower and the Restricted Subsidiaries as of such date of determination, without giving effect to, for purposes of this clause (y), (I) proceeds of Indebtedness that is being Incurred on such date in reliance on this ratio and (II) proceeds of Excluded Contributions; provided that any cash and Cash Equivalents attributable to Foreign Subsidiaries shall be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by the Borrower in good faith, to (2) the EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.01(a) or (b)) immediately preceding the date of determination.

13	Syniverse Second Lien Credit Agreement

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any Parent Holding Company in respect of such period in accordance with Section 7.06(b)(xii) which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Closing Date and designated as a Cash Contribution Amount hereunder, provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Initial Term Loans and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Initial Term Loans, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer on the Incurrence date thereof.

“Control” has the meaning specified in the definition of “Affiliate.”

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“Control Investment Affiliate” means, as to any Person, any other Person that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Co-Syndication Agents” means GS, CS Securities, DB Securities, Mizuho and MLPFS.

“Credit Extension” means a Borrowing.

“CS Securities” means Credit Suisse Securities (USA) LLC and its successors.

“Cure Amount” means a Cure Amount as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any First Lien Incremental Indebtedness).

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees and (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items).

“DB Securities” means Deutsche Bank Securities Inc. and its successors.

“Debt Agreement” means one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide diversified debt fund; provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Debt Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Debt Obligations with respect to the Loans shall not include fees or indemnification in favor of the Arrangers, Agent-Related Persons and other third parties other than the Lenders.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

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“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to Eurodollar Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three (3) Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) the occurrence of any of the events described in clauses (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, Holdings or any Parent Holding Company, as applicable (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Borrower (if issued by Holdings or any Parent Holding Company) and excluded from the calculation set forth in Section 7.06(a)(C).

“Designation Date” has the meaning specified in Section 2.19(f).

“Discharge” has the meaning specified in the definition of “Pro Forma Basis”.

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“Discharge of Senior Priority Obligations” has the meaning given to such term in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable), it being understood that notwithstanding any prior occurrence of a Discharge of Senior Priority Obligations, if on any subsequent date any Senior Priority Debt shall be in effect or outstanding (or any such Senior Priority Debt shall be reinstated), from and after such date, no Discharge of Senior Priority Obligations shall be deemed to have occurred for purposes of this Agreement.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(b).

“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(a).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(a).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(c).

“Discounted Prepayment Effective Date” in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with Section 2.05(a)(v)(B), Section 2.05(a)(v)(C) or Section 2.05(a)(v)(D), as applicable unless a shorter period is agreed to between the Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower or Holdings having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Equity Interests of the Borrower, Holdings or an IPO Entity, or any options, warrants or other rights in respect of such Equity Interests.

“Disqualified Lenders” means (i) certain banks, financial institutions and other entities and their respective affiliates that have been specified to the Administrative Agent by the Borrower in writing at any time prior to the Closing Date or (ii) competitors of the Borrower or their respective subsidiaries and affiliates in each case that have been specified to the Administrative Agent by the Borrower in writing from time to time.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

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(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Term Loans and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Term Loans (including the prepayment of the Term Loans pursuant to Section 2.05(b)(ii) (subject to Section 2.05(c)))),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Initial Term Loans; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (a) to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent permitted by Section 7.08; plus

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(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Agreement (including a re-financing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the 2018 Refinancing and the 2012 Transaction, (ii) any amendment or other modification of this Agreement or other Indebtedness and (iii) amortization of deferred financing fees and expensing of any bridge or other financing fees; plus

(6) [reserved]; plus

(7) net after tax unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable under executive employment agreements and losses realized on disposition of property outside the ordinary course of business); plus

(8) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees); plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Excluded Equity and Cure Amounts) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 7.06(a)(C)(i); plus/minus

(10) gains or losses due solely to fluctuations in currency values and the related tax effects; plus

(b) Pro Forma Adjustments.

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“ECF CNI” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (x) such amounts have not been distributed in cash to such Person and its Restricted Subsidiaries during the applicable period, (y) such amounts were not earned by such Unrestricted Subsidiary or Joint Venture during the applicable period or (z) there exists in respect of any future period any encumbrance or restriction on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Person and its Restricted Subsidiaries, (iii) the cumulative effect of foreign currency translations during such period to the extent included in ECF CNI, (iv) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its

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Restricted Subsidiaries, (v) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Restricted Subsidiaries, except to the extent that such net income is distributed in cash during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (vi) to the extent not already excluded or deducted as minority interest expense in accordance with GAAP, payments made in respect of minority interests of third parties in any non-wholly owned Restricted Subsidiary or Joint Venture in such period, including pursuant to dividends declared or paid on Equity Interests held by third parties in respect of such non-wholly owned Subsidiary or Joint Venture and (vii) the cumulative effect of a change in accounting principles during such period) as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release of, or exposure to, any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

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“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Escrow Borrower” has the meaning specified in Section 2.14(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan a rate per annum determined by the Administrative Agent pursuant to the following formula:

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Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration of that rate) (such page currently being the LIBOR01 page) (“LIBO Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time), two London Banking Days prior to the first day of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two London Banking Days prior to the first day of such Interest Period or (iii) if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the applicable Interpolated Rate; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

where,

“Eurodollar Base Rate” means (i) the LIBO Rate for deposits in Dollars (for delivery on that date) with a term of one month commencing on that date, determined as of approximately 11:00 a.m. (London time), two London Banking Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on the page or service referenced therein or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits in Dollars (for delivery on that date) with a term of one month commencing on such date, determined as of approximately 11:00 a.m. (London time) two London Banking Days prior to such date or (iii) if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for one month, the LIBO Rate shall be equal to the applicable Interpolated Rate. Notwithstanding for foregoing, if the Eurodollar Rate, determined as provided above, would otherwise be less than zero, then the Eurodollar Rate shall be deemed to be zero for all purposes of this Agreement.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.04 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.04 have

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not arisen but the supervisor or the administrator of the London interbank offered rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans in Dollars, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement.

Notwithstanding any provision to the contrary in the Credit Agreement, the applicable Eurodollar Rate in respect of Initial Term Loans shall at no time be less than 1.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) ECF CNI of the Borrower Parties for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such ECF CNI plus (iii) the aggregate net amount of non-cash loss on Asset Sales or other dispositions by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such ECF CNI, minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis and to the extent included in ECF CNI):

(i)	Capital Expenditures, except to the extent made pursuant to Section 7.06(a)(C) or made with proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period (including any proceeds from Indebtedness), that are (A) actually made during such Excess Cash Flow Period or (B) at the option of the Borrower, committed although not actually made during such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such Excess Cash Flow Period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

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(ii)	Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from ECF CNI, Consolidated Cash Taxes, in each case to the extent actually paid during such Excess Cash Flow Period;

(iii)	Restricted Payments made by the Borrower Parties during such Excess Cash Flow Period (except for Restricted Payments made pursuant to Section 7.06(a)(C)), solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of ECF CNI;

(iv)	the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower Parties made during such Excess Cash Flow Period (excluding the Obligations and, to the extent reducing the mandatory prepayment of the Term Loans required by Section 2.05(b)(i) in respect of such period, the First Lien Obligations, the Revolving Credit Commitments (as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)) and other Indebtedness having Pari Passu Lien Priority or Senior Lien Priority)); provided that (A) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (B) such prepayments or repurchases are not made, directly or indirectly, (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period (including any proceeds from Indebtedness) or (2) pursuant to Section 7.06(a)(C);

(v)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from ECF CNI for purposes of calculating Excess Cash Flow;

(vi)	cash payments made in satisfaction of non-current liabilities during such Excess Cash Flow Period (excluding payments of Indebtedness for borrowed money) not made directly or indirectly (1) using proceeds, payments or any other amounts available from events or circumstances that were not included in determining ECF CNI during such period or (2) pursuant to Section 7.06(a)(C);

(vii)	to the extent not deducted in arriving at ECF CNI, cash fees, expenses and purchase price adjustments incurred in connection with the 2010 Transaction during such Excess Cash Flow Period or the 2012 Transaction or, to the extent permitted hereunder, any Permitted Investment or any other Investments permitted under Section 7.06, Equity Issuance or the Incurrence of Indebtedness for borrowed money by the Borrower or any Restricted Subsidiary (whether or not consummated (including in connection with the 2018 Refinancing)), in each case made during such Excess Cash Flow Period;

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(viii)	the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period;

(ix)	cash from operations used or, at the option of the Borrower, committed to be used to consummate a Permitted Investment or any Investment permitted under Section 7.06, in each case during such Excess Cash Flow Period (if such Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.05(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to a fiscal year as a result of an Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

(x)	the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such ECF CNI;

(xi)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent they exceed the amount of expenditures expensed in determining ECF CNI for such period;

(xii)	the aggregate principal amount of all mandatory prepayments of the Facilities made during such Excess Cash Flow Period pursuant to Section 2.05(b)(ii), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds resulted in an increase of ECF CNI (and are not in excess of such increase) for such Excess Cash Flow Period;

(xiii)	the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid during the following Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

(xiv)	net non-cash gains and credits to the extent included in arriving at ECF CNI;

(xv)	such portion of net income of any Restricted Subsidiary that is a Foreign Subsidiary that is prohibited or delayed by applicable local law from being repatriated to the United States, but only so long as the applicable local law will not permit such repatriation to the United States; and

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(xvi)	to the extent that the Borrower has determined in good faith that repatriation of any net income of a Restricted Subsidiary that is a Foreign Subsidiary would have a material adverse tax consequence with respect to such net income, the amount of such net income so affected; minus

(c) any increase in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the end of such Excess Cash Flow Period minus such Net Working Capital at the beginning of such Excess Cash Flow Period); plus

(d) any decrease in the Net Working Capital of the Borrower during the applicable Excess Cash Flow Period (measured as the excess of such Net Working Capital at the beginning of such Excess Cash Flow Period minus such Net Working Capital at the end of such Excess Cash Flow Period).

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2018.

“Excess Proceeds” has the meaning specified in Section 7.09(c).

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by the Borrower after the Closing Date from:

(1) contributions to its common equity capital, and

(2) the sale of Equity Interests (other than Excluded Equity) of the Borrower,

in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer hereunder, the proceeds of which are excluded from the calculation set forth in Section 7.06(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, or Excluded Contribution, or (y) to increase the amount available under Section 7.06(b)(iv)(A) or clause (15) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to Section 7.06(b)(xiii)(B).

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (d) an Immaterial Subsidiary that is designated as such by the Borrower, (e) [reserved], (f) prohibited by applicable law, rule or regulation from the guaranteeing the Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from the Borrower’s general counsel or a Responsible Officer of the Borrower as to the existence of such prohibition or approval, license or authorization requirement, (g) prohibited from guaranteeing the Facility by any contractual

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obligation in existence (1) on the Closing Date and is listed on Schedule 1.01(e) hereto or (2) on the date such Person becomes a Restricted Subsidiary of the Borrower (so long as such contractual prohibition was not entered into in circumvention of this clause (g)), (h) a not-for-profit Subsidiary, (i) a Holdings Permitted Subsidiary, (j) a Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the burden, cost or other consequences of providing a guarantee of the Obligations will be excessive in view of the benefits to be obtained by the Lenders therefrom or (k) a Subsidiary whose guaranteeing of the Facility would result in a material adverse tax consequence to Holdings, the Borrower or one of the Borrower’s Subsidiaries, as reasonably determined by the Borrower.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Interest Rate” has the meaning specified in Section 2.14(d).

“Existing Loans” has the meaning specified in Section 2.19(a).

“Existing Tranche” has the meaning specified in Section 2.19(a).

“Extended Loans” has the meaning specified in Section 2.19(a).

“Extended Tranche” has the meaning specified in Section 2.19(a).

“Extending Lender” has the meaning specified in Section 2.19(b).

“Extension” has the meaning specified in Section 2.19(b).

“Extension Amendment” has the meaning specified in Section 2.19(c).

“Extension Date” has the meaning specified in Section 2.19(d).

“Extension Election” has the meaning specified in Section 2.19(b).

“Extension Request” has the meaning specified in Section 2.19(a).

“Extension Request Deadline” has the meaning specified in Section 2.19(b).

“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.

“Facility” means a facility in respect of any Tranche.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer (as determined in good faith by the Borrower).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted by any Governmental Authority pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated March 9, 2018, between the Borrower and Barclays, as amended, supplemented or otherwise modified from time to time.

“First Lien Administrative Agent” means Barclays, in its capacity as administrative agent and collateral agent under the First Lien Facilities Documentation, or any successor administrative agent and collateral agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means that certain credit agreement, dated as of April 23, 2012, among Holdings, the Borrower, the lenders party thereto from time to time and the First Lien Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, increased, or refinanced or replaced pursuant to a permitted Refinancing from time to time in one or more agreements (in each case with the same or new lenders, investors or agents).

“First Lien ECF Prepayment Amount” means for any fiscal year, any voluntary prepayments or repurchases or other voluntary retirements of First Lien Loans and any other Indebtedness having Senior Lien Priority (except prepayments of any revolving loans unless accompanied by a corresponding permanent commitment reduction), including any voluntary prepayments or repurchases or other voluntary retirements at a discount to par of First Lien Loans or other Indebtedness having Senior Lien Priority (excluding amounts so prepaid, repurchased or otherwise retired in excess of the actual cash amount paid in any such prepayment, repurchase or other retirement), in each case, (1) made during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (2) below), or (2) made during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower to be prepaid, repurchased or otherwise retired pursuant to this clause (2).

“First Lien Facilities” means each first lien term loan and first lien revolving facility under the First Lien Credit Agreement.

“First Lien Facilities Documentation” means the First Lien Credit Agreement and all security agreements, guarantees, pledge agreements, mortgages, notes and other agreements or instruments executed in connection therewith, including all “Loan Documents” (as defined in the First Lien Credit Agreement).

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“First Lien Incremental Indebtedness” means, collectively, (x) Indebtedness under any “Incremental Commitments” as defined in the First Lien Credit Agreement (whether or not then in effect) and (y) any “Additional Permitted Obligations” as defined in the First Lien Credit Agreement (whether or not then in effect).

“First Lien Loans” has the meaning provided to the term “Loans” (or any equivalent thereto) in the First Lien Credit Agreement.

“First Lien Obligations” has the meaning provided to the term “Obligations” (or any equivalent thereto) in the First Lien Credit Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Fixed GAAP Date” means the Closing Date, provided that at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Attributable Indebtedness”, “Capital Expenditures”, “Capitalized Lease Obligations”, “Consolidated Cash Taxes”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Funded Indebtedness”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Non-cash Charges”, “Consolidated Scheduled Funded Debt Payments”, “Consolidated Senior Secured Debt Ratio”, “Consolidated Taxes”, “Consolidated Total Indebtedness”, “Current Assets”, “EBITDA”, “ECF CNI”, “Excess Cash Flow”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Funded Debt”, “Indebtedness”, “Investments” and “Total Assets”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower’s election, may be specified by the Borrower by written notice to the Administrative Agent from time to time.

“Foreign Asset Sale” has the meaning specified in Section 2.05(d).

“Foreign Lender” has the meaning specified in Section 10.15(b)(i).

“Foreign Subsidiary” means any Subsidiary of Borrower that is (i) a FSHCO, (ii) not organized under the laws of the United States of America or any state thereof or the District of Columbia or (iii) a direct or indirect subsidiary of a Person described by clause (ii) of this definition.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“FSHCO” means any Subsidiary of the Borrower, so long as substantially all of the assets of such Subsidiary consist of (i) Equity Interests of one or more Foreign Subsidiaries and (ii) (if any) Indebtedness of one or more Foreign Subsidiaries, intellectual property relating to one or more Foreign Subsidiaries and/or other assets (including cash or Cash Equivalents) relating to an ownership interest in any such Equity Interests, Indebtedness or intellectual property.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“GS” means Goldman Sachs Lending Partners LLC and its successors.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantors” means, collectively, Holdings and the Subsidiaries of the Borrower listed on Schedule I (such Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

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“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“Holdings Permitted Subsidiary” means a direct or indirect Wholly Owned Subsidiary of Holdings having Total Assets not exceeding $10,000 and that does not have any Subsidiaries except other Holdings Permitted Subsidiaries.

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(c).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(c).

“Immaterial Subsidiary” means any Subsidiary of the Borrower designated as such in writing by the Borrower to the Administrative Agent that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and (b), (i) does not have assets in excess of 2.25% of Total Assets and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) do not have assets in excess of 5.00% of Total Assets. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the most recent period for which consolidated financial statements of the Borrower are available shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is sixty (60) days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Section 6.01(a) and (b) with respect to such period.

“Increase Supplement” has the meaning specified in Section 2.14(c).

“Increased Amount” has the meaning specified in Section 2.14(d).

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“Incremental Commitment Amendment” has the meaning specified in Section 2.14(d).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facility” has the meaning specified in Section 2.14(a).

“Incremental Loans” has the meaning specified in Section 2.14(d).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” means Loans made pursuant to Incremental Term Loan Commitments.

“Incur” means, with respect to any Indebtedness, Equity Interest or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Equity Interest or Lien, as applicable; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Equity Interests or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness under clause (1) above of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness under clause (1) or (2) above of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that Contingent Obligations Incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

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“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged and is not an Affiliate of the Borrower.

“Information” has the meaning specified in Section 10.08.

“Initial Liens” has the meaning specified in Section 7.01(a).

“Initial Commitment” means, as to any Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; collectively, as to all Lenders, the “Initial Commitments.” The aggregate Initial Commitments of all Lenders shall be $220,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Initial Term Loans” has the meaning specified in Section 2.01.

“Intellectual Property Security Agreements” means, collectively, the Grant of Security Interest in Copyrights, the Notice and Confirmation of Grant of Security Interest in Patents and the Notice and Confirmation of Grant of Security Interest in Trademarks substantially in the forms of Exhibits B-1, B-2 and B-3 to the Security Agreement together with each such form executed and delivered pursuant to Section 6.12.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, substantially in the form of Exhibit J.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (beginning on March 31, 2018).

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“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter or a shorter period, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interpolated Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Rate for the longest maturity for which a LIBO Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Rate for the shortest maturity for which a LIBO Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the

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balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors of the Borrower.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.16.

“IPO” means the issuance by Holdings or any Parent Holding Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the U.S.

“IPO Entity” means, at any time after an IPO, Holdings, a parent entity of Holdings or any Subsidiary of Holdings and of which the Borrower is a Subsidiary, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.

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“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Priority Representative” means the “Junior Priority Representative” as defined in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable).

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lender Joinder Agreement” has the meaning specified in Section 2.14(c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment, in each case, permitted by this Agreement that the Borrower or any Restricted Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, in each case, permitted by this Agreement and requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a New Term Loan or an Extended Loan.

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“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents and (v) except for purposes of Section 10.01, the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means that certain Management Agreement between the Borrower and T.C. Group V, L.L.C. dated as of January 13, 2011, as the same may be amended, restated, modified or replaced, from time to time, to the extent such amendment, modification or replacement is not less advantageous to the Lenders in any material respect than the Management Agreement as in effect on the Closing Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Material Real Property” means any parcel of real property (other than a parcel with a fair market value of less than $15,000,000) owned in fee by a Loan Party; provided, however, that one or more parcels owned in fee by a Loan Party and located (a) adjacent to, (b) contiguous with, or (c) in close proximity to (and in the case of this clause (c) comprising one property with a common street address), any other parcels owned in fee by such Loan Party shall, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Maturity Date” means, with respect to the Initial Term Loans, the earliest of (i) March 11, 2024 and (ii) the date that the Term Loans are declared due and payable pursuant to Section 8.02.

“Maximum Incremental Facilities Amount” means, at any date of determination, an unlimited amount if, after giving effect to the Incurrence of any such amount (in the case of any revolving commitments being initially committed in connection with any such date of determination, as if Incurred in full on such date, in which case such committed amount may thereafter be borrowed or reborrowed in whole or in part from time to time without further compliance with the Consolidated Senior Secured Debt Ratio set forth in this definition) and any Discharge of Indebtedness in connection therewith, the Consolidated Senior Secured Debt Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination does not exceed 6.00 to 1.00 on a Pro Forma Basis.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” has the meaning assigned to such term in the Senior Notes Indenture.

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“Minimum Exchange Tender Condition” has the meaning specified in Section 2.20(b).

“Minimum Extension Condition” has the meaning specified in Section 2.19(g).

“Mizuho” means Mizuho Bank, Ltd. and its successors.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders substantially in the form of Exhibit H (with such changes as may be customary to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Properties” means the Material Real Properties identified on Schedule 5.08(b) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale or any Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) or Casualty Event (including, without limitation, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration or Casualty Event (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligations which is secured by a Lien on the asset sold or subject to the Casualty Event, as applicable, which is prepaid as a result of such transaction or

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event (other than Indebtedness hereunder, Indebtedness under the First Lien Credit Agreement and Indebtedness constituting Additional Permitted Obligations, First Lien Incremental Indebtedness, Permitted Refinancing Obligations, Permitted Debt Exchange Notes and any Refinancing Indebtedness in respect of the foregoing), any costs associated with unwinding any related Hedging Obligations in connection with such transaction or event and any deduction of appropriate amounts to be provided by the Borrower as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction or the subject of such event and retained by the Borrower after such sale or other disposition thereof or such event, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(b) with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith;

(c) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance or in connection with unwinding any related Hedging Obligations in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable in connection with such incurrence or issuance and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Hedging Obligations in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Working Capital” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Loan” means Loans made under a New Term Facility.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Non-Extending Lender” has the meaning specified in Section 2.19(e).

“Note” means a promissory note of the Borrower payable to any Lender (or, if requested by such Lender, to such Lender or its registered permitted assigns), in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made or held by such Lender.

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“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning specified in the definition of “Sanctions Laws and Regulations.”

“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).

“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(a).

“OID” has the meaning specified in Section 2.14(d).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Affiliate” means any Affiliate of Holdings other than (i) any Subsidiary of Holdings and (ii) any natural person.

“Other Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans of any Tranche on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

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“Parent Holding Company” means any direct or indirect parent of the Borrower, who does not hold Equity Interests in any other Person (except for any other Parent Holding Company).

“Pari Passu Lien Priority” means with respect to specified Indebtedness, that it is secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Loans or any Guaranty, as applicable, either pursuant to the Intercreditor Agreement, an Other Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Lenders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Intercreditor Agreement applicable to the rights of the Lenders in relation to the other holders of the Junior Priority Obligations (as defined in the Intercreditor Agreement) with respect to the Collateral, as determined in good faith by the Borrower.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(l).

“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(b).

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 7.09.

“Permitted Debt” shall have the meaning assigned thereto in Section 7.03(b).

“Permitted Debt Exchange” has the meaning specified in Section 2.20(a).

“Permitted Debt Exchange Notes” has the meaning specified in Section 2.20(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.20(a).

“Permitted Encumbrances” has the meaning specified in the Mortgages.

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“Permitted Escrow Arrangement” means, with respect to any Indebtedness issued or incurred prior to the date of consummation of a specified related transaction to be funded with such Indebtedness, customary escrow or similar arrangements with respect to such Indebtedness and related Permitted Escrow Funds, which shall provide for the termination of such escrow or similar arrangement, the release of the related Permitted Escrow Funds and the discharge and release of the related Liens on such Permitted Escrow Funds (a) upon the consummation of such specified related transaction (and the satisfaction or waiver of any other conditions to the termination of such escrow or similar arrangement) or (b) if such specified related transaction is not consummated on or prior to the end of the escrow period contemplated by such escrow or similar arrangement, in connection with the Discharge of such Indebtedness.

“Permitted Escrow Funds” means, with respect to any Indebtedness subject to a Permitted Escrow Arrangement, the aggregate cash proceeds received by the Borrower or an Escrow Borrower from the issuance or incurrence of such Indebtedness, plus cash or Cash Equivalents in an amount not to exceed the interest and/or premium accruing on such Indebtedness for the escrow period provided in the Permitted Escrow Arrangement applicable to such Indebtedness, together with any interest accruing on the foregoing amounts.

“Permitted Escrow Subsidiary” mean a Wholly Owned Subsidiary of the Borrower formed solely for the purposes of, and that solely engages in, the issuance or incurrence of Indebtedness subject to a Permitted Escrow Arrangement and activities reasonably related thereto in connection with a specified related transaction to be funded with such Indebtedness; provided that such Permitted Escrow Subsidiary (a) has no assets or liabilities other than (i) cash and Cash Equivalents constituting Permitted Escrow Funds with respect to the applicable Indebtedness and (ii) obligations under the applicable Indebtedness or otherwise arising out of the Permitted Escrow Arrangement with respect to such Indebtedness and (b) is merged into or consolidated with the Borrower (with the Borrower as the surviving Person) substantially contemporaneously with the consummation of such specified related transaction, with the Borrower assuming such Permitted Escrow Subsidiary’s obligations under the applicable Indebtedness upon consummation of such merger or consolidation.

“Permitted First Lien Indebtedness” has the meaning specified in Section 7.03(b)(ii)(y).

“Permitted Holders” means the collective reference to the Sponsor and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), directors and members of management of Holdings and its Subsidiaries that have ownership interests in Holdings (or any Parent Holding Company) (for so long as the ownership interests held by such directors or members of management are less than the ownership interests held by the Sponsor).

“Permitted Investments” means:

(1) any Investment in Cash Equivalents;

(2) any Investment in the Borrower or any Restricted Subsidiary;

(3) any Investment by Restricted Subsidiaries of the Borrower in other Restricted Subsidiaries of the Borrower and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;

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(4) any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(5) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.09 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Closing Date, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(7) advances to employees not in excess of $12.0 million outstanding at any one time in the aggregate;

(8) loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under Section 7.03(b)(x)

(11) any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $120.0 million and (y) 3.90% of Total Assets at the time of such Investment; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

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(12) Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries existing on or made after the Closing Date in an aggregate amount at any time outstanding not to exceed the greater of (x) $90.0 million and (y) 3.00% of Total Assets at the time of such Investment;

(13) additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 4.80% of Total Assets at the time of such Investment;

(14) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.08(b) (except transactions described in clause (ii), (iv), (v), (ix)(a), (xiv) or (xv) of such Section 7.08(b));

(15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower, Holdings or any Parent Holding Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(C);

(16) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) [reserved];

(19) Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(20) [reserved]; and

(21) guarantees of Indebtedness permitted to be incurred under Section 7.03, and performance guarantees in the ordinary course of business.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (that for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.

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“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained on the books of the applicable Person to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens Incurred to secure Debt Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), (xx) or (xxxi) of the definition of “Permitted Debt”; provided that, (x) in the case of clause (iv), such Lien extends only to the assets and/or Equity Interests, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (xx), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

(7) Liens of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date (other than Liens Incurred to secure Indebtedness under this Agreement and the other Loan Documents or Indebtedness under the First Lien Facilities Documentation);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of the Borrower or any Restricted Subsidiary of the Borrower;

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(9) Liens on assets at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by the Borrower or any Restricted Subsidiary of the Borrower;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with Section 7.03, subject, in the event of Liens on Collateral Incurred pursuant to this clause (10), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;

(11) Liens securing Hedging Obligations and Cash Management Agreements so long as the related Indebtedness is permitted to be Incurred under this Agreement and is secured by Liens under the First Lien Facilities Documentation or any indenture, instrument or agreement governing First Lien Incremental Indebtedness or any Refinancing Indebtedness in respect of any of the foregoing;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, licenses, sublicenses, assignments, occupancy agreements and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business securing the assets subject to such operating leases and any ancillary and related assets, including the proceeds of such assets;

(15) Liens in favor of the Borrower or any Guarantor, subject, in the event of Liens on Collateral Incurred pursuant to this clause (15), to subordination of such Liens on terms reasonably acceptable to the Administrative Agent and the Borrower;

(16) [reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

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(19) Liens arising from licenses and sub-licenses of any patents, trademarks, copyrights, software, know-how or other intellectual property granted in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens on cash or Cash Equivalents Incurred to secure Cash Management Agreements or Hedging Obligations with Cash Management Banks (as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)) or Hedge Banks (as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)), respectively, in the ordinary course of business;

(23) Liens to secure any Refinancing or successive Refinancings as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6) (solely with respect to Indebtedness Incurred pursuant to clause (xxxi) of the definition of “Permitted Debt”), (7), (8), (9), (11), this clause (23) and clause (24) below; provided, however, that (x) such new Lien shall be limited to all or part of the same property that was subject to the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Indebtedness Incurred pursuant to clause (xxxi) of the definition of “Permitted Debt”), (7), (8), (9), (11), (23) and (24) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any interest, premiums, defeasance and discharge costs and fees and expenses related to such Refinancing and (z) other than with respect to Liens to secure any Refinancing of any Indebtedness secured by a Lien referred to in the foregoing clause (11), if such Liens are granted on Collateral, such Liens (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;

(24) Liens on Collateral securing Debt Obligations in respect of Permitted First Lien Indebtedness; provided that such Liens (and the related Permitted First Lien Indebtedness) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement;

(25) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $120.0 million and (y) 3.90% of Total Assets at the time of Incurrence of such obligation, at any one time outstanding;

(26) Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (xxi) of the definition of “Permitted Debt”;

(27) Liens on equipment of the Borrower or any Restricted Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

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(28) [reserved];

(29) Liens on cash and Cash Equivalents used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

“Permitted Refinancing Obligations” means subordinated or senior Indebtedness (which Indebtedness may be unsecured, or secured by a Lien ranking at the Borrower’s option pari passu with or junior to the Lien securing the Loans), including customary bridge financings, in each case issued or incurred by the Borrower or a Guarantor in respect of a refinancing of outstanding Indebtedness of the Borrower under the Facilities, including Indebtedness Incurred to pay interest, premiums, defeasance and discharge costs and fees and expenses in connection therewith, the terms of which Indebtedness (i) do not provide for a maturity date or Weighted Average Life to Maturity earlier than the Maturity Date of the Term Loans being refinanced or shorter than the Weighted Average Life to Maturity of the Term Loans being refinanced, as the case may be (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (x) for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans being refinanced or the Weighted Average Life to Maturity of the Term Loans being refinanced, as applicable, or (y) pursuant to a Permitted Escrow Arrangement with respect to the proceeds of such Indebtedness (but only for so long as such Indebtedness is subject to such Permitted Escrow Arrangement)) and (ii) do not, in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Loans, provide for any mandatory repayment or redemption from asset sales, casualty or condemnation events or excess cash flow except to the extent that prepayments are made first to the Term Loans and to other Indebtedness having Pari Passu Lien Priority (to the extent required by the Loan Documents or the terms of such other Indebtedness) (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition); provided that

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(a) such Indebtedness shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans (other than with respect to Permitted Escrow Funds in respect of any such Indebtedness that is subject to a Permitted Escrow Arrangement (but only for so long as such Indebtedness is subject to such Permitted Escrow Arrangement)), or be guaranteed by any Person other than the Guarantors (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Guarantor), and (b) if secured by Collateral, such Indebtedness (and all related obligations) shall be subject to the terms of the Intercreditor Agreement or an Other Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any such Plan to which any Loan Party is required to contribute on behalf of any of its employees or (b) any Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Presentation to Lenders” means that certain Presentation to Lenders dated January 25, 2018, and furnished to the Lenders.

“Prime Lending Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Lending Rate shall be effective on the date that such change is so quoted or published, as the case may be.

“Pro Forma Adjustments” means, without duplication, with respect to any period, (a) adjustments calculated in accordance with Regulations S-X under the Securities Act of 1933, as amended and (b) the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a Specified Transaction within twelve months of the date of such Specified Transaction, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs.

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in the applicable test or covenant: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of an Asset Sale or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, redemption, repurchase, satisfaction and discharge, defeasance or other acquisition, retirement or discharge (each, a “Discharge”) of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve (12) months); provided that “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in a reasonable manner and certified by a Responsible Officer of the Borrower.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.18), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” has the meaning specified in Section 6.02.

“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(c).

“Refinance” has the meaning specified in Section 7.03(b)(xiv) and the term “Refinancing” shall have a correlative meaning.

“Refinancing Amendment” means an amendment to this Agreement among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.15.

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“Refinancing Indebtedness” has the meaning specified in Section 7.03(b)(xiv).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).

“Register” has the meaning set forth in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Equity Interests of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” shall mean any amendment to the Facility for the Initial Term Loans which reduces the All-in Yield applicable to the Initial Term Loans, provided, that a Repricing Event shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the Initial Term Loans, including, without limitation, in the context of a transaction involving an IPO, a Change of Control or a Transformative Acquisition.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.06(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning specified in Section 7.06(b)(ii)(a).

“Rollover Indebtedness” means Indebtedness of a Loan Party issued to any Lender in lieu of such Lender’s pro rata portion of any repayment of Term Loans made pursuant to Section 2.05(a) or (b); so long as (other than in connection with a refinancing in full of the Facilities) such Indebtedness (1) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) interest, fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Rollover Indebtedness and (2) would not have a Weighted Average Life to Maturity earlier than the Weighted Average Life to Maturity of the Term Loans being repaid.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom binding on and applicable to Holdings, the Borrower or any of their respective Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.19 Additional Amendment” has the meaning specified in Section 2.19(c).

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

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“Security Agreement” means, collectively, the Security Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Lien Priority” means with respect to specified Indebtedness, that it is secured by a Lien on specified Collateral ranking senior in priority to the Lien on such Collateral securing the Loans or any Guaranty, as applicable, either pursuant to the Intercreditor Agreement or an Other Intercreditor Agreement.

“Senior Notes” means the 9.125% senior notes of the Borrower due 2019 in an aggregate principal amount of $475,000,000 issued on December 22, 2010 and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of December 21, 2010 between Wilmington Trust FSB, as trustee, the Borrower and the Guarantors, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Senior Priority Debt” means the “Senior Priority Debt” as defined in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable).

“Senior Priority Obligations” means the “Senior Priority Obligations” as defined in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable).

“Senior Priority Representative” means the “Senior Priority Representative” as defined in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable).

“Significant Subsidiaries” means Restricted Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(c).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(a).

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“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(a).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(a).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(a).

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(a).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(c).

“Specified Existing Tranche” has the meaning specified in Section 2.19.

“Specified Refinancing Commitments” means Commitments under Specified Refinancing Debt.

“Specified Refinancing Debt” has the meaning specified in Section 2.15(a).

“Specified Refinancing Loans” means Loans under Specified Refinancing Debt.

“Specified Transaction” means any Incurrence or Discharge of Liens, Indebtedness, Disqualified Stock or Preferred Stock, any Restricted Payment or any Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Asset Sale or other disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, the cessation of the operations of a business unit, line of business or division of the Borrower or a Restricted

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Subsidiary or any operational change, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of initiative not in the ordinary course of business or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires or permits such test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.”

“Sponsor” means Carlyle Partners V, L.P. and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing).

“Stated Maturity” means, with respect to any security or other Indebtedness, the date specified in such security or the agreements governing such other Indebtedness as the fixed date on which the final payment of principal of such security or other Indebtedness is due and payable, including pursuant to any mandatory redemption or prepayment provision (but excluding any provision providing for the repurchase or prepayment of such security or other Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the Borrower unless such contingency has occurred).

“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(a).

“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(a).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Successor Company” has the meaning specified in Section 7.04(a)(i).

“Successor Guarantor” has the meaning specified in Section 7.04(b)(i).

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

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“Supplemental Term Loan Commitments” has the meaning specified in Section 2.14(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all additions to tax, penalties and interest with respect thereto.

“Term Loan” means an Initial Term Loan, Incremental Term Loan, Specified Refinancing Loan or Extended Loan, as the context may require (in each case, including any Loans made in respect of Supplemental Term Loan Commitments which have the same terms as the applicable Tranche of Term Loans).

“Threshold Amount” means $60,000,000.

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” refers to whether Term Loans or Commitments are (1) Initial Term Loans or Initial Commitments, (2) Incremental Term Loans or Incremental Term Loan Commitments with the same terms and conditions established on the same day, (3) Specified Refinancing Loans or Commitments

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in respect thereof with the same terms and conditions established on the same day or (4) Extended Loans (of the same Extension Series) (in each case of clauses (1) through (4) above, including Supplemental Term Loan Commitments or Loans made pursuant thereto which have the same terms as the applicable Tranche).

“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unpaid Amount” has the meaning specified in Section 7.06(b)(ii)(c).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving Pro Forma Effect to such designation, (x) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Permitted Investments or Investments permitted by, and in compliance with, Section 7.06, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments hereunder and (v) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Senior Notes Indenture, the First Lien Credit Agreement, any First Lien Incremental Indebtedness and all Refinancing Indebtedness in respect of any of the foregoing and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving Pro Forma Effect to such Subsidiary Redesignation, (x) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a) or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such designation.

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“U.S. Lender” has the meaning set forth in Section 10.15(c).

“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) (or, in the case of any Foreign Lender that is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member thereof became such a beneficiary, partner or member, if later) of the enactment of any applicable United States federal tax law, the promulgation of any United States Treasury regulation, the revocation or change or modification of any income tax convention to which the United States is a party, or the publication of any Revenue Ruling, Revenue Procedure or Notice in the Internal Revenue Bulletin.

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Where this Agreement refers to the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and 6.01(b), the most recently ended four full fiscal quarters for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b)) or the date on which annual or quarterly financial statements were required to be delivered pursuant to Section 6.01(a) and 6.01(b) (or words to similar effect), prior to the first required delivery of any such financial statements hereunder, such references shall be deemed to refer to the annual financial statements for the fiscal year ended December 31, 2016 and the quarterly financial statements for the fiscal quarter or the four full fiscal quarters ended September 30, 2017, as applicable.

1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (excluding the calculation of the Fixed Charge Coverage Ratio and the Consolidated Senior Secured Debt Ratio) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08 Currency Equivalents Generally. Except as set forth in the final paragraph Section 7.03, any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

1.09 [Reserved].

1.10 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Senior Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates and/or subsequent to the end of such four-quarter period but not later than the date of such calculation, except with respect to any Specified Transaction occurring in connection with a Limited Condition Transaction causing such calculation which shall also be given Pro Forma Effect in accordance with Section 1.10(c); provided that notwithstanding the foregoing, when calculating the Consolidated Senior Secured Debt Ratio for purposes of determining the applicable percentage of Excess Cash Flow set forth in Section 2.05(b)(i), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

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(b) In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of determining compliance with any condition set forth in this Agreement which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the date (x) the definitive agreement for such Limited Condition Transaction is entered into or (y) in the case of a redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, irrevocable notice thereof is given. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (i) with respect to any such action, and any Default, Event of Default or specified Default or Event of Default, as applicable, occurs following the date (x) the definitive agreement for the applicable Limited Condition Transaction was entered into or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing solely for purposes of determining whether any such action being taken in connection with such Limited Condition Transaction complies with such condition as to the absence of such Default, Event of Default or specified Default or Event of Default, as applicable.

(c) In connection with any action being taken in connection with a Limited Condition Transaction, solely for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Senior Secured Debt Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or metric; or

(ii) determining the amount or availability of baskets or thresholds set forth in this Agreement based on any financial ratio or metric (including baskets measured as a percentage of Total Assets or EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of compliance with such provision, basket or threshold hereunder, shall be deemed to be the date (x) the definitive agreement for such Limited Condition Transaction is entered into or (y) in the case of a redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, irrevocable notice thereof is given, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) as if they had occurred as of the first day of the applicable period of measurement ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such provision, basket or threshold, such provision, basket or threshold shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election for any Limited Condition Transaction and any of the provisions, baskets or thresholds for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any applicable ratio, metric, basket or threshold, including due to fluctuations in exchange rates or in EBITDA or Total Assets of the Borrower or the Person subject to such

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Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, metrics, baskets or thresholds will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, metric, basket or threshold with respect to the Incurrence or Discharge of Indebtedness or Liens, or the making of Investments, Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction (if an acquisition or Investment) is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, metric, basket or threshold shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and Liens and the use of proceeds thereof) have been consummated.

1.11 Calculation of Baskets.

(a) If any of the baskets set forth in Article VII of this Agreement or in the definitions “Permitted Investments” or “Permitted Liens” are exceeded solely as a result of fluctuations to Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII or in the definitions “Permitted Investments” or “Permitted Liens”, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

(b) For purposes of determining compliance with any basket that is based upon the greater of a specified Dollar amount and a percentage of Total Assets, Total Assets shall be calculated on a Pro Forma Basis.

(c) If any Indebtedness, Disqualified Stock or Preferred Stock is Incurred to Refinance Indebtedness, Disqualified Stock or Preferred Stock initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on compliance with any basket that is based upon a specified Dollar amount and/or an amount equal to a percentage of Total Assets, and such Refinancing relies on the same basket or baskets, each such basket shall be increased by an amount equal to interest, premium, defeasance or discharge costs and fees and expenses incurred in connection with such Refinancing.

1.12 Time Periods. Notwithstanding anything herein to the contrary, any and all time periods for the submission by the Borrower of any notice hereunder (including, without limitation, a notice in respect of a conversion of a Loan, a continuation of a Loan, a mandatory prepayment or any optional prepayment of any Loan, but excluding notices in respect of new Borrowings) may be adjusted by the Administrative Agent in in its sole discretion.

1.13 Loan Amounts. Notwithstanding anything herein to the contrary, any minimum amounts or multiples of any amount specified in this Agreement (including, without limitation, any minimum amounts or multiples of any amount in respect of any Borrowings, mandatory prepayments, optional prepayments or Incremental Commitments) may be in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its sole discretion.

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ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender with an Initial Commitment severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Initial Commitment (the “Initial Term Loans”). The initial Borrowing shall consist of Initial Term Loans made simultaneously by the Lenders in accordance with their respective Initial Commitments. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than, other than in the case of the Borrowing of Initial Term Loans on the Closing Date, (i) 11:00 a.m. (New York City time) (x) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (y) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Appropriate Lenders and (ii) solely in the case of the Borrowing of Initial Term Loans on the Closing Date, 10:00 a.m. (New York City time) on the Closing Date. Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to, or continuation of, Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the applicable Tranche, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

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(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (New York City time) (or 1:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional.

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(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(iv) below; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify, in the case of any prepayment of Term Loans, the applicable Tranche being repaid, and if a combination thereof, the principal amount allocable to each, the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility or Tranche, as the case may be). If such notice is given by the Borrower and not rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iv) and Section 3.05. Subject to Section 2.18, each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the applicable Tranche of Term Loans and, if applicable, shall be applied within such Tranche of Term Loans to the principal repayment installments thereof in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to such Tranche pursuant to Section 2.07); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if the notice for such prepayment states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).

(iv) If prior to the third anniversary of the Closing Date all or any portion of the Initial Term Loans (A) are prepaid pursuant to Section 2.05(a)(i), (B) are prepaid pursuant to Section 2.05(b)(iii), or (C) are subject to any amendment constituting a Repricing Event or are assigned or prepaid pursuant to Section 3.07(a) in connection with such Repricing Event, then each Lender whose Initial Term Loans are so prepaid or subject to such amendment, or that is required to so assign any of its Initial Term Loans pursuant to Section 3.07(a) hereof for failing to consent to such Repricing Event, shall be paid a prepayment premium in an amount equal to (x) if such prepayment, amendment or assignment occurs prior to the first anniversary of the Closing Date, 3.0% of the aggregate principal amount of such Lender’s Initial Term Loans so prepaid or subject to such amendment or assignment, (y) if such prepayment, amendment or assignment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 2.0% of the aggregate principal amount of such Lender’s Initial Term Loans so

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prepaid or subject to such amendment or assignment and (z) if such prepayment, amendment or assignment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 1.0% of the aggregate principal amount of such Lender’s Initial Term Loans so prepaid or subject to such amendment or assignment. No prepayment premium will be applicable if any such prepayment, amendment or assignment occurs on or after the third anniversary of the Closing Date.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(a)(v); provided that (x) the Borrower shall not initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (1) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date or (2) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender and (y) the Borrower shall not use the proceeds of the Revolving Credit Facility (as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)) (whether or not the Revolving Credit Facility (as defined in the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)) has been increased pursuant to Section 2.14 of the First Lien Credit Agreement (or any comparable provision in any agreement governing any revolving First Lien Incremental Indebtedness) or refinanced pursuant to Section 2.19 of the First Lien Credit Agreement (or any comparable term in any agreement governing any revolving First Lien Incremental Indebtedness)) to acquire such Term Loans (it being understood that cash from other sources, including operations, may be used to fund such assignments, and this clause (y) shall not require the specific tracing of cash used to fund such assignments). Any Term Loans prepaid pursuant to this Section 2.05(a)(v) shall be immediately and automatically cancelled.

(B) Borrower Offer of Specified Discount Prepayment.

(a) The Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such offer shall specify the aggregate

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Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Term Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date designated by the Administrative Agent and approved by the Borrower) (the “Specified Discount Prepayment Response Date”).

(b) Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(c) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

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(C) Borrower Solicitation of Discount Range Prepayment Offers.

(a) The Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Term Loans that the Borrower is willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Term Loans willing to be prepaid by the Borrower, (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (or such later date as may be designated by the Administrative Agent and approved by the Borrower) (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”). Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(b) The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(a)(v)(C)(c)) at the Applicable Discount (each such Lender, a “Participating Lender”).

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(c) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Administrative Agent shall promptly, and in any case within three (3) Business Days following the Discount Range Prepayment Response Date, notify (w) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(D) Borrower Solicitation of Discounted Prepayment Offers.

(a) The Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender or to each Lender with respect to any Tranche on an individual Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Term Loans and the Tranches of Term Loans the Borrower is willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10.0 million and whole increments of $1.0 million, and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant

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Lenders (or such later date as may be designated by the Administrative Agent and approved by Borrower) (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(b) The Administrative Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrower is willing to accept (the “Acceptable Discount”), if any, provided that the Acceptable Discount shall not be an Offered Discount that is larger than the smallest Offered Discount for which the sum of all Offered Amounts affiliated with Offered Discounts that are larger than or equal to such smallest Offered Discount would, if purchased at such smallest Offered Discount, yield an amount at least equal to the Solicited Discounted Prepayment Amount. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount. If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(c) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the

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aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(E) Expenses. In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable out-of-pocket costs and expenses from the Borrower in connection therewith.

(F) Payment. If any Term Loan is prepaid in accordance with Section 2.05(a)(v)(B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Term Loans in inverse order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate Outstanding Amount of the Tranches of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. The Lenders hereby agree that, in connection with a prepayment of Term Loans pursuant to this Section 2.05(a)(v) and notwithstanding anything to the contrary contained in this

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Agreement, (i) interest in respect of the Term Loans may be made on a non-pro rata basis among the Lenders holding such Term Loans to reflect the payment of accrued interest to certain Lenders as provided in this Section 2.05(a)(v)(F) and (B) all subsequent prepayments and repayments of the Term Loans (except as otherwise contemplated by this Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Section 2.05(a)(v) as if made at par. It is also understood and agreed that prepayments pursuant to this Section 2.05(a)(v) shall not be subject to Section 2.05(a)(i).

(G) Other Procedures. To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notice. Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Actions of Administrative Agent. Each of the Borrower and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v).

(J) Revocation. The Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrower to make any prepayment to a Lender pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(K) No Obligation. This Section 2.05(a)(v) shall not (i) require the Borrower to undertake any prepayment pursuant to this Section 2.05(a)(v) or (ii) limit or restrict the Borrower from making voluntary prepayments of the Term Loans in accordance with the other provisions of this Agreement.

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(b) Mandatory.

(i) Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) (such date, the “ECF Payment Date”), the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the fiscal year covered by such financial statements, commencing with the fiscal year ending December 31, 2018, minus (B) the sum of (1) the aggregate amount of voluntary principal prepayments of the Loans (excluding amounts repaid pursuant to Section 2.05(a)(v) in excess of the actual cash amount paid in any such repayment), (2) the portion of the Excess Cash Flow for such fiscal year applied to prepay, redeem or purchase other Indebtedness having Pari Passu Lien Priority to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment, redemption or purchase thereof with excess cash flow, in each case on a not more than pro rata basis with the prepayments of Term Loans with Excess Cash Flow for such fiscal year hereunder (subject to each Lender’s option to decline to accept such prepayment pursuant to Section 2.05(c)), in the case of each clauses (1) and (2) above, (I) during such fiscal year (which, in any event, shall not include any designated prepayment pursuant to clause (II) below) and (II) during the period beginning with the day following the last day of such fiscal year and ending on the ECF Payment Date and stated by the Borrower to be prepaid pursuant to this Section 2.05(b)(i)(B)(II) and (3) the First Lien ECF Prepayment Amount, in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness, or the proceeds of any Asset Sale or other disposition of assets to the extent that, under clause (ii) below, the applicable Loan Party would otherwise have been required or permitted to reinvest the Net Cash Proceeds of such Asset Sale or disposition or to apply such Net Cash Proceeds to the prepayment of Loans; provided that such percentage shall be reduced to (x) 25.0% if the Consolidated Senior Secured Debt Ratio as of the last day of the fiscal year most recently ended prior to the applicable ECF Payment Date was less than 5.25:1.00 and (y) 0% if the Consolidated Senior Secured Debt Ratio as of the last day of the fiscal year most recently ended prior to the applicable ECF Payment Date was less than 4.25:1.00); provided that until the Discharge of Senior Priority Obligations, no mandatory prepayments of Loans shall be required under this Section 2.05(b)(i), except to the extent of mandatory prepayments pursuant to Section 2.05(b)(i) of the First Lien Credit Agreement or the equivalent provision in the documentation governing any other Indebtedness having Senior Lien Priority declined by the lenders thereunder, and only to the extent such mandatory prepayment of Loans is not prohibited by the First Lien Credit Agreement or the documentation governing any other Indebtedness having Senior Lien Priority.

(ii) The Borrower shall, in accordance with Section 2.05(b)(vii), 2.05(c) and 2.05(d), prepay the Term Loans to the extent required by Section 7.09(c); provided that until the Discharge of Senior Priority Obligations, no mandatory prepayments of Loans shall be required under this Section 2.05(b)(ii), pursuant to the terms hereof and Section 7.09, except to the extent of mandatory prepayments pursuant to Section 2.05(b)(ii) of the First Lien Credit Agreement or the equivalent provision in the documentation governing any other Indebtedness having Senior Lien Priority declined by the lenders thereunder, and only to the extent such mandatory prepayment of Loans is not prohibited by the First Lien Credit Agreement or the documentation governing any other Indebtedness having Senior Lien Priority.

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(iii) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of (A) any Permitted Refinancing Obligations or Specified Refinancing Debt in respect of Term Loans or (B) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Term Loans (or, in the case of the incurrence or issuance of any Permitted Refinancing Obligations or Specified Refinancing Debt, the Tranche of Term Loans being refinanced) in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv) [Reserved].

(v) [Reserved].

(vi) Subject to Section 2.18, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Tranche of Term Loans, ratably among the Lenders under each such Tranche (or, in the case of a prepayment pursuant to Section 2.05(b)(iii) upon the issuance or incurrence of Permitted Refinancing Obligations or Specified Refinancing Debt, on a pro rata basis to each Tranche of Term Loans being so refinanced and ratably among the Lenders under each such Tranche), and, if applicable, to the principal repayment installments of the Term Loans subject to prepayment in the manner directed by the Borrower; provided that if no such direction is given, each prepayment of Term Loans of the applicable Tranche shall be applied in direct order of maturity thereof; provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis.

(vii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iv).

(c) Lender Opt-Out. With respect to any prepayment of the Term Loans pursuant to Section 2.05(b)(i) or (ii), any Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to such mandatory prepayment at least ten (10) Business Days prior to the expected date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment (the “Prepayment Amount”). The Administrative Agent will promptly notify each appropriate Lender of the contents of the Borrower’s prepayment notice, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Lender may decline to accept such payment (such Lender, a “Declining Lender”) by providing written notice of its election to the Administrative Agent no later than five (5) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Lender does not give a notice to the Administrative Agent by such date informing the Administrative Agent that it is a Declining Lender, then

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it will be deemed to be an Accepting Lender (as defined below). On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower (such amounts, “Declined Amounts”).

(d) Foreign Asset Sales. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Cash Proceeds from a Casualty Event of, or any Asset Sale by a Restricted Subsidiary that is a Foreign Subsidiary giving rise to a mandatory prepayment pursuant to Section 2.05(b)(ii) (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 or 7.09(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to Section 2.05(b)(ii) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Sections 7.09(b) or (c), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary.

(e) Notwithstanding any other provision of this Section 2.05, a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Section 2.05(a) or (b), exchange such Lender’s portion of the Term Loan to be prepaid for Rollover Indebtedness, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

2.06 Termination or Reduction of Commitments.

(a) Optional.

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(i) The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Commitments of a Tranche, or from time to time permanently reduce the unused portions of the Commitments of a Tranche; provided that (i) any such notice shall be received by the Administrative Agent five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, or, if less, the entire amount of the unused portions of the applicable Commitments in excess of the Outstanding Amount of the applicable Term Loans.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination or reduction of commitments under Section 2.06(a)(i) if the notice for such termination or reduction of commitments states that such notice was conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities).

(b) [Reserved].

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of any termination or reduction of unused portions of the applicable Commitments of a Tranche. Upon any reduction of unused Commitments under a Tranche, the Commitment of each Lender under such Tranche shall be reduced by such Lender’s ratable share of the amount by which such Tranche is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders holding Initial Term Loans on the Maturity Date therefor the aggregate principal amount of all Initial Term Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b) The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including without limitation, an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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2.09 Fees.

(a) [Reserved].

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as an agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender (or, if requested by such Lender, to such Lender or its registered permitted assigns), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its accounts or records pursuant to Section 2.11(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from

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the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligation of the Borrower under this Agreement and the other Loan Documents to pay any amount owing with respect to the Obligations.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each respective Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the

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Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including pursuant to Sections 2.05(a)(i), 2.05(a)(v), 2.05(b)(vii), 2.05(c), 2.09(b), 2.15, 2.19, 2.20, 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 7.10(a) and 10.05), any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Incremental Facilities.

(a) So long as no Default or Event of Default exists or would arise therefrom, the Borrower shall have the right (on behalf of itself, or in the case of Incremental Loans the proceeds of which will be subject to a Permitted Escrow Arrangement (but only for so long as such Incremental Loans are subject to such Permitted Escrow Arrangement), a Permitted Escrow Subsidiary (any such Permitted Escrow Subsidiary, an “Escrow Borrower”), at any time and from time to time after the Closing Date, (i) to request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement (the commitments thereunder, the “Incremental Term Loan Commitments”, and each, a “New Term Facility”) and (ii) to increase the existing Term Loans by requesting new term loan commitments to be added to an existing Tranche of Term Loans (the “Supplemental Term Loan Commitments”, and together with the Incremental Term Loan Commitments, the “Incremental Commitments”, and each, an “Incremental Facility”), provided that, the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.14 shall not exceed, at the time of Incurrence or establishment of the respective Incremental Commitment, the Maximum Incremental Facilities Amount.

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Any loans made in respect of any such Incremental Commitment (other than Supplemental Term Loan Commitments) shall be made by creating a new Tranche. Each Incremental Commitment made available pursuant to this Section 2.14 shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as the Administrative Agent may agree).

(b) Each request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”), provided that, if such Additional Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, such Additional Lender shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) that may be required pursuant to Section 10.07 (it being understood that any such Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.07(i), mutatis mutandis, to the same extent as if such Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment).

(c) Supplemental Term Loan Commitments shall become commitments under this Agreement pursuant to a supplement specifying the Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit K-1 (the “Increase Supplement”) or by each Additional Lender substantially in the form attached hereto as Exhibit K-2 (the “Lender Joinder Agreement”), as the case may be, which shall be delivered to the Administrative Agent for recording in the Register pursuant to which such Lender or Additional Lender agrees to commit to all or a portion of such Incremental Facility, and in the case of an Additional Lender, to be bound by the terms of this Agreement as a Lender. Borrower may agree to accept a lesser amount of any Incremental Facility than originally requested. In the event there are Lenders and Additional Lenders that have committed to an Incremental Facility in excess of the maximum amount requested (or permitted), then Borrower shall have the right to allocate such commitments on whatever basis Borrower determines is appropriate. Upon effectiveness of the Lender Joinder Agreement each Additional Lender shall be a Lender for all intents and purposes of this Agreement and the term loan made pursuant to such Supplemental Term Loan Commitment shall be a Term Loan. Each Increase Supplement and/or Lender Joinder Agreement may, without the consent of any other Lender, (i) effect such amendments to any Loan Documents (including amendments to Section 2.07 to increase the amortization payments thereunder (if any) to allow for the applicable Incremental Loans to be fungible with an existing Tranche of Term Loans hereunder) as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.14(c) and (ii) if the Borrower determines to increase the interest rate or fees in respect of any Supplemental Term Loan Commitments, increase the interest rate or fees in respect of the existing Tranche of Term Loans to which such Supplemental Term Loan Commitments pertain such that it equals to the interest rate or fees in respect of such Supplemental Term Loan Commitments (provided that, subject to the provisos to Section 2.14(d)(iv), if applicable, the Borrower at its election (in its sole discretion) may pay upfront or closing fees in respect of any Supplemental Term Loan Commitments and shall not be obliged to pay such upfront or closing fees in respect of the existing Tranche of Term Loans to which such Supplemental Term Loan Commitments pertain, except to the extent that such fees would cause such Supplemental Term Loan Commitments not to be fungible with the applicable Tranche of Term Loans).

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(d) Incremental Commitments (other than Supplemental Term Loan Commitments) shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, an Escrow Borrower (if applicable) and each Additional Lender. An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.14 (including, without limitation, with respect to any Incremental Commitments to be secured on a junior basis by the Collateral, appropriate modifications, if any, to Sections 2.05(b)(vi), 8.02 and 8.04 of this Agreement and to the Collateral Documents), provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Guarantor), and if secured (other than with respect to Permitted Escrow Funds in respect of any such Incremental Commitments that are subject to a Permitted Escrow Arrangement (but only for so long as such Incremental Commitments are subject to such Permitted Escrow Arrangement)), will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the Loans (so long as any such secured Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement), (B) the Incremental Commitments and any incremental loans drawn thereunder (the “Incremental Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans (so long as any such Incremental Commitments (and related Obligations) are subject to the Intercreditor Agreement or an Other Intercreditor Agreement) and (C) no Incremental Commitment Amendment may provide for any Incremental Commitment or any Incremental Loans to be secured by any Lien on assets (other than with respect to Permitted Escrow Funds in respect of any such Incremental Loans that are subject to a Permitted Escrow Arrangement (but only for so long as such Incremental Loans are subject to such Permitted Escrow Arrangement)) of any Loan Party that do not also secure the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the Maturity Date and the Weighted Average Life to Maturity of such Incremental Commitments shall be no earlier than or shorter than, as the case may be, the Maturity Date or the Weighted Average Life to Maturity of the Initial Term Loans, as applicable (in each case, other than an earlier maturity date or shorter Weighted Average Life to Maturity (x) for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Initial Term Loans or the Weighted Average Life to Maturity of the Initial Term Loans, as applicable, or (y) pursuant to a Permitted Escrow Arrangement with respect to the proceeds of the Incremental Loans made pursuant to such Incremental Commitments (but only for so long as such Incremental Loans are subject to such Permitted Escrow Arrangement)); (iv) the currency, interest rate margins, (subject to Section 2.14(d)(iii)) amortization schedule, original issue discount (“OID”), upfront fees and interest rate floors (if any) applicable to the loans made pursuant to the New Term Facilities shall be determined by the Borrower and the applicable Additional Lenders; provided that in the event that the applicable interest rate margins for any second lien (i.e., secured on a pari passu basis with the Lien securing the Loans) syndicated floating rate term loans denominated in Dollars incurred under any Incremental Term Loan Commitments or Supplemental Term Loan Commitments (x) with a Stated Maturity that is earlier than 24 months following the Maturity Date in respect of the Initial Term Loans and (y) in an aggregate principal amount in excess of $50.0 million, are higher than the applicable interest rate margin for the Initial Term Loans by more than 50 basis points, then the effective interest rate margin for the Initial Term Loans at the time such Incremental Term Loan

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Commitments or Supplemental Term Loan Commitments become effective (the “Existing Interest Rate”) shall be increased to the extent necessary so that the Existing Interest Rate is equal to the applicable interest rate margins for such Incremental Term Loan Commitments or Supplemental Term Loan Commitments minus 50 basis points (the “Adjusted Interest Rate”, and the number of basis points by which the Existing Interest Rate is increased, the “Increased Amount”); provided, further that, in determining the applicable interest rate margins for the Initial Term Loans and the Incremental Loans incurred under such Incremental Term Loan Commitments or Supplemental Term Loan Commitments, (A) OID or upfront fees payable generally to all participating Lenders in lieu of OID (which shall be deemed to constitute like amounts of OID) payable by the Borrower to all Lenders under such Initial Term Loans or any such Incremental Loans, as applicable, in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) (provided that, if such Initial Term Loans are issued in a manner such that all such Initial Term Loans were not issued with a uniform amount of OID or upfront fees within the Tranche of Initial Term Loans, the amount of OID and upfront fees attributable to the entire Tranche of Initial Term Loans shall be determined on a weighted average basis); (B) any arrangement, structuring or other fees payable in connection with such Incremental Loans that are not shared with all Additional Lenders providing such Incremental Loans shall, in each case, be excluded; (C) any amendments to the Applicable Rate or effective interest rate margin on the Initial Term Loans that became effective subsequent to the Closing Date but prior to the effective time of such Incremental Loans shall also be included in such calculations; (D) if such Incremental Loans include an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Rate for such Initial Term Loans shall be required, to the extent an increase in the interest rate floor for such Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Rate) applicable to such Initial Term Loans shall be increased by such amount to the extent necessary to adjust the applicable Existing Interest Rate to be equal to the applicable Adjusted Interest Rate; (E) if such Incremental Loans include an interest rate floor lower than the interest rate floor applicable to the Initial Term Loans or do not include any interest rate floor, to the extent a reduction in the interest rate floor for such Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, an amount equal to the difference between the interest rate floor applicable to the Initial Term Loans and the interest rate floor applicable to such Incremental Loans (which shall be deemed to equal 0% for any Incremental Loans without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the Initial Term Loans would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest rate margin of the applicable Incremental Loans for purposes of determining whether an increase in the Existing Interest Rate shall be required; and (F) if the Initial Term Loans include a pricing grid the interest rate margins in such pricing grid which are not in effect at the time the applicable Incremental Commitments become effective shall also each be increased by an amount equal to the Increased Amount; (v) such Incremental Commitment Amendment may provide (1) for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder, (2) class voting and other class protections for any additional credit facilities and (3) for the amendment of the definitions of “Additional Permitted Obligations”, “Contribution Indebtedness”, “Disqualified Stock”, this Section 2.14(d), Section 7.03(b)(xiv) and Section 7.10(b), in each case only to extend the maturity date and the Weighted Average Life to Maturity requirements from the Maturity Date and Weighted Average Life to Maturity in respect of the Initial Term Loans to the extended maturity date and the Weighted Average Life to Maturity in respect of such Incremental Loans, as applicable; and

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(vi) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Borrower, provided that, to the extent such terms and documentation are not consistent with, the terms and documentation governing the existing Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

2.15 Specified Refinancing Debt.

(a) The Borrower may, from time to time after the Closing Date, add one or more new term loan facilities to the Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of any Tranche of Term Loans then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) if secured, will not be secured by any Lien on any asset of any Loan Party that does not also secure the Loans (other than with respect to Permitted Escrow Funds in respect of any such Specified Refinancing Debt that is subject to a Permitted Escrow Arrangement (but only for so long as such Specified Refinancing Debt is subject to such Permitted Escrow Arrangement)) and, if such Specified Refinancing Debt is secured, will be subject to the Intercreditor Agreement or an Other Intercreditor Agreement; (iii) will not be guaranteed by any Person that is not a Guarantor (it being understood that the primary obligation of an Escrow Borrower shall not constitute a guarantee by a Subsidiary that is not a Guarantor); (iv) will have a maturity date that is not prior to the Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Tranche of Term Loans being refinanced (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (x) for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity than the Maturity Date of the Term Loans being refinanced or the Weighted Average Life to Maturity of the Term Loans being refinanced, as applicable, or (y) pursuant to a Permitted Escrow Arrangement with respect to the proceeds of such Specified Refinancing Debt (but only for so long as such Specified Refinancing Debt is subject to such Permitted Escrow Arrangement)); and (v) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Sections 2.05 and 2.06, as applicable; provided, however, that such Specified Refinancing Debt shall not have a principal or commitment amount (or accreted value) greater than the Loans or, if greater, the Commitments being refinanced plus the amount of interest, premium, defeasance and discharge costs and fees and expenses Incurred in connection with such refinancing.

(b) The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Lenders in respect of the Tranche and Loans being refinanced. At the time of sending such notice to such Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days (or such shorter period as consented to by the Administrative Agent in its reasonable discretion) from the date of delivery of such notice). Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s

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ratable share in respect of the applicable Tranche) of such Specified Refinancing Debt. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt. The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02. The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.15.

(d) Each class of Specified Refinancing Debt incurred under this Section 2.15 shall be made by creating a new Tranche and shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (or such lesser amounts or multiples as the Administrative Agent may agree).

(e) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” and “Tranches” hereunder). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

2.16 [Reserved].

2.17 [Reserved].

2.18 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

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(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) [Reserved].

(iv) [Reserved].

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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2.19 Extension of Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Tranche”, and the Term Loans of such Extended Tranches, the “Extended Loans”) and to provide for other terms consistent with this Section 2.19; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such extension or would exist after giving effect to such extension, (ii) any such request shall be made by Borrower to all Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at Borrower’s discretion, more restrictive assignment and participation provisions applicable to the Initial Term Loans set forth in Section 10.07. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(b) Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.19 (each, an “Extension”), Borrower shall agree to such procedures

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regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond to the Extension Request. Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two (2) Business Days prior to the Extension Request Deadline, at which point (unless so revoked by such time) the Extension Election becomes irrevocable (unless otherwise agreed by the Borrower). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c) Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.19(a), or amortization rates referenced in clause (z) of Section 2.19(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this Section 2.19 and without limiting the generality or applicability of Section 10.01 to any Section 2.19 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.19 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.19 Additional Amendments do not become effective prior to the time that such Section 2.19 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.19 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Tranches (other than Existing Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Tranches than such Extended Tranches as contemplated by Section 2.05(b)). Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.19; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.19 Additional Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be

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deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).

(e) If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.19, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender.

(f) Following any Extension Date, with the written consent of Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date, a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to Borrower and the Administrative Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extending Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.

(g) With respect to all Extensions consummated by Borrower pursuant to this Section 2.19, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in Borrower’s sole discretion and may be waived by Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.19 (including, for the

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avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

2.20 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) with outstanding Term Loans of a particular Tranche, as selected by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans of such Tranche for Additional Permitted Obligations in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the relevant offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, provided that additional Permitted Debt Exchange Notes may be issued in the aggregate principal amount equal to the amount of interest, premium, defeasance and discharge costs and fees and expenses Incurred in connection with such Permitted Debt Exchange, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Tranche actually held by it) shall exceed the maximum aggregate principal amount of Term Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)) based on their respective aggregate principal amounts of outstanding Term Loans of the applicable Tranche, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Administrative Agent, and (vii) any applicable Minimum Exchange Tender Condition shall be satisfied.

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(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.20, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) such Permitted Debt Exchange Offer shall be made for not less than $25.0 million in aggregate principal amount of Term Loans, provided that, subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Exchange Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.20 and without conflict with Section 2.20(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered by a Lender pursuant to Section 2.20(a) above for which such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Except as provided in this Section 3.01 or as required by applicable Laws (which for purposes of this Section 3.01, includes any agreement entered into under FATCA), any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made without deduction for any Taxes, excluding, in the case of each Agent and each Lender, any (v) Taxes imposed on or measured by its net income, branch profits Taxes, franchise Taxes and similar Taxes (including minimum Taxes) imposed on it, in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains its Lending Office, (w) Taxes imposed by reason of a present or former connection between an Agent or Lender and such jurisdiction (other than a connection arising solely from such Agent or such Lender (or its applicable Lending Office) as the case may be, having executed, delivered or performed its obligations under any Loan Document, received a payment under a Loan Document or enforced its rights under a Loan Document), (x) United States Federal withholding Taxes, other than United States Federal withholding Taxes imposed on or with respect to any payment under this Agreement or any other Loan Document to

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such Lender or Agent as a result of a U.S. Tax Law Change, (y) Taxes attributable to any Lender’s or Agent’s failure to comply with Section 10.15 and (z) Taxes imposed pursuant to FATCA or an agreement entered into pursuant to FATCA (all such non-excluded Taxes being hereinafter referred to as “Non-Excluded Taxes”); provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments of additional amounts under this clause (a) in respect of United States Federal withholding Tax with respect to payments at such date, then, to such extent, the term Non-Excluded Taxes shall include (in addition to United States Federal withholding Taxes otherwise includable in Non-Excluded Taxes) United States Federal withholding Tax, if any, imposed under applicable law with respect to the Lender assignee on such date. If any Loan Party or Agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any amount payable under any Loan Document to any Agent or any Lender, (i) the amount payable by the relevant Loan Party shall be increased as necessary so that after making all such deductions (including deductions applicable to additional amounts payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the amount it would have received had no such deductions been made, (ii) the Loan Party or Agent shall make such deductions, (iii) the Loan Party or Agent shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Loan Party or Agent shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary or mortgage recording taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment or transfer of any Loan Document or any interest in any Loan Document (other than pursuant to the initial syndication of the Loans) (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Non-Excluded Taxes imposed on amounts payable by any Loan Party or Agent to or for the account of any Agent or any Lender under any Loan Document and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01), in each case paid by such Agent and such Lender, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and other than any amounts described in clause (i) or (ii) arising as a result of the gross negligence or willful misconduct of any such Agent or Lender; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a written demand therefor.

(d) Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes as a result of a change in the place of organization of such Lender or Agent, a change in the Lending Office of such Lender, or a change in the principal office of such Lender or Agent, in each case where such change

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occurs after the Closing Date (or, in each case, if later, the date such Lender or Agent becomes a party to this Agreement), except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender or Agent was entitled, at the time of the change in place of organization or the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 3.01(a) and (c) with respect to such Taxes.

(e) If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund paid by the relevant taxation authority) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. For purposes of this Section 3.01(e), the term “refund” shall include any credit in lieu of refund granted by the taxing authorities imposing the relevant Non-Excluded Taxes or Other Taxes, but only if and when such Lender or Agent realizes the credit as a monetary benefit.

(f) Each Agent and Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a), (b) or (c) with respect to such Agent or Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Agent or Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Agent or Lender, cause such Agent or such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Agent or Lender pursuant to Sections 3.01(a), (b) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Agent or Lender as a result of a request by the Borrower under this Section 3.01(f).

(g) Upon the request of the Borrower, each Agent or Lender to which the Borrower may be required to pay any additional amount or indemnity pursuant to this Section 3.01 shall contest the imposition of any Tax giving rise to such payment; provided that the Borrower shall reimburse such party promptly for its reasonable out-of-pocket attorneys’ and accountants’ fees and disbursements incurred in so contesting the imposition of such Tax; provided, however, that, notwithstanding the foregoing, no party shall be required to take any action to contest the imposition of any Tax if such party determines, in its good faith judgment, that it would be materially disadvantaged as a result of such action.

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3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

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3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes and (ii) reserve requirements reflected in the Eurodollar Rate), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation Controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten (10) days after receipt of demand therefor.

(c) [Reserved].

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a), (b) or (c).

(e) For purposes of this Section 3.04, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

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(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

3.06 Matters Applicable to All Requests for Compensation.

(a) [Reserved].

(b) With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

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(d) If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments pursuant to Section 3.01 or 3.04 or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may on one (1) Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) all of its applicable rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the applicable Commitment of such Lender, and repay all applicable obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender being replaced pursuant to Section 3.07(a) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one (1) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender being replaced pursuant to Section 3.07(a), then such Lender being replaced pursuant to Section 3.07(a) shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

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(c) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of each Lender to execute and deliver this Agreement, and to make its respective Commitments and its initial Credit Extension hereunder on the Closing Date, is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “.pdf” or “tiff” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings, the Borrower and its Subsidiaries, as applicable, giving effect to the 2018 Refinancing):

(i) executed counterparts of (A) this Agreement, (B) a Holdings Guaranty from Holdings and (C) a Subsidiary Guaranty from the Subsidiary Guarantors;

(ii) the Security Agreement, duly executed by the Borrower, Holdings and the Subsidiary Guarantors, together with:

(A) the results of a search of the Uniform Commercial Code (or equivalent), judgment and tax lien filings made with respect to the Loan Parties in the jurisdictions contemplated by Security Agreement and copies of the financing statements (or similar documents) disclosed by such search and evidence

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reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or substantially contemporaneously with the initial funding of Initial Term Loans on the Closing Date will be, released,

(B) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens against the Borrower and the Guarantors created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C) evidence that all other actions, recordings and filings of or with respect to the Borrower and the Guarantors contemplated by the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions (as defined in the Security Agreement)) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii) the Intellectual Property Security Agreements, duly executed by the applicable Loan Parties;

(iv) such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower, the Subsidiary Guarantors and Holdings as the Administrative Agent may require evidencing the approval and authorization of the execution, delivery and performance by such Loan Party of, and the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with, this Agreement and the other Loan Documents to which each of the Borrower, the Subsidiary Guarantors and Holdings is a party or is to be a party;

(v) (A) such documents and certifications (including, without limitation, Organization Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each of the Borrower, the Subsidiary Guarantors and Holdings is duly organized or formed, and that each of the Borrower, the Subsidiary Guarantors and Holdings is validly existing and in good standing in its jurisdiction of organization, and (B) a customary officer’s certificate executed by a Responsible Officer of the Borrower confirming satisfaction of the conditions set forth in Sections 4.02(a) and 4.02(b);

(vi) (A) an opinion of Debevoise & Plimpton LLP, counsel to the Borrower, the Subsidiary Guarantors and Holdings, addressed to each Secured Party, in form and substance reasonably satisfactory to the Administrative Agent, and (B) an opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties, addressed to each Secured Party, in form and substance reasonably satisfactory to the Administrative Agent;

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(vii) a Note executed by the Borrower in favor of each Lender that has requested a Note no later than five (5) Business Days prior to the Closing Date;

(viii) a solvency certificate from the chief financial officer of the Borrower (after giving effect to the 2018 Refinancing) substantially in the form attached hereto as Exhibit I;

(ix) the Intercreditor Agreement, acknowledged by each Loan Party; and

(x) a copy of the certificate delivered to the trustee under the Senior Notes Indenture designating this Agreement as a “Credit Agreement” thereunder.

(b) To the extent required by the Security Agreement, the Administrative Agent shall have received, or shall be satisfied that the First Lien Administrative Agent shall have received in accordance with the Intercreditor Agreement, (i) all certificates representing or evidencing the Pledged Interests and (ii) all instruments representing or evidencing the Pledged Debt, in each case which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent.

(c) [Reserved].

(d) Holdings, the Borrower and each Subsidiary Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three (3) days prior to the Closing Date.

(e) (i) All Indebtedness and other amounts (other than contingent indemnification obligations) outstanding under the 9.125% senior notes of Syniverse Foreign Holdings Corporation due 2022 issued on January 11, 2017, and any exchange notes issued in exchange therefor, pursuant to the Indenture dated as of January 11, 2017, among Wilmington Trust, National Association, as trustee, Syniverse Foreign Holdings Corporation, the Borrower and the Subsidiary Guarantors, as amended, supplemented or otherwise modified, and under such Indenture, including all accrued and unpaid interest and premiums, shall have been, or shall substantially concurrently be, repaid, redeemed, repurchased, defeased, satisfied and discharged or otherwise discharged, and all related guarantees shall have been, or shall substantially concurrently be, terminated and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, and (ii) all Term Commitments and all Tranche B Term Loan Commitments (each such term as defined in the First Lien Credit Agreement, as in effect immediately prior to the Closing Date) shall have been, or shall substantially concurrently be, terminated and all outstanding obligations (other than contingent indemnification obligations), including all accrued and unpaid interest, in respect of the Initial Term Loans and the Tranche B Term Loans (each such term as defined in the First Lien Credit Agreement, as in effect immediately prior to the Closing Date) shall have been, or shall substantially concurrently be, paid in full, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

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(f) All fees and reasonable and documented expenses (including without limitation reasonable and documented legal fees and expenses) separately agreed by the Borrower to be paid to the Arrangers, the Lenders or the Administrative Agent in respect of the transactions contemplated hereby shall have been, or shall substantially concurrently be, paid to the extent due (and, in the case of expenses, invoiced in reasonable detail at least two Business Days prior to the Closing Date (or such later date as the Borrower may agree)).

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has funded any portion of a Loan on or after the Closing Date or has signed this Agreement on or after the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (x) with respect to any Incremental Facility being Incurred in connection with a Limited Condition Transaction and (y) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and Sections 5.05(b), (c) and (e) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b) and (c), respectively;

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom; and

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than in the case of (b)(ii) respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens) referred to in clause (a) (other than with respect to the Borrower), (b) or (c) to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loans Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings and recordations in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

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5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries most recently delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Closing Date, Holdings does not have any material Indebtedness or other liabilities, direct or contingent, other than Indebtedness under the Loan Documents and the First Lien Facilities Documentation.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Restricted Subsidiaries most recently delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrower to be reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that such assumptions may not prove to be correct and that actual results may vary from such forecasts and that such variations may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or the Borrower or any of the Borrower’s Restricted Subsidiaries, or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 Use of Proceeds. The Borrower (a) will only use the proceeds of the Initial Term Loans to finance the 2018 Refinancing (including paying any fees, commissions and expenses associated therewith); and (b) will use the proceeds of all other Borrowings to finance the working capital needs of the Borrower and its Restricted Subsidiaries, and for general corporate purposes of the Borrower and its Restricted Subsidiaries (including Permitted Investments and other Investments permitted hereunder).

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5.08 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good and valid title in fee simple to, or valid leasehold interests in, all Material Real Property, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner; and as of the Closing Date, no Loan Party owns any Material Real Property except as listed on Schedule 5.08(b).

(c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all or substantially all leases of material real property, in each case, with the aggregate amount of lease payments to be made over the remaining life of any such lease exceeding $15,000,000 under which any Loan Party or any of its Restricted Subsidiaries is the lessee as of the Closing Date, showing as of the Closing Date the street address (to the extent available), county or other relevant jurisdiction, state, lessor and lessee.

5.09 Environmental Compliance. Except as disclosed in Schedule 5.09:

(a) There are no claims against Holdings, the Borrower or any of its Restricted Subsidiaries alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries except for such releases, discharges or disposal that were in compliance with Environmental Laws.

(c) No real property owned by any Loan Party contains any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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(d) None of Holdings, the Borrower or any of the Borrower’s Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.10 Taxes. Holdings, the Borrower and its Restricted Subsidiaries have filed all Federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all Federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the applicable Person in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan

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Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the present value of all accrued benefits under such Pension Plan (based on the actuarial assumptions used to fund such Pension Plan) did not exceed the value of the assets of such Pension Plan allocable to such accrued benefits; (iv) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Pension Plan to drop below 80% as of the most recent valuation date; (v) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (vi) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses (i) through (vii) of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.12 Subsidiaries; Equity Interests. As of the Closing Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Pledged Interests in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Permitted Lien.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 No Material Misstatements. The written information (including the Presentation to Lenders), public filings, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Arrangers and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken together with information contained or incorporated by reference in documents filed with, or furnished to, the SEC by or on behalf of any Loan Party since December 31, 2012 and on or prior to the Closing Date that are publicly available, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates,

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pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) (i) such forecasts, estimates, pro forma information, projections and statements are as to future events and are not to be viewed as facts, (ii) such forecasts, estimates, pro forma information, projections and statements are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s or its Affiliates’ control, (iii) that no assurance can be given that any particular forecast, estimate, pro forma information, projection or statement will be realized and that actual results during the period or periods covered by any such forecast, estimate, pro forma information, projection or statement may differ significantly from the projected results and such differences may be material.

5.15 Compliance with Laws. Each Loan Party and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted (collectively, “IP Rights”), and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.16 is a complete and accurate list of all registered or applications to register IP Rights in the United States that are owned by each Loan Party and its Restricted Subsidiaries as of the Closing Date. To the knowledge of the Borrower, the conduct of the business of any Loan Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements, and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. As of the Closing Date, the Loan Parties, on a consolidated basis, are Solvent.

5.18 Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein, to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or

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foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded in the United States Patent and Trademark Office or the United States Copyright Office, (b) upon the taking of possession or control by the Administrative Agent (or, if applicable, the First Lien Administrative Agent or other applicable Senior Priority Representative or Junior Priority Representative in accordance with the Intercreditor Agreement or an Other Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent (or, if applicable, the First Lien Administrative Agent or other applicable Senior Priority Representative or Junior Priority Representative in accordance with the Intercreditor Agreement or any Other Intercreditor Agreement) to the extent possession or control by the Administrative Agent is required by the Security Agreement) and (c) the Mortgages (if any) have been duly recorded in the proper recorder’s offices or appropriate public records and the mortgage recording fees and taxes in respect thereof, if any, are paid and compliance is otherwise had with the formal requirements of state or local law applicable to the recording of real property mortgages generally, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

5.19 Sanctions; OFAC.

(a) Sanctions Laws and Regulations. Each of Holdings, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with applicable Sanctions Laws and Regulations. No Borrowing, or use of proceeds, will directly, or to the knowledge of the Borrower indirectly, violate or result in the violation of any Sanctions Laws and Regulations.

(b) OFAC. None of (I) Holdings, the Borrower or any other Loan Party and (II) the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of the Borrower, any director, manager, officer, agent or employee of Holdings, the Borrower or any of its Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) in any material respect, engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order, (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or otherwise targeted by limitations or prohibitions under any other OFAC regulation or executive order or (iv) is otherwise the subject or target of any Sanctions Laws and Regulations. The Borrower will not directly, or to the knowledge of the Borrower indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country, region or territory, that is itself the subject or target of any Sanctions Laws and Regulations, in each case in a manner that would be prohibited by Sanctions Laws and Regulations, unless specifically or generally licensed by OFAC or other applicable Law.

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5.20 Anti-Corruption Laws. No part of the proceeds of any Loan will directly, or to the knowledge of the Borrower indirectly, be used for any improper payments, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended, to the extent applicable to Holdings, the Borrower or its Subsidiaries (the “Anti-Corruption Laws”). Holdings, the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance in all material respects with Anti-Corruption Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, from and after the Closing Date the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, in each case with all consolidating information required to be contained in annual reports filed on Form 10-K (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph (other than any such qualification, exception or paragraph that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities, the Senior Notes or the First Lien Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant, including any financial covenant under the First Lien Credit Agreement or (to the extent applicable) this Agreement, on a future date or in a future period) or any qualification, exception or explanatory paragraph as to the scope of such audit, together with a customary management’s discussion and analysis of financial information, and the management of the Borrower shall, not later than twenty (20) days following the delivery of such financial statements pursuant to this clause (a), participate in one (1) telephonic conference with the Lenders and the Administrative Agent, to the extent arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Borrower, to discuss the contents of such financial statements;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such

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fiscal quarter and for the portion of the fiscal year then ended, in each case with all consolidating information required to be contained in quarterly reports filed on Form 10-Q (or such information as may be required to be contained in any successor or comparable form), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management’s discussion and analysis of financial information and the management of the Borrower shall, not later than twenty (20) days following the delivery of such financial statements pursuant to this clause (b), participate in one (1) telephonic conference with the Lenders and the Administrative Agent, to the extent requested and arranged by the Administrative Agent, at a time reasonably selected by the Administrative Agent in consultation with the Borrower, to discuss the contents of such financial statements; and

(c) as soon as available, but in any event no later than sixty (60) days after the end of each fiscal year, reasonably detailed forecasts prepared by management of the Borrower (including projected consolidated balance sheets, income statements, and EBITDA, cash flow statements of the Borrower and its Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended (it being understood that the form of forecasts delivered by the Borrower pursuant to the First Lien Credit Agreement, plus the quarterly financial information described above and a reasonably detailed narrative describing the underlying assumptions applicable thereto, would be satisfactory);

provided, however, that, notwithstanding the provisions of clauses (a) and (b) above, at any time when the Borrower, Holdings and the Parent Holding Companies (if any) are not subject to the reporting requirements of the Exchange Act, (a) the Borrower will not be required to furnish any information, certificates or reports required by (i) Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, (ii) Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) Rule 3-09 of Regulation S-X or (iv) solely in respect of business combinations or acquisitions consummated prior to the Closing Date, Rule 3-05 of Regulation S-X, (b) such reports will not be required to contain the separate financial information for Subsidiary Guarantors or Subsidiaries whose securities are pledged to secure the Obligations contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X and (c) such certificates or reports shall not be required to present compensation or beneficial ownership information.

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for Borrower, Holdings or any Parent Holding Company on Form 10-K for such fiscal year, as filed with the SEC, within ninety (90) days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification (other than any such qualification that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under the Facilities, the Senior Notes or the First Lien Facilities that is scheduled to occur within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant, including any financial covenant under the First Lien Credit Agreement or (to the extent applicable) this Agreement, on a future date or in a future period) or any exception or explanatory paragraph as to the scope of such audit and (ii) in the event that the Borrower delivers to the

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Administrative Agent a Quarterly Report for the Borrower, Holdings or any Parent Holding Company on Form 10-Q for such fiscal quarter, as filed with the SEC, within forty-five (45) days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section; in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this section, as the case may be.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) [reserved];

(b) no later than five (5) days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b), or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the final paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(c) promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the First Lien Credit Agreement or any indenture, instrument or agreement governing Additional Permitted Obligations or First Lien Incremental Indebtedness in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (or such other website address as the Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent.

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The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Borrower was a public reporting company (as reasonably determined by Borrower) (collectively, the “Public Side Information”)). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as containing only Public Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(d) of the institution of, or non-frivolous written threat of, any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation that could, in either case, be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein;

(e) of the occurrence of any ERISA Event, where there is any potential material liability to any Loan Party as a result thereof; and

(f) of the Incurrence of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii).

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Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, (a) all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained on the books of the applicable Person and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; except, in each case, to the extent the failure to pay or discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.09, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in the applicable jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) preserve or renew to the extent permitted under applicable Laws all of its United States registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

6.07 Maintenance of Insurance. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. In addition to the foregoing, if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the Borrower shall, or shall cause the applicable Guarantor to, maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws (including, without limitation, the PATRIOT Act, Sanctions Laws and Regulations and Anti-Corruption Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material

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Adverse Effect. Maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by Holdings, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with the PATRIOT Act and applicable Sanctions Laws and Regulations and Anti-Corruption Laws in all material respects.

6.09 Books and Records. Maintain proper books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (iii) such exercise shall be at the Borrower’s expense; provided, further that, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided further that representatives of the Borrower may be present during any such visits, discussions and inspections.

6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Property” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in substantially the form attached to the Subsidiary Guarantee, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (other than any Unrestricted

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Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Administrative Agent (or, if applicable, the First Lien Administrative Agent or other applicable Senior Priority Representative or Junior Priority Representative in accordance with the Intercreditor Agreement or an Other Intercreditor Agreement), together with, if requested by the Administrative Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that no more than 65% of any class of Equity Interests of any Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) shall be required to be pledged as Collateral; provided, further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary shall be required to be pledged as Collateral and (2) there shall be no pledge or security agreements governed by any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests.

(ii) within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent, Mortgages (and other documentation and instruments referred to in Section 6.12(b)) (with respect to Material Real Properties only), Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and Mortgages (and Section 6.12(b))), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties (to the extent intended to be created thereby),

(iii) within sixty (60) days after such request, formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements delivered pursuant to this Section 6.12, in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law),

(iv) within sixty (60) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, solely with respect to the execution and recording of a Mortgage of Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above,

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deliver to the Administrative Agent, a signed copy of one or more opinions with respect to the enforceability and perfection of the Mortgages, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties in states in which any Mortgaged Property is located, to opinions with respect to the enforceability and perfection of the mortgages relating to Material Real Property with a fair market value of $17,500,000 or greater (and any other Mortgaged Properties located in the same state as any such Material Real Property)),

(v) as promptly as practicable after the request of the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in an amount reasonably acceptable to the Administrative Agent (not to exceed the value of the Material Real Properties covered thereby) and American Land Title Association/American Congress on Surveying and Mapping form surveys, and

(vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guarantees, Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and security agreements; and

(b) In connection with the execution and recording of a Mortgage of a Material Real Property in accordance with Section 6.12(a)(iii) and (iv) above, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Administrative Agent:

(i) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements), that is not exclusive and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and Permitted Liens and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable and with respect to any property located in a state in which a zoning endorsement is not available or for which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to the Administrative Agent; and

(ii) evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 6.12 and as otherwise required to be paid in connection therewith under Section 10.04.

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(c) Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent and the Borrower shall determine, in their reasonable discretion, that the cost of obtaining such security interest (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby.

(d) Notwithstanding any other provision hereof, (i) any obligation hereunder to deliver to the Administrative Agent any Collateral shall be satisfied by causing such Collateral to be delivered to the applicable Senior Priority Representative or Junior Priority Representative in accordance with the Intercreditor Agreement or any applicable Other Intercreditor Agreement and (ii) prior to the Discharge of Senior Priority Obligations, (A) the Borrower shall, and shall cause each Restricted Subsidiary to, comply with the requirements of Section 6.12, Section 6.14 and Section 6.16 only to the same extent that the Borrower and such Restricted Subsidiaries are required to comply with analogous provisions under the First Lien Credit Agreement or the Security Agreement referred to therein and (B) the First Lien Administrative Agent or other applicable Senior Priority Representative shall have sole discretion (in consultation with the Borrower, if applicable) with respect to any determination concerning Collateral as to which the Administrative Agent would have authority to exercise under Section 6.12, Section 6.14 or Section 6.16.

6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to provide the perfected security interests described in Section 5.18.

6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate debt rating for the Borrower by each of S&P and Moody’s (but not to maintain a specific rating).

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6.16 Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its sole discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16.

6.17 Change in Nature of Business. Refrain from engaging in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

6.18 Accounting Changes. Maintain the same fiscal year-end; provided, however, that Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, from and after the Closing Date (A) (except with respect to Section 7.14) the Borrower hereby agrees and (B) (with respect to Section 7.14) Holdings hereby agrees:

7.01 Liens.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Borrower or such Restricted Subsidiary (the “Initial Liens”), or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Debt Obligations of the Borrower or such Restricted Subsidiary, unless (1) in the case of Initial Liens on any asset or property other than Collateral securing Subordinated Indebtedness, the Obligations are secured by a Lien on such assets of the Borrower or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases of Initial Liens on any asset or property other than Collateral securing Indebtedness, the Obligations are equally and ratably secured with or prior to such Debt Obligation with a Lien on the same assets of the Borrower or such Restricted Subsidiary, as the case may be.

(b) Any Lien which is granted to secure the Obligations under Section 7.01(a)(1) or (2) shall be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Debt Obligations secured by such Lien) that gave rise to the obligation to secure the Obligations under Section 7.01(a)(1) or (2).

7.02 [Reserved].

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7.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (1) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (2) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination would have been at least 2.00 to 1.00 on a Pro Forma Basis; provided, further, that the aggregate amount of Indebtedness (including any Refinancing Indebtedness in respect of principal amount thereof and any Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $120.0 million and (y) 3.90% of Total Assets at the time of Incurrence, at any one time outstanding; provided, further, that if and for so long as the Consolidated Senior Secured Debt Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination exceeds 5.50:1.00 on a Pro Forma Basis, the aggregate amount of Indebtedness (including any Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Loan Parties shall not (when aggregated with any Refinancing Indebtedness outstanding in respect of principal amounts Incurred pursuant to this proviso or the immediately preceding proviso) exceed $24.0 million at the time of Incurrence, at any one time outstanding.

(b) The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by the Borrower or its Restricted Subsidiaries of Indebtedness under Loan Documents up to an aggregate principal amount not to exceed $220,000,000 million outstanding at any one time;

(ii) (x) the Incurrence by the Borrower and the Guarantors of Indebtedness represented by the Senior Notes and the guarantees thereof, as applicable (and any exchange notes issued in respect of such Senior Notes and guarantees thereof) in an aggregate principal amount not to exceed $41,727,000, less the aggregate principal amount of the Senior Notes Discharged or Refinanced after the Closing Date, and (y) Indebtedness Incurred under the First Lien Facilities Documentation by any Borrower or any Guarantor in an aggregate principal amount at any time outstanding (when aggregated with any Refinancing Indebtedness outstanding in respect of amounts Incurred pursuant to this clause (y)) not to exceed $1,787,600,000, plus in the case of any Refinancing the amount of interest, premium, defeasance and discharge costs and fees and expenses Incurred in connection with such Refinancing, plus the aggregate principal amount of any First Lien Incremental Indebtedness Incurred after the Closing Date and permitted to be incurred under the First Lien Credit Agreement as in effect on the Closing Date (and whether or not then in effect); provided that Indebtedness Incurred under this clause (y) shall (A) not be Incurred or guaranteed by any Person other than the Borrower, an Escrow Borrower (if applicable) and the Guarantors and (B) if secured, be secured only by the same Collateral securing the Loans (other than with respect to Permitted Escrow Funds in respect of any such Indebtedness that is subject to a Permitted Escrow Arrangement (but only for so long as such Indebtedness is subject to such Permitted Escrow Arrangement)) and subject to the Intercreditor Agreement or an Other Intercreditor Agreement (Indebtedness under this clause (y) collectively, the “Permitted First Lien Indebtedness”);

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(iii) Indebtedness of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date (other than Indebtedness described in clause (i) or (ii));

(iv) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (x) $90.0 million and (y) 3.00% of Total Assets at the time of Incurrence, at any one time outstanding;

(v) Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(vi) Indebtedness arising from indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement not exceeding the proceeds of such disposition, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that (x) if such Restricted Subsidiary is not a Guarantor, such Indebtedness shall be subordinated in right of payment to the Obligations and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event that results in any Restricted Subsidiary that holds such shares of

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Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guaranty of such Guarantor and (y) any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(xii) Indebtedness or Disqualified Stock of the Borrower or any Subsidiary Guarantor and Preferred Stock of any Subsidiary Guarantor in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock Incurred and then outstanding pursuant to this clause (xii), does not exceed the greater of (x) $120.0 million and (y) 3.90% of Total Assets at the time of Incurrence, at any one time outstanding; provided that if and for so long as the Consolidated Senior Secured Debt Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination exceeds 5.50:1.00 on a Pro Forma Basis, the aggregate principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock Incurred and then outstanding pursuant to this clause (xii) and Section 7.03(b)(xx), shall not exceed $30.0 million at the time of Incurrence, at any one time outstanding;

(xiii) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary Incurring such guarantee would be permitted under the terms of this Agreement; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, as

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applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Obligations substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(xiv) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, refinance, replace, renew, extend, exchange, modify or Discharge (each, “Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 7.03(a) or Sections 7.03(b)(ii), (iii), (xiv), (xv), (xviii) or (xxxi) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay interest, premiums, defeasance or discharge costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced or (other than with respect to any Indebtedness permitted under Section 7.03(b)(ii)), if shorter, the remaining Weighted Average Life to Maturity of the Initial Term Loans;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced, or (other than with respect to any Indebtedness permitted under Section 7.03(b)(ii)), if earlier, the Stated Maturity of the Initial Term Loans;

(in each case of clauses (A) and (B) above, other than an earlier maturity date and/or shorter Weighted Average Life to Maturity (x) for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter Weighted Average Life to Maturity, as applicable, than that of the Indebtedness being Refinanced or (other than with respect to any Indebtedness permitted under Section 7.03(b)(ii)), if shorter or earlier, as applicable, that of the Initial Term Loans or (y) pursuant to a Permitted Escrow Arrangement with respect to the proceeds of such Refinancing Indebtedness (but only for so long as such Refinancing Indebtedness is subject to such Permitted Escrow Arrangement));

(C) to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(D) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding or, if greater, committed of the Indebtedness being Refinanced plus (y) the amount of interest, premium, defeasance and discharge costs and fees and expenses Incurred in connection with such Refinancing; and

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(E) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xv) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that after giving Pro Forma Effect to such acquisition and the other transactions in connection therewith, either:

(A) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

(B) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to giving Pro Forma Effect to such acquisition and the other transactions in connection therewith;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xvii) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Debt Agreement, so long as such letter of credit has not been terminated and in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness of Foreign Subsidiaries of the Borrower in an amount not to exceed the greater of (x) $60.0 million and (y) 1.95% of Total Assets at the time of such Incurrence, at any one time outstanding; provided that if and for so long as the Consolidated Senior Secured Debt Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination exceeds 5.50:1.00 on a Pro Forma Basis, the aggregate principal amount of such Indebtedness, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock Incurred and then outstanding pursuant to this clause (xx) and Section 7.03(b)(xii), shall not exceed $30.0 million at the time of Incurrence, at any one time outstanding;

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(xxi) Indebtedness of a Restricted Subsidiary that is not a Wholly Owned Subsidiary to holders of Equity Interests of such Restricted Subsidiary (other than the Borrower and/or its Restricted Subsidiaries), so long as the percentage of the aggregate amount of such Indebtedness of such Restricted Subsidiary owed to such holders does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such Restricted Subsidiary held by such holders;

(xxii) [reserved];

(xxiii) Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries;

(xxiv) Indebtedness consisting of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, Holdings or any Parent Holding Company to the extent described in Section 7.06(b)(iv);

(xxv) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;

(xxvii) [reserved];

(xxviii) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates;

(xxix) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (xxix) does not at any one time outstanding exceed $30.0 million;

(xxx) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed $120.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xxx); and

(xxxi) (i) Indebtedness of the Borrower or any Restricted Subsidiary (a) pursuant to this Agreement and the other Loan Documents or (b) constituting Additional Permitted Obligations, provided that the aggregate principal amount for all such Indebtedness Incurred in reliance on clause (i) of this Section 7.03(b)(xxxi) at any time outstanding shall not exceed the Maximum Incremental Facilities Amount, (ii) Indebtedness in respect of Permitted Debt Exchange Notes

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Incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.20, (iii) Indebtedness in respect of Permitted Refinancing Obligations or Specified Refinancing Debt and (iv) Rollover Indebtedness; provided that, for purposes of determining the availability of the basket set forth in Section 7.03(b)(i), the aggregate principal amount of Indebtedness Incurred in reliance on Section 7.03(b)(i) that is exchanged for or Refinanced by Indebtedness incurred in reliance on clause (ii), (iii) or (iv) of this Section 7.03(b)(xxxi) shall be deemed to remain outstanding and be a continued utilization of availability under Section 7.03(b)(i).

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 7.03(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness Incurred under this Agreement shall be deemed to have been Incurred pursuant to Section 7.03(b) and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness Incurred pursuant to Section 7.03(a). Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that, if such Indebtedness is Incurred or first committed to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus interest, premium, defeasance or discharge costs and fees and expenses incurred in connection with such Refinancing.

7.04 Merger or Other Disposition of Assets.

(a) The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

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(i) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in a form reasonably satisfactory to the Administrative Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iv) immediately after giving Pro Forma Effect to such transaction, either:

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to giving Pro Forma Effect to such transaction;

(v) if the Successor Company is other than the Borrower, each Guarantor, unless it is the other party to the transactions described above, shall have by a supplement to its Subsidiary Guaranty and to the Security Agreement confirmed that its obligations thereunder shall apply to such Person’s obligations under this Agreement and the other Loan Documents;

(vi) the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(a), provided that, in giving such opinion, such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii), (iii) and (iv) and the following clause (vii) of this Section 7.04(a), and as to any matters of fact; and

(vii) the Successor Company shall comply with Section 6.12 hereunder.

Notwithstanding the foregoing clauses (iii) and (iv), (but subject to compliance with the other provisions of this Section 7.04(a)), (a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower, and (b) the Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

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(b) No Guarantor shall, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under its Subsidiary Guarantee and the Security Agreement pursuant to a supplement to each of the foregoing agreements or (b) such sale or disposition or consolidation or merger is not in violation of Section 7.09;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iii) the Successor Guarantor (if other than such Guarantor) shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 7.04(b), provided that in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clause (ii) and the following clause (iv) of this Section 7.04(b) and as to any matters of fact; and

(iv) the Successor Company shall comply with Section 6.12 hereunder.

Notwithstanding the foregoing (but subject to compliance with clause (b)(iv) above), (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or the Borrower and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

7.05 [Reserved].

7.06 Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

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(i) declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Borrower, Holdings or any Parent Holding Company;

(iii) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, the Senior Notes (including any Refinancing Indebtedness in respect thereof) or any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, discharge, acquisition or retirement of (A) the Senior Notes, any such Refinancing Indebtedness or Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, discharge, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) or (ix) of the definition of “Permitted Debt”); or

(iv) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a Pro Forma Basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 7.03(a);

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Sections 7.06(b)(i) and (viii) but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i) 100% of the EBITDA of the Borrower for the period (taken as one accounting period) from January 1, 2018 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) at the time of such Restricted Payment less the product of 1.4 times the Consolidated Interest Expense of the Borrower for the same period; plus

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(ii) 100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity and any Cure Amount), including such Equity Interests issued upon exercise of warrants or options; plus

(iii) 100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of assets other than cash after the Closing Date (other than Excluded Equity and any Cure Amount); plus

(iv) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Borrower, Holdings or any Parent Holding Company (other than Excluded Equity); plus

(v) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by the Borrower or any Restricted Subsidiary, in each case after the Closing Date from:

(A) the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.06(b)(x)), in each case after the Closing Date;

(B) the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) of the Equity Interests of an Unrestricted Subsidiary, in each case after the Closing Date; or

(C) any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), in each case after the Closing Date; plus

(D) in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the Closing Date, the Fair

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Market Value of the Investment of the Borrower or Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated, merged or consolidated or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.06(b)(x)); plus

(vi) an amount equal to $240.0 million; and

(D) except with respect to Restricted Payments under clause (iii) of the definition thereof in an aggregate principal amount not exceeding $66.0 million, the Consolidated Senior Secured Debt Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of determination does not exceed (x) 5.50:1.00 on a Pro Forma Basis or (y) in the case or Restricted Payments under clause (iii) of the definition thereof, 6.00:1.00 on a Pro Forma Basis.

(b) The provisions of Section 7.06(a) shall not prohibit:

(i) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(ii) (a) the redemption, repurchase, defeasance, discharge, acquisition or other retirement of any Equity Interests (“Retired Capital Stock”) of the Borrower, Holdings or any Parent Holding Company, the Senior Notes (including any Refinancing Indebtedness in respect thereof) or Subordinated Indebtedness of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings, the applicable Parent Holding Company or the issuer thereof has given notice to the holders of the applicable Equity Interests or Indebtedness of its intention to redeem, repurchase, defease, discharge, acquire or otherwise retire them) of, Equity Interests of the Borrower, Holdings or any Parent Holding Company or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings or the applicable Parent Holding Company has given notice to the holders of the applicable Retired Capital Stock of its intention to pay accrued dividends with respect thereto) (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

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(c) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Borrower, Holdings or any Parent Holding Company) in an aggregate amount no greater than the Unpaid Amount;

(iii) the redemption, repurchase, defeasance, discharge or other acquisition or retirement of the Senior Notes (including any Refinancing Indebtedness in respect thereof) or Subordinated Indebtedness of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or, the proceeds of a sale, if substantially concurrently therewith, the Borrower, Holdings, the applicable Parent Holding Company or the issuer thereof has given notice to the holders of the Senior Notes or the applicable Subordinated Indebtedness or Refinancing Indebtedness of its intention to redeem, repurchase, defease, discharge, acquire or otherwise retire them) of, Refinancing Indebtedness thereof;

(iv) the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any Parent Holding Company to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Borrower, Holdings or any Parent Holding Company held by any future, present or former employee, director or consultant of the Borrower, Holdings or any Parent Holding Company or any Subsidiary of the Borrower (or their permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) shall not exceed (x) $12.0 million in any calendar year or (y) subsequent to an IPO, $24.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $18.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $30.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed;

(A) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests of the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.06(a)(C); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower, Holdings or any Parent Holding Company (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the Closing Date; plus

(C) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries, Holdings or any Parent Holding Company in connection with the 2010 Transactions that are foregone in return for the receipt of Equity Interests; less

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(D) the amount of cash proceeds described in clause (A), (B) and (C) of this clause (iv) previously used to make Restricted Payments pursuant to this clause (iv)

(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (Holdings or any Parent Holding Company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.03;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to Holdings or any Parent Holding Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of Holdings or any Parent Holding Company issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available (or, if earlier, were required to be delivered pursuant to Section 6.02(a) or (b)) immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii) any Restricted Payments made in connection with the consummation of the 2010 Transactions or as contemplated by the Merger Agreement;

(viii) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to Holdings or any Parent Holding Company to fund the payment by Holdings or any Parent Holding Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Borrower from any public offering of common stock or contributed to the Borrower by Holdings or any Parent Holding Company from any public offering of common stock;

(ix) Restricted Payments that are made with Excluded Contributions, or Declined Amounts;

(x) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $90.0 million and (y) 3.00% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;

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(xi) the payment, purchase, redemption, defeasance, discharge or other acquisition or retirement for value of the Senior Notes (including any Refinancing Indebtedness in respect thereof), Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 7.09 and 7.10; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Borrower has made a Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be, with respect to the Term Loans, as a result of such Change of Control or Asset Sale, as the case may be, and has prepaid all Term Loans, validly tendered and not withdrawn or declined pursuant to Section 2.05(c), as applicable, in connection with such Change of Control offer pursuant to Section 7.10(a) or prepayment pursuant to Section 2.05(b)(ii), as the case may be, in each case, if and to the extent required thereunder;

(xii) for so long as the Borrower is a member of a group filing a consolidated or combined income tax return with Holdings or any Parent Holding Company, the payment of dividends or other distributions to Holdings or such Parent Holding Company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if the Borrower and its Subsidiaries paid such income taxes directly as a stand alone consolidated or combined income tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary) and (ii) the permitted payment pursuant to this clause (xii) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any Parent Holding Company, in the amount required for such entity to, if applicable:

(A) pay amounts equal to the amounts required for Holdings or any other Parent Holding Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Holding Company, if applicable, and general corporate operating and overhead expenses of Holdings or any Parent Holding Company, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries;

(B) pay, if applicable, amounts equal to amounts required for Holdings or any Parent Holding Company to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary Incurred in accordance with Section 7.03 (except to the extent any such payments have otherwise been made by any such guarantor);

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(C) pay fees and expenses incurred by Holdings or any Parent Holding Company, other than to Affiliates of the Borrower, related to any unsuccessful equity or debt offering of such parent; and

(D) make payments to the Sponsor (i) pursuant to the Management Agreement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Closing Date) or (ii) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the 2012 Transaction, which payments are approved by a majority of the Board of Directors of the Borrower;

(xiv) the payment of cash dividends or other distributions on the Borrower’s Equity Interests used to, or the making of loans to Holdings or any Parent Holding Company to, fund the payment of fees and expenses owed by the Borrower, Holdings or any Parent Holding Company or Restricted Subsidiary of the Borrower, as the case may be, to Affiliates, in each case to the extent permitted by Section 7.08;

(xv) (a) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (b) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(xvi) [reserved];

(xvii) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 7.04(a);

(xviii) the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(xix) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower, Holdings and any Parent Holding Company; and

(xx) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $90.0 million and 3.00% of Total Assets at the time of such Investment;

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provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iv), (vi), (viii), (ix), (x), (xi), (xiii)(D), (xviii) and (xx) of this Section 7.06(b), no Default or Event of Default under Section 8.01(a), (b), (c) (solely in respect of a failure to perform or observe Section 6.12), (e), (f), (g), (j) or (l) shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of this Section 7.06, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

7.07 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to and, in the case of clause (d) the Borrower or any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c) sell, lease, transfer or assign any of its properties or assets to the Borrower or any of its Restricted Subsidiaries; or

(d) create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the Closing Date, including pursuant to the Senior Notes Indenture, the other documents relating to the Senior Notes Indenture and the First Lien Facilities Documentation, and in any documents relating to any First Lien Incremental Indebtedness and permitted Refinancings of any of the foregoing;

(ii) this Agreement or any other Loan Documents, indentures, instruments or agreement governing any Additional Permitted Obligations, indentures, instruments or agreement governing any Permitted Debt Exchange Notes, indentures, instruments or agreements governing any Permitted Refinancing Obligations, indentures, instruments or agreements governing any Rollover Indebtedness, and indentures, instruments or agreements governing any Refinancing Indebtedness of each of the foregoing;

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(iii) applicable law or any applicable rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses;

(iv) any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits, or net worth or inventory imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(vii) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property so acquired;

(ix) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type set forth in clause (c) above on the property subject to such lease, license contract or other similar agreement;

(x) [reserved];

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Closing Date pursuant to Section 7.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans or comply with the provisions of Section 6.12 (as determined by the Borrower in good faith);

(xii) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.03 and 7.01 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

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(xiii) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or the Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments on the Loans, in each case, as determined by the Borrower in good faith;

(xiv) customary provisions in joint venture agreements and other similar agreements relating solely to the applicable joint venture;

(xv) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Borrower in good faith;

(xvi) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred pursuant to Section 7.03;

(xvii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and not in circumvention of this provision;

(xviii) customary net worth provisions contained in real property leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations;

(xix) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement;

(xx) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(xxi) obligations under any Swap Contract entered into for bona fide hedging purposes;

(xxii) Cash Management Agreements; and

(xxiii) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxii) above; provided that any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not more restrictive as a whole with respect to the applicable encumbrance or restriction than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

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For purposes of determining compliance with this Section 7.07, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.08 Transactions with Affiliates.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $24.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, the majority of the Board of Directors of the Borrower approve such Affiliate Transaction.

In addition, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 7.08(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(b) The provisions of Section 7.08(a) will not apply to the following:

(i) (a) transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Borrower and Holdings or any other direct parent of the Borrower, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Equity Interests of the Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by this Agreement (including any transaction specifically excluded from the definition of the term “Restricted Payments”, including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments;

(iii) any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or Holdings or (to the extent relating to the business of the Borrower and its Subsidiaries) any Parent Holding Company;

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(iv) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(a);

(v) payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants of the Borrower, the Restricted Subsidiaries, Holdings or any Parent Holding Company or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(vi) any agreement as in effect as of the Closing Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(vii) the Management Agreement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not more disadvantageous to the Lenders in any material respect than the Management Agreement as in effect on the Closing Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

(viii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, arrangement or agreement as in effect on the Closing Date;

(ix) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;

(x) [reserved];

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(xi) the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(xii) payments by the Borrower or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Borrower;

(xiii) any contribution to the capital of the Borrower (other than Disqualified Stock);

(xiv) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xv) transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower, Holdings or any Parent Holding Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Holding Company, as the case may be, on any matter involving such other Person;

(xvi) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 7.06(b)(xii);

(xvii) transactions to effect the 2012 Transaction, the 2010 Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the foregoing;

(xviii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xix) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate;

(xx) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Borrower, Holdings or any Restricted Subsidiary or Parent Holding Company and the payment of compensation to officers and employees of the Borrower, Holdings or any of their respective Restricted Subsidiaries and any Parent Holding Company (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(xxi) transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

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(xxii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and

(xxiii) investments by the Sponsor in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).

7.09 Asset Sales.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability;

(B) any Loans or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(C) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $90.0 million and (y) 3.00% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b) Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale or Casualty Event, the Borrower or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale or Casualty Event, at its option:

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(i) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(ii) to make an investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Equity Interests of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Casualty Event, as applicable;

(iii) to the extent the Borrower elects (or the Borrower or any of its Restricted Subsidiaries is required by the terms of the First Lien Facilities Documentation or any other Indebtedness of the Borrower or any of its Restricted Subsidiaries having Senior Lien Priority), to prepay, repay or purchase First Lien Loans or any other Indebtedness of the Borrower or any of its Restricted Subsidiaries having Senior Lien Priority or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary); or

(iv) any combination of the foregoing;

provided that the Borrower and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in clauses (i) and (ii) of this Section 7.09(b) if and to the extent that, within 365 days after the Asset Sale or Casualty Event that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clauses (i) and (ii) of this Section 7.09(b), and that investment is thereafter completed within 180 days after the end of such 365-day period.

(c) Pending the final application of any such Net Cash Proceeds, the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. Any Net Cash Proceeds from any Asset Sale or Casualty Event that are not applied as provided and within the time period set forth in Section 7.09(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $36.0 million, the Borrower shall prepay the Term Loans in accordance with Section 2.05(b)(ii) (and subject to Sections 2.05(b)(vii), 2.05(c) and 2.05(d)) and may, along with such prepayment of Term Loans (to the extent the Borrower or such Restricted Subsidiary elects, or is required by the terms thereof), purchase, redeem or repay any Additional Permitted Obligations (or any Permitted Refinancing Obligations or any Refinancing Indebtedness in respect of either of the foregoing) of the Borrower or a Restricted Subsidiary having Pari Passu Lien Priority, or any other Indebtedness having Pari Passu Lien Priority, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans (subject to each Lender’s option to decline to accept any prepayment pursuant to Section 2.05(c)).

7.10 Change of Control; Limitation on Amendments.

The Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

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(a) In the event of the occurrence of a Change of Control, repurchase or repay the Senior Notes or any Subordinated Indebtedness then outstanding pursuant to the Senior Notes Indenture or any indenture, instrument, or agreements governing the Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and shall have made payment in full thereof to (and terminated any related applicable commitment of) each such Lender or the Administrative Agent which has accepted such offer. Upon the Borrower having made all payments of Term Loans and any other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Section 8.01(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(b) (1) Amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing any Additional Permitted Obligations, in each case in a manner that shortens the maturity of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than that of the Initial Term Loans and (2) if an Event of Default under Section 8.01(a), (f) or (g) is continuing, amend, supplement, waive or otherwise modify any of the provisions of any indenture, instrument or agreement evidencing Subordinated Indebtedness in a manner that (i) changes the subordination provisions of such Indebtedness or (ii) shortens the maturity date of such Indebtedness to a date prior to the Maturity Date of the Initial Term Loans or provides for a shorter Weighted Average Life to Maturity than the Initial Term Loans; provided that, notwithstanding the foregoing, the provisions of this Section 7.10(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) permitted pursuant to Section 7.03.

7.11 [Reserved].

7.12 [Reserved].

7.13 [Reserved].

7.14 Holding Company. Holdings shall not, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower, the performance of the Loan Documents, any indenture, instrument or agreement governing Indebtedness Incurred pursuant to Section 7.03 by any Loan Party or, in each case, activities expressly permitted hereunder and thereunder and the consummation of the 2012 Transaction, (ii) incur any Indebtedness (other than pursuant to any Loan Document or First Lien Facilities Documentation and other than guarantees or security of Indebtedness permitted to be Incurred hereunder by any Loan Party), (iii) create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (other than Liens pursuant to any Loan Document, First Lien Facilities Documentation, any indenture, instrument or agreement governing Additional Permitted Obligations, First Lien Incremental Indebtedness, Permitted Refinancing Obligations, Permitted Debt Exchange Notes or any Refinancing Indebtedness in respect of any of the foregoing, or non-consensual Liens arising solely by operation of law); or (iv) permit the Borrower to be a Subsidiary that is not wholly owned by Holdings. Nothing in this Section 7.14 shall prevent Holdings from (a) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (b) the performance of its obligations with respect to the Loan Documents, any indenture, instrument or agreement governing Indebtedness Incurred pursuant to Section 7.03 by any Loan Party, the Merger Agreement and the other agreements contemplated thereby,

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(c) the performance of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Stock), (d) payment of dividends, making contributions to the capital of the Borrower and the receipt of Restricted Payments permitted under Section 7.06 or capital contributions in respect of its Equity Interests, (e) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including, without limitation, compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (f) holding any cash (but not operating any property), (g) providing indemnification to officers, managers and directors, (h) entry into and enforcement of (A) contracts and agreements with officers, directors and employees of it or any Subsidiary thereof or any Parent Holding Company relating to their employment or directorships, (B) insurance policies and related contracts and agreements, and (C) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (i) offering, issuing, selling and repurchasing or redeeming any dividends or distributions on its equity securities, (j) filing registration statements, and complying with applicable reporting and other obligations, under federal, state or other securities laws, (k) listing its equity securities and complying with applicable reporting and other obligations in connection therewith, (l) arranging the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (m) performing its obligations under and complying with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (n) incur and pay its operating and business expenses and any taxes for which it may be liable, (o) make loans or other Investments in, or incur of Indebtedness from, its Subsidiaries as and to the extent not prohibited by this Agreement, (p) merge or consolidate into any Parent Holding Company or any Holdings Permitted Subsidiary; provided that, if Holdings is not the surviving entity, such Parent Holding Company or Holdings Permitted Subsidiary, as applicable undertakes the obligations of Holdings under the Loan Documents, (q) own directly or indirectly the Equity Interests of any Holdings Permitted Subsidiary and (r) any activities incidental to the foregoing.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Article VII, Section 6.03(a), Section 6.05(a) (with respect to the Borrower only) or Section 6.11; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

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(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (and in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (“Acceleration”; and the term “Accelerated” shall have a correlative meaning), and any applicable grace or cure period in respect thereof shall have expired, and such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Holdings, the Borrower or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

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(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.09) or as a result of satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control (subject to Section 7.10(a)); or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.09) cease to create a valid and perfected second priority lien on and security interest in a material portion of Collateral covered thereby, subject to Liens permitted under Section 7.01, and such failure of such lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 10 Business Days, except to the extent (i) that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Administrative Agent (or, if applicable, the First Lien Administrative Agent or other applicable Senior Priority Representative or Junior Priority Representative in accordance with the Intercreditor Agreement or an Other Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage.

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8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 [Reserved].

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, the Intercreditor Agreement and any Other Intercreditor Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) [Reserved].

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9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel)

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incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

9.09 Successor Agents. Subject to the appointment of a successor as set forth herein, (i) upon ten (10) days’ prior written notice to the Administrative Agent, the Administrative Agent may be removed by the Required Lenders or the Borrower if the Administrative Agent is a Defaulting Lender (solely pursuant to clause (d) of the definition thereof) and (ii) the Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default under Section 8.01(a), (f), or (g) is continuing. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent by the date which is sixty (60) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to any Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of

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the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the sixty-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Collateral and Guaranty Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into (i) the Collateral Documents, the Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and any Additional Indebtedness Joinder (as defined in the Intercreditor Agreement (or any comparable term in any Other Intercreditor Agreement, as applicable)) and (ii) any Incremental Commitment Amendment, Increase Supplement, Lender Joinder Agreement, Refinancing Amendment, agreement required in connection with a Permitted Debt Exchange Offer or Extension Amendment.

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(b) Each of the Lenders hereby directs, in accordance with the terms hereof and the applicable Collateral Documents, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any of the following:

(i) any property granted to or held by the Administrative Agent under any Loan Document upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted);

(ii) any part of the Collateral sold or disposed of by a Loan Party (including against any assets of a Loan Party, the Equity Interests of which are being sold or disposed of) if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement) other than an Asset Sale to a Loan Party or, if not pursuant to such sale or disposition, if such release is consented to by the Lenders required to consent thereto under Section 10.01; and

(iii) if any Subsidiary Guarantor is designated as an Excluded Subsidiary, all of the Collateral owned by such Subsidiary and the Equity Interests of any Excluded Subsidiary that is an Unrestricted Subsidiary.

(c) Each of the Lenders hereby directs, in accordance with the terms hereof and the applicable Guaranty, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the applicable Guaranty (i) if the Equity Interests of such Subsidiary Guarantor are being sold or disposed of, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), other than an Asset Sale to a Loan Party, (ii) upon the designation of such Subsidiary Guarantor as an Excluded Subsidiary or (iii) if not pursuant to clause (i) or (ii) above, if such release is consented to by the Lenders required to consent thereto under Section 10.01 (including its designation as an Unrestricted Subsidiary).

(d) Each of the Lenders hereby directs, in accordance with the terms hereof and the applicable Guaranty, the Administrative Agent to, and the Administrative Agent shall upon the request of the Borrower, release any Guarantor from its obligations under the applicable Guaranty upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted).

Without limiting the foregoing, upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents. Nothing in this Section 9.11 shall preclude any automatic termination and release of any Lien or Guaranty in accordance with the terms of the applicable Collateral Document or Guaranty, as applicable.

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9.12 [Reserved].

9.13 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified or previously identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “co-documentation agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.14 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

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(c) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

9.15 Additional Indebtedness; Intercreditor Agreements.

(a) In connection with the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness to be secured by a Lien on any Collateral permitted by Section 7.01 of this Agreement, at the request of the Borrower, the Administrative Agent (including, for all purposes of this Section 9.15, in its capacity as “collateral agent” under the Loan Documents) agrees to enter into the Intercreditor Agreement and/or an Other Intercreditor Agreement, and execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to such agreements, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Guaranty or Collateral Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents). Each of the Lenders and the other Secured Parties hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 10.01.

(b) Each of the Lenders and the other Secured Parties acknowledges that obligations of the Loan Parties under the First Lien Credit Agreement are, and under any other Senior Priority Debt may be, secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties under the First Lien Credit Agreement and under any other Senior Priority Debt are or will be set forth in the Intercreditor Agreement or an Other Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each of the Lenders and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, the Intercreditor Agreement, any Other Intercreditor Agreement and any documents relating to any of the foregoing. Each of the Lenders and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreement or any Other Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Intercreditor Agreement or any Other Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement or any Other Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.15 or in accordance with the terms of the Intercreditor Agreement or any Other Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent to

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carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement or any Other Intercreditor Agreement. Without limiting anything set forth in Section 9.15(a), each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of the Intercreditor Agreement or any Other Intercreditor Agreement that the Borrower may from time to time request and that are reasonably acceptable to the Administrative Agent (A) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Obligations, any First Lien Obligations or any other Senior Priority Debt or (B) to confirm for any party that the Intercreditor Agreement or any Other Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties. Without limiting anything set forth in Section 9.15(a), each of the Lenders and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the Intercreditor Agreement or any Other Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement or any Other Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement or such Other Intercreditor Agreement, as the case may be, shall govern and control as among (i) the Administrative Agent, the First Lien Administrative Agent and any Additional Agent (as defined in the Intercreditor Agreement), in the case of the Intercreditor Agreement, and (ii) the Administrative Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each of Holdings, the Borrower or any of its Restricted Subsidiaries may act (or omit to act) in accordance with the Intercreditor Agreement or such Other Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(c) The Administrative Agent shall have the benefit of the other provisions of this Article IX and of Sections 10.04 and 10.05 with respect to all actions taken by it pursuant to this Section 9.15 or in accordance with the terms of the Intercreditor Agreement or any Other Intercreditor Agreement to the full extent thereof. The provisions of this Section 9.15 are intended as an inducement to the secured parties under the First Lien Facilities Documentation or under any other documentation governing Senior Priority Debt to extend credit to the Borrower thereunder and such secured parties are intended third party beneficiaries of such provisions.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless, in the case of this Agreement, in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing signed by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

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(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under any Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that the amendment or waiver of any mandatory prepayment of Loans under any Facility or any change to the definition of Consolidated Senior Secured Debt Ratio or in the component definitions thereof shall not constitute such reduction; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) modify Section 2.06(c), Section 2.13 or Section 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.09, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g) other than in a transaction permitted under Section 7.04 or 7.09, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;

and provided, further that (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender

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all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, (C) directed or required the Administrative Agent, Collateral Agent any Lender or any Loan Party to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (D) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in each case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliate Lender differently in any material respect as compared to other Lenders, Affiliate Lenders (other than Debt Fund Affiliates) will be deemed to have voted in the same proportion as Lenders that are not Affiliate Lenders voting on such matter. Furthermore, each Affiliate Lender (other than Debt Fund Affiliates) hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been voted as set above, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code. Notwithstanding anything to the contrary herein, (I) any amendment, modification, waiver or other action may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender differently in any material respect as compared to other affected Lenders shall require the consent of such Defaulting Lender and (II) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

Notwithstanding anything to the contrary contained in this Section 10.01, this Section 10.01 shall be subject to any contrary provision of the definition of “Eurodollar Rate”, Sections 2.14, 2.15, 2.19, 6.18 or 9.15. In addition, notwithstanding anything to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. In addition, notwithstanding anything to the contrary herein, this Agreement may be amended (or deemed amended) or amended and restated with the

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written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders, or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49.9% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

10.02 Notices; Effectiveness; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if given after normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is sent after the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

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(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and

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thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty and, in the event of any actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion. This Section 10.04 shall not apply with respect to Taxes.

10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender and their respective Affiliates, and each of their respective partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (the “Representatives”) (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or

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proceeding) relating to or arising out of: (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective Representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or Controlling Persons or any of its or their respective Representatives, (B) the material breach of its express obligations under the Loan Documents by such Indemnitee or its Affiliates, or (C) any dispute that is between or among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and nonappealable judgment did not involve actions or omissions of any direct or indirect parent or Controlling person of the Borrower, the Borrower or its subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the simple negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s Affiliates or any of its or their respective Representatives, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document, or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrower shall not be liable for any settlement of any proceeding effected without its written consent (not to be unreasonably withheld or delayed) (unless the Borrower shall have declined to assume the defense of such proceeding), but if settled with such consent, the Borrower agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. The Borrower shall not, without the written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnification could have been sought hereunder by such Indemnitee, unless such settlement (x) includes an unconditional release of such

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Indemnitee, in form and substance reasonably satisfactory to such Indemnitee, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except in accordance with Section 7.04, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described

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in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof from the Administrative Agent; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v) no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person or (C) a Disqualified Lender;

(vi) Term Loans may not be assigned to Affiliate Lenders (other than Other Affiliates, as provided in Section 10.07(i) below); provided that nothing in this clause (vi) shall prevent or otherwise limit the Borrower’s rights under Section 2.05(a)(v);

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(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 10.07(b)(viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and Section 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), provided that each Participant shall deliver any forms and certifications required to be delivered by it under Section 10.15 to the relevant Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Notwithstanding anything to the contrary contained herein, no Loan Party shall be required to make any greater payment under Section 3.01, 3.04 or 3.05 than it would have been obligated to make in the absence of the sale of a participation to any Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the obligations and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 10.15 as if it were a Lender, to the Granting

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Lender); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans to any Other Affiliate (including any Debt Fund Affiliate), but only if:

(i) such assignment is made pursuant to an open market purchase;

(ii) Other Affiliates (other than Debt Fund Affiliates) will not receive advice of counsel to the Administrative Agent or to the Lenders other than Affiliated Lenders;

(iii) the assigning Lender and Other Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

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(iv) after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase).

(j) (i) Notwithstanding anything to the contrary contained herein, no Affiliate Lender (other than Debt Fund Affiliates) shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

(ii) Each Lender making an assignment to, or taking an assignment from, an Affiliate Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliate Lender then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Affiliate Lender, Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(k) [Reserved].

(l) The applicable Lender, acting for itself and solely for this purpose as an agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (and to such Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors), it being understood that the Persons to whom such disclosure is made will be

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informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance therewith; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (k) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and the Obligations, this Agreement or payments hereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent; provided that, in the case of information so received from or on behalf of a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02, or 6.03 hereof and is not publically available. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Arranger and each Lender until the second anniversary of such Administrative Agent, Co-Syndication Agent, Co-Documentation Agent, Arranger or Lender ceasing to be an Administrative Agent, Co-Syndication Agent, Co-Documentation Agent, Arranger or Lender, respectively.

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Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, Holdings or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.12 Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01 this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

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10.15 Tax Forms.

(a) Each Lender and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding.

(b) (i) Without limiting the generality of the foregoing, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to becoming a Lender or Agent hereunder, (x) two duly signed, properly completed, original copies of either IRS Form W-8BEN, IRS Form W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document) or (y) two duly signed, properly completed, original copies of IRS Form W-8BEN, IRS Form W-8BEN-E or any successor thereto and a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly signed, properly completed, original copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be presented by then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender pursuant to this Agreement or any other Loan Document, in each case, (1) on or before the date that the most recent form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, upon due designation of a new Lending Office) expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower or the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender pursuant to this Agreement or any other Loan Document (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender becomes a party to this Agreement or ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 10.15(b)(i) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed, original copies of the forms and/or certificates required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is

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not subject to United States withholding tax or that is subject to a reduced rate of United States withholding tax, and (B) two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender, together with (with respect to each person for whom the Foreign Lender is acting) two duly signed, properly completed, original copies of the forms and/or certificates that would be required to be provided by each such person if it were a Lender hereunder.

(iii) Barclays shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (i) two duly signed, properly completed, original copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (ii) two duly signed, properly completed, original copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(iv) Each Loan Party and the Administrative Agent may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(v) Notwithstanding any other provision of this Section 10.15(b), a Foreign Lender shall not be required to deliver any form pursuant to this Section 10.15(b) that such Foreign Lender is not legally able to deliver.

(c) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two duly signed, properly completed, original copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent and/or the Borrower may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code.

(d) If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender (other than Non-Excluded Taxes for which the Borrower is responsible under Section 3.01), such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent and the Borrower therefor. The obligations of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

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(e) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation and information prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments thereto.

10.16 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF

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THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

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10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower, Holdings and their respective Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising any of the Borrower, Holdings and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Affiliate Activities. Each of the Borrower and Holdings acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower, Holdings and their respective affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower, Holdings and their respective Affiliates, or (iii) have other relationships with the Borrower, Holdings and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower, Holdings and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

177	Syniverse Second Lien Credit Agreement

10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22 USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

178	Syniverse Second Lien Credit Agreement

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

179	Syniverse Second Lien Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:	/s/ Robert F. Reich
Name: Robert F. Reich
Title: Executive Vice President and Chief Financial Officer

BUCCANEER HOLDINGS, LLC

By:	/s/ Robert F. Reich
Name: Robert F. Reich
Title: Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE]	Syniverse Second Lien Credit Agreement

BARCLAYS BANK PLC,
as Administrative Agent and a Lender

By:	/s/ Chris Walton
Name: Chris Walton
Title: Director

[SIGNATURE PAGE]	Syniverse Second Lien Credit Agreement

GOLDMAN SACHS LENDING PARTNERS, LLC, as Lender

By:	/s/ Charles D. Johnston
Authorized Signatory

[SIGNATURE PAGE]	Syniverse Second Lien Credit Agreement

Execution Version

SCHEDULE I

to the Credit Agreement

Guarantors

Buccaneer Holdings, LLC

Syniverse Technologies, LLC

Syniverse ICX Corporation

Syniverse Communications Holdings Corporation

Syniverse Communications Intermediate Holdings Corporation

Syniverse Communications, Inc.

Syniverse Communications International, Inc.

Cibernet, LLC

SCHEDULE 1.01(e)

to the Credit Agreement

Contracts Prohibiting Subsidiary Guarantees

None.

SCHEDULE 2.01

to the Credit Agreement

Commitments and Pro Rata Shares

1. Term Commitments.

Lender	Initial Commitment	Pro Rata Shares
Goldman Sachs Lending Partners LLC	$220,000,000.00	100.000000000%

Total:	$220,000,000.00	100.000000000%

Commitments and Pro Rata Shares

SCHEDULE 5.08(b)

to the Credit Agreement

Owned Real Property

None.

SCHEDULE 5.08(c)

to the Credit Agreement

Leased Real Property

Office Space

Lessee	Address	Country

Syniverse Technologies, LLC	8125 Highwoods Palm Way Tampa, FL 33647	United States

SCHEDULE 5.09

to the Credit Agreement

Environmental Matters

None.

SCHEDULE 5.12

to the Credit Agreement

Subsidiaries and Other Equity Investments

Name	Parent Entity	Restricted Subsidiaries
VMB LLC	Syniverse Technologies, LLC (82.5%)	None.

SyntraPoint, LLC	Syniverse Technologies, LLC (50%)	None.

Syniverse Technologies S.L.	Syniverse Technologies S.à r.l.	None.

Syniverse Communications Holdings Corporation	Syniverse Technologies, LLC	Syniverse Communications Intermediate Holdings Corporation

Buccaneer Holdings, LLC	Syniverse Corporation	Syniverse Holdings, Inc.

Syniverse Communications Intermediate Holdings Corporation	Syniverse Communications Holdings Corporation	Syniverse Communications, Inc.

Syniverse Communications, Inc.	Syniverse Communications Intermediate Holdings Corporation	Syniverse Communication Technologies (Beijing) Ltd. Syniverse Communications International, Inc.

Syniverse Communications International, Inc.	Syniverse Communications, Inc.	None.

Syniverse Communication Technologies (Beijing) Ltd.	Syniverse Communications, Inc.	None.

Cibernet, LLC	Syniverse Technologies, LLC	None.

Cibernet Limited	Syniverse Technologies, S.àr.l.	Syniverse Technologies Limited

International Telecommunications (Mauritius) Limited	Syniverse Technologies S.à r.l.	None.

Syniverse Technologies Messaging ApS	Syniverse Technologies S.à r.l.	Syniverse Middle East FZ LLC Syniverse Technologies Mobile Solutions (Singapore) Pte. Ltd. Syniverse Technologies Solutions Limited

Syniverse Technologies Messaging GmbH	Syniverse Holdings GmbH	None.

Grupo Syniverse Technologies de Mexico S. de R.L. de C.V.	Syniverse Technologies S.à r.l. (99%) WP Roaming III S.àr.l. (1%)	None.

Syniverse Middle East FZ LLC	Syniverse Technologies Messaging ApS	None.

Syniverse Technologies Mobile Solutions (Singapore) Pte. Ltd.	Syniverse Technologies Messaging ApS	None.

Name	Parent Entity	Restricted Subsidiaries
Syniverse Technologies S.à r.l.	WP Roaming III S.àr.l.

Cibernet Limited

Grupo Syniverse Technologies de Mexico S. de R.L. de C.V. (99.0%)

International Telecommunications (Mauritius) Limited

Syniverse Holdings GmbH

Syniverse Technologies B.V.

Syniverse Technologies Messaging ApS

Syniverse Technologies Prestação de Serviços Ltda (99.98%)

Syniverse Technologies S.L.

Wholesale Clearing Solutions Ltd.

Syniverse Holdings GmbH	Syniverse Technologies, S.àr.l.	Syniverse Technologies GmbH Syniverse Technologies Messaging GmbH

Syniverse Technologies Solutions Limited	Syniverse Technologies Messaging Aps	Syniverse Technologies (Financial Clearing) Limited

Syniverse Holdings, Inc.	Buccaneer Holdings, LLC	Syniverse Technologies, LLC

Syniverse Technologies, LLC	Syniverse Holdings, Inc.

Cibernet, LLC

Hosted Data Solutions, LLC

Syniverse Communications Holdings Corporation

Syniverse Foreign Holdings Corporation

Syniverse ICX Corporation

Syniverse Technologies Holdings, LLC

Syniverse Technologies K.K.

Syniverse Technologies Prestacao de Servicos Ltda (1%)

Syniverse Technologies S.R.L. (10.0%)

SyntraPoint, LLC (50%)

VMB LLC (82.5%)

Syniverse Technologies B.V.	Syniverse Technologies S.à r.l.	None.

Syniverse ICX Corporation	Syniverse Technologies, LLC	None.

Hosted Data Solutions, LLC	Syniverse Technologies, LLC	None.

Syniverse Technologies Holdings, LLC	Syniverse Technologies, LLC	Syniverse Technologies IOB (Australia) Pty. Ltd. Syniverse Technologies Korea Yuhan Hoesa Syniverse Technologies Prestacao de Services Ltda (.02%) Syniverse Technologies S.R.L. (90%)

Syniverse Technologies K.K.	Syniverse Technologies, LLC	None.

Syniverse Foreign Holdings Corporation	Syniverse Technologies, LLC

Syniverse Asia Finance Holdings S.à r.l.

Syniverse Europe Finance Holdings

S.à r.l.

Syniverse Luxembourg SCS (99.99%)

Syniverse Magellan LLC

Syniverse Technologies (Clearing Solutions-Asia Pacific) Limited

Syniverse Technologies Limited	Cibernet Limited	None.

Syniverse Technologies Korea Yuhan Hoesa	Syniverse Technologies Holdings, LLC	None.

Name	Parent Entity	Restricted Subsidiaries

Syniverse Technologies IOB (Australia) Pty. Ltd.	Syniverse Technologies Holdings, LLC	None.

Syniverse Technologies Prestação de Serviços Ltda	Syniverse Technologies Holdings, LLC (.017%) Syniverse Technologies S.à r.l. (99.98%) Syniverse Technologies, LLC (0.00017%) WP Roaming III S.à r.l. (0.00017%)	None.

Syniverse Technologies S.R.L. (Argentina)	Syniverse Technologies Holdings, LLC (90%) Syniverse Technologies, LLC (10%)	None.

Syniverse Technologies (Clearing Solutions-Asia Pacific) Limited	Syniverse Foreign Holdings Corporation	None.

Syniverse Technologies Limited Luxembourg S.à r.l.	Syniverse Luxembourg Holdings 3 S.à r.l.

PT Syniverse Technologies Indonesia (1%)

Syniverse Holdings (Mauritius)

Syniverse Technologies (Australia) Pty. Ltd. (75%)

Syniverse Technologies (China) Limited

Syniverse Technologies (Malaysia) Sdn. Bhd. (75%)

Syniverse Technologies (Singapore) Pte Ltd (75%)

Syniverse Technologies Asia Pacific Limited (75%)

Syniverse Technologies Network Solutions (Singapore) Pte. Ltd.

Syniverse Technologies Network Solutions Asia Pacific Limited (75%)

Syniverse Technologies S.R.L. (Costa Rica)

Syniverse Turnkey Solutions Holding Pte. Ltd.

Syniverse Europe Finance Holdings S.à r.l.	Syniverse Foreign Holdings Corporation	Syniverse Europe Finance S.à r.l.

Syniverse Asia Finance Holdings S.à r.l.	Syniverse Foreign Holdings Corporation	Syniverse Asia Finance S.à r.l.

Syniverse Europe Finance S.à r.l.	Syniverse Europe Finance Holdings S.à r.l.	None.

Syniverse Asia Finance S.à r.l.	Syniverse Asia Finance Holdings S.à r.l.	None.

Syniverse Technologies GmbH	Syniverse Holdings GmbH	None.

Name	Parent Entity	Restricted Subsidiaries
Syniverse Technologies (Malaysia) Sdn. Bhd.	Syniverse Technologies Limited Luxembourg S.à r.l. (75%) Syniverse Turnkey Solutions Holdings Pte. Ltd. (25%)	None.

Syniverse Turnkey Solutions Holdings Pte. Ltd.	Syniverse Technologies Limited Luxembourg S.à r.l.

Syniverse Technologies (Australia) Pty Ltd (25%)

Syniverse Technologies (Malaysia) Sdn. Bhd. (25%)

Syniverse Technologies (Singapore) Pte Ltd (25%)

Syniverse Technologies Asia Pacific Limited (25%)

Syniverse Technologies Network Solutions Asia Pacific Limited (25%)

Syniverse Technologies (Singapore) Pte. Ltd.	Syniverse Technologies Limited Luxembourg S.à r.l. (75%) Syniverse Turnkey Solutions Holding Pte. Ltd. (25%)	None.

Syniverse Holdings (Mauritius)	Syniverse Technologies Limited Luxembourg S.à r.l.	Syniverse Technologies Services (India) Private Limited (99.82%) Syniverse Technologies Services and Solutions (India) Private Limited (98%)

Syniverse Technologies (Australia) Pty Ltd	Syniverse Technologies Limited Luxembourg S.à r.l. (75%) Syniverse Turnkey Solutions Holdings Pte. Ltd. (25%)	None.

Syniverse Technologies Network Solutions (Singapore) Pte. Ltd.	Syniverse Technologies Limited Luxembourg S.à r.l.	PT Syniverse Technologies Indonesia (99%) Syniverse Technologies Services (India) Private Limited (.18%) Syniverse Technologies Services and Solutions (India) Private Limited (2%)

Syniverse Technologies Network Solutions Asia Pacific Limited	Syniverse Technologies Limited Luxembourg S.à r.l. (75%) Syniverse Turnkey Solutions Holdings Pte. Ltd. (25%)	None.

Syniverse Technologies (Financial Clearing) Limited	Syniverse Technologies Solutions Limited	None.

Syniverse Technologies Asia Pacific Limited	Syniverse Technologies Limited Luxembourg S.à r.l. (75%) Syniverse Turnkey Solutions Holdings Pte. Ltd. (25%)	None.

Name	Parent Entity	Restricted Subsidiaries
Syniverse Technologies (China) Limited	Syniverse Technologies Limited Luxembourg S.à r.l.	Syniverse Technologies (Beijing) Limited

PT Syniverse Technologies Indonesia	Syniverse Technologies Network Solutions (Singapore) Pte. Ltd. (99%) Syniverse Technologies Limited Luxembourg S.à r.l. (1%)	None.

Syniverse Technologies (Beijing) Limited	Syniverse Technologies (China) Limited	None.

Syniverse Technologies Services (India) Private Limited	Syniverse Holdings (Mauritius) (99.82%) Syniverse Technologies Network Solutions (Singapore) Pte. Ltd. (.18%)	None.

Syniverse Technologies Services and Solutions (India) Private Limited	Syniverse Holdings (Mauritius) (98%) Syniverse Technologies Network Solutions (Singapore) Pte. Ltd. (2%)	None.

Syniverse Technologies S.R.L. (Costa Rica)	Syniverse Technologies Limited Luxembourg S.à r.l.	None.

Syniverse Luxembourg SCS	Syniverse Foreign Holdings Corporation (99.99%) Syniverse Magellan LLC (0.01%)	Syniverse Luxembourg Holdings 1 S.à r.l.

Syniverse Luxembourg Holdings 1 S.à r.l.	Syniverse Luxembourg SCS	Syniverse Luxembourg Holdings 2 S.à r.l.

Syniverse Luxembourg Holdings 2 S.à r.l.	Syniverse Luxembourg Holdings 1 S.à r.l.	Syniverse Luxembourg Holdings 3 S.à r.l.

Syniverse Luxembourg Holdings 3 S.à r.l.	Syniverse Luxembourg Holdings 2 S.à r.l.	WP Roaming III S.à r.l. Syniverse Technologies Limited Luxembourg S.àr.l.

Syniverse Magellan LLC	Syniverse Foreign Holdings Corporation	Syniverse Luxembourg SCS (0.01%)

WP Roaming III S.à r.l.	Syniverse Luxembourg Holdings 3 S.à r.l.	Grupo Syniverse Technologies de Mexico S. de R.L. de C.V. (1%) Syniverse Technologies Prestação de Serviços Ltda (0.001%) Syniverse Technologies, S.àr.l.

Wholesale Clearing Solutions Ltd	Syniverse Technologies S.à r.l.	None.

Syniverse Corporation	None.	Buccaneer Holdings, LLC

SCHEDULE 5.16

to the Credit Agreement

Intellectual Property Matters

Trademarks

Owner	Country	Mark	Application No. Filing Date	Registration No. Registration Date
Syniverse Technologies, LLC	United States	SYNIVERSE	76/568201 05-JAN-2004	3109723 27-JUN-2006
Syniverse Technologies, LLC	United States		78/367203 12-FEB-2004	3174828 21-NOV-2006
Syniverse Technologies, LLC	United States		78/367563 13-FEB-2004	3469266 15-JUL-2008
Syniverse Technologies, LLC	United States	S.T.A.R.S. – STREAMLINER TERMINAL ACCESS REPORTING	75/171103 24-SEP-1996	2207496 01-DEC-1998
Syniverse Technologies, LLC	United States	ACCESSIBILITY	75/146434 07-AUG-1996	2234718 23-MAR-1999
Syniverse Technologies, LLC	United States	ACCESSIBILITY	74/255039 13-MAR-1992	1819278 01-FEB-1994
Syniverse Technologies, LLC	United States	UNIROAM	76/369334 08-FEB-2002	2760010 02-SEP-2003
Syniverse Technologies, LLC	United States	FRAUDX	75/592292 19-NOV-1998	2443182 10-APR-2001
Syniverse Technologies, LLC	United States	INPORT	75/592672 19-NOV-1998	2411241 05-DEC-2000
Syniverse Technologies, LLC	United States	ACCESS	75/021730 16-NOV-1995	2075073 01-JUL-1997
Syniverse Technologies, LLC	United States	ACCESS S&E	75/239942 11-FEB-1997	2276364 07-SEP-1999
Syniverse Technologies, LLC	United States	FMR PLUS	75/122940 20-JUN-1996	2201808 03-NOV-1998
Syniverse Technologies, LLC	United States	VISIBILITY	75/096994 23-APR-1996	2174202 21-JUL-1998
Syniverse Technologies, LLC	United States	SOLUTIONS	75/021734 16-NOV-1995	2240928 20-APR-1999
Syniverse Technologies, LLC	United States	INLINK	74/370149 22-MAR-1993	1845911 19-JUL-1994
Syniverse Technologies, LLC	United States	SYNIVERSE NEXT	77/687811 10-MAR-2009	3792045 25-MAY-2010
Syniverse Technologies, LLC	United States		77/687547 10-MAR-2009	3780123 27-APR-2010
Syniverse Technologies, LLC	United States	WE MAKE MOBILE WORK	85/030941 05-MAY-2010	3893648 21-DEC-2010
Syniverse Technologies, LLC	United States	LATALINK	85201989 20-DEC-2010	4015310 23-AUG-2011
Syniverse Technologies, LLC	United States	LTE Let’s Talk Evolution	85271938 21-MAR-2011	4168909 3-Jul-2012

Owner	Country	Mark	Application No. Filing Date	Registration No. Registration Date
Syniverse Technologies, LLC	United States	Let’s Talk Evolution	85271953 21-MAR-2011	4151358 29-May-2012
Syniverse Technologies, LLC	United States	Syniverse PRIME	85275693 24-MAR-2011	4042025 18-OCT-2011
Syniverse Technologies, LLC	United States	Syniverse MORE	85275811 24-MAR-2011	4042028 18-OCT-2011
Syniverse Technologies, LLC	United States	Syniverse PRIME and Mark	85275732 24-MAR-2011	4042027 18-OCT-2011
Syniverse Technologies, LLC	United States	Syniverse MORE and Mark	85275879 24-MAR-2011	4042031 18-OCT-2011
Syniverse Technologies, LLC	United States	SYNERGY	85369279 12-JUL-2011	4527671 13-MAY-2014

Patents

Owner	Country	Title	Application No. Filing Date	Patent No. Issue Date
U.S. ISSUED

Syniverse Technologies, LLC	United States	PAYMENT GATEWAY FOR PROCESSING PAYMENT REQUESTS ASSOCIATED WITH A WIRELESS USERS ACCOUNT	12/904217 10/14/2010	9,911,103 03/06/2018

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	Method For Data Access Using a Dynamic SIM Credential (continuation of 9,426,658)	15/243,306 08/22/2016	9,749,316 08/29/2017

Syniverse Technologies, LLC	United States	Traffic Hub System to Provide Roaming Service in a wireless Environment	14/596,147 01/13/2015	9,832,678 11/28/2017

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	Circuit Switch Voice Roaming to LTE Network	14/230,633 3/31/2014	9,749,904 08/29/2017

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	Method and System for Utilizing First Network Authentication for Second Network	13/431,822 3/27/2012	9,716,999 07/25/2017

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	Method and System for Displaying Mobile Messages in Unsupported Formats	11/603,367 11/21/2006	9,626,341 04/18/2017

Syniverse Technologies, LLC	United States	METHOD AND APPARATUS TO COLLECT, ANALYZE, AND UTILIZE NETWORK DATA	13927024 06/25/2013	9,319,535 04/19/2016

Syniverse Communications, Inc.	United States	METHOD AND SYSTEM FOR DATA ACCESS OVER DUAL DATA CHANNELS WITH DYNAMIC SIM CREDENTIAL	13/613,698 09/13/2012	8,838,070 09/16/2014

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	METHOD AND SYSTEM FOR DATA ACCESS OVER DUAL DATA CHANNELS WITH DYNAMIC SIM CREDENTIAL	14/487,001 09/15/2014	9,426,658 08/23/2016

Syniverse Technologies, LLC	United States	Method for Determining Inbound Roaming Traffic Market Share on Cellular Networks	15/278,375 09/28/2016	9635538 04/25/2017

Syniverse ICX Corporation	United States	Centralized Mobile and Wireless Messaging Opt-Out Registry System and Method	10/556,977 05/17/2004	8,819,141 08/26/2014

Syniverse Technologies S.A.R.L.	United States	Prepaid data hub	13/208474 08/12/2011	9,237,023 01/12/2016

Syniverse Technologies, LLC	United States	Methods, Apparatuses And Computer Program Products for Securing Communications	13/747018 1/22/2013	9,131,365 B2 9/8/2015

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	Method, System and Client Software for Extending WISPr Authentication Procedure	13/299,625 11/18/2011	9,020,467 B2 4/28/2015

Syniverse ICX Corporation	United States	ADDRESS RECOGNITION DATABASE	10/972388 10/26/2004	9143477 B2 09/22/2015

Syniverse ICX Corporation	United States	SYSTEM AND METHOD FOR DYNAMIC UPLOADING AND EXECUTION OF APPLICATIONS AND DRIVERS BETWEEN DEVICES	09/660531 9/13/2000	7610331 10/27/2009

Syniverse ICX Corporation	United States	SYSTEM AND METHOD FOR DYNAMIC UPLOADING AND EXECUTION OF APPLICATIONS AND DRIVERS BETWEEN DEVICES	09/847811 5/1/2001	8099502 1/17/2012

Syniverse ICX Corporation	United States	PHOTO-SERVING COMMUNICATION PROTOCOLS AND METHODOLOGY FOR PROVIDING DISPARATE HOST DEVICES WITH FTP-LIKE ACCESS TO DIGITAL IMAGES RESIDING ON A DIGITAL CAMERA DEVICE	09/703412 10/31/2000	7610349 10/27/2009

Syniverse ICX Corporation	United States	MEDIA SPOOLER SYSTEM AND METHODOLOGY PROVIDING EFFICIENT TRANSMISSION OF MEDIA CONTENT FROM WIRELESS DEVICES	09/759108 1/11/2001	7103357 9/5/2006

Syniverse ICX Corporation	United States	MEDIA SPOOLER SYSTEM AND METHODOLOGY PROVIDING EFFICIENT TRANSMISSION OF MEDIA CONTENT FROM WIRELESS DEVICES	11/516809 9/5/2006	7881715 2/1/2011

Syniverse ICX Corporation	United States	MEDIA ASSET MANAGEMENT SYSTEM	09/814159 3/20/2001	7305354 12/4/2007

Syniverse ICX Corporation	United States	MEDIA ASSET MANAGEMENT SYSTEM	11/999,092 12/03/2007	8,321,288 11/27/2012

Syniverse ICX Corporation	United States	SYSTEM AND METHODOLOGY FOR AUTOMATED PROVISIONING OF NEW USER ACCOUNTS	09/839972 4/20/2001	7433710 10/7/2008

Syniverse ICX Corporation	United States	VERSATILE ADAPTOR DEVICE AND MANUFACTURING PROCESS FOR CONNECTING A CLIENT DEVICE TO VARIOUS HOST DEVICES	10/013977 12/7/2001	7463904 12/9/2008

Syniverse ICX Corporation	United States	DEVICE FACILITATING EFFICIENT TRANSFER OF DIGITAL CONTENT FROM MEDIA CAPTURE DEVICE	10/068254 2/4/2002	7724281 5/25/2010

Syniverse ICX Corporation	United States	INTEGRATED SHOPPING CART FOR SALE OF THIRD PARTY PRODUCTS AND SERVICES VIA THE INTERNET	09/920592 7/31/2001	7610218 10/27/2009

Syniverse ICX Corporation	United States	IMAGING SYSTEM PROVIDING AUTOMATED FULFILLMENT OF IMAGE PHOTOFINISHING BASED ON LOCATION	10/190234 7/2/2002	7535492 5/19/2009

Syniverse ICX Corporation	United States	IMAGING SYSTEM PROVIDING DYNAMIC VIEWPORT LAYERING	10/273670 10/18/2002	7051040 5/23/2006

Syniverse ICX Corporation	United States	IMAGING SYSTEM PROVIDING DYNAMIC VIEWPORT LAYERING	11/439928 5/23/2006	7792876 9/7/2010

Syniverse ICX Corporation	United States	SYSTEM AND METHODOLOGY FOR PROVIDING A MOBILE DEVICE WITH A NETWORK-BASED INTELLIGENT RESOURCE FORK	10/308595 12/2/2002	7092946 8/15/2006

Syniverse ICX Corporation	United States	SYSTEM PROVIDING METHODOLOGY FOR THE RESTORATION OF ORIGINAL MEDIA QUALITY IN MESSAGING ENVIRONMENTS	10/707435 12/12/2003	7720924 5/18/2010

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR DISTRIBUTING COLOR CORRECTED IMAGES ACROSS A NETWORK USING DISTRIBUTED CACHING	09/827018 4/5/2001	6895113 5/17/2005

Syniverse ICX Corporation	United States	FEEDBACK INTEGRATION OF DYNAMIC OPERATIONS	10/808767 3/24/2004	7516454 4/7/2009

Syniverse ICX Corporation	United States	METHOD AND APPARATUS TO PERMIT INTERJECTED MESSAGING IN A MULTIMEDIA MESSAGING SYSTEM	10/808886 3/24/2004	7254218 8/7/2007

Syniverse ICX Corporation	United States	METHOD AND APPARATUS TO IMPLEMENT THEMES FOR A HANDHELD DEVICE	11/050356 2/2/2005	7571189 8/4/2009

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR RESPONSE ENABLED MESSAGING	11/876717 10/22/2007	7783713 8/24/2010

Syniverse ICX Corporation	United States	SYSTEM AND METHOD FOR MANAGING DISTRIBUTION OF MULTIFORMATTED CONTENT	11/710480 2/26/2007	7610551 10/27/2009

Syniverse Technologies, LLC	United States	EVENT-DRIVEN AND LOGIC-BASED DATA TRANSFORMATION	09/965053 9/26/2001	6968329 11/22/2005

Syniverse Technologies, LLC	United States	INTERNATIONAL SIGNALING GATEWAY	09/512803 2/25/2000	6363431 3/26/2002

Syniverse Technologies, LLC	United States	CELLULAR-TO-VOIP CALL ESTABLISHMENT SYSTEMS, METHODS, DEVICES, AND COMPUTER SOFTWARE	11/513529 8/31/2006	7676229 3/9/2010

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR ASSIGNING A VIRTUAL ADDRESS TO AND TEXT- MESSAGING TO MULTIPLE TEXT-CAPABLE DESTINATION ENTITIES	09/695235 10/25/2000	7403970 7/22/2008

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR ASSIGNING A VIRTUAL ADDRESS TO AND TEXT- MESSAGING TO MULTIPLE TEXT-CAPABLE DESTINATION ENTITIES	12/140205 6/16/2008	8571065 10/29/2013

Syniverse ICX Corporation	United States	UNIVERSAL ADDRESS RECOGNITION FOR TEXT-CAPABLE COMMUNICATION DEVICES	11/371029 3/9/2006	7774503 8/10/2010

Syniverse ICX Corporation	United States	OBTAINING A VALID INTERNATIONAL DESTINATION ADDRESS	10/972650 10/26/2004	8001272 8/16/2011

Syniverse ICX Corporation	United States	DETERMINING AN INTERNATIONAL DESTINATION ADDRESS	10/972712 10/26/2004	7774502 08/10/2010

Syniverse Technologies, LLC	United States	SYSTEM AND METHOD FOR SECURE ROAMING IN WIRELESS LOCAL AREA NETWORKS	10/224226 8/5/2002	7389412 6/17/2008

Syniverse Technologies, LLC	United States	FLEXIBLE M:N REDUNDANCY MECHANISM FOR PACKET INSPECTION ENGINE	10/873965 6/22/2004	7586838 9/8/2009

Syniverse Technologies, LLC	United States	HTTP EXTENSION HEADER FOR METERING INFORMATION	11/010812 12/13/2004	7266116 9/4/2007

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR INTEGRATING MULTI-MEDIA MESSAGING AND IMAGE SERVING ABILITIES	10/893469 7/16/2004	8046009 10/25/2011

Syniverse ICX Corporation	United States	METHOD AND SYSTEM TO DELIVER MULTIMEDIA ALERTS TO A MOBILE PHONE	11/284578 11/21/2005	8023971 9/20/2011

Syniverse ICX Corporation	United States	SYSTEM AND METHOD FOR CROSS-CARRIER MOBILE DEVICE CAPABILITY DISCOVERY	11/710474 2/26/2007	7974988 7/5/2011

Syniverse ICX Corporation	United States	A METHOD AND APPARATUS FOR AN END- TO-END SEND-TO FRAMEWORK	10/893470 7/16/2004	7827233 11/2/2010

Syniverse ICX Corporation	United States	METHOD AND APPARATUS TO ENABLE INTEROPERATION BETWEEN MULTI-MEDIA MESSAGING SERVICE CENTERS	10/996006 11/22/2004	7876766 1/25/2011

Syniverse ICX Corporation	United States	METHOD AND APPARATUS FOR ENABLING CALL ORIGINATOR TO SELECT A NOTIFICATION ON A TELECOMMUNICATIONS DEVICE	11/013625 12/15/2004	7904067 3/8/2011

Syniverse Technologies, LLC	United States	RE-ROUTING CALLS FROM MOBILE STATIONS CLAIM SET I	12/941,179 11/8/2010	8315635 11/20/2012

Syniverse Technologies, LLC	United States	Re-Routing Calls from Mobile Stations Claim Set II	12/941558 11/8/2010	8521157 8/27/2013

Syniverse Technologies S.A.R.L.	United States	Data services roaming without full mobile internet protocol (MIP) support	12/448,867 6/17/2010	8,520,609 8/27/2013

Syniverse Technologies, LLC	United States	TOLL FREE DATA	12/970,152 12/16/2010	8,693,358 4/8/2014

Syniverse Technologies, LLC	United States	A METHOD AND APPARATUS TO PROVIDE AN ECOSYSTEM FOR MOBILE VIDEO	13/232,953 9/14/2011	8,838,696 9/16/2014

Syniverse Communications, Inc. (f/k/a Aicent, Inc.)	United States	FIXED MOBILE ROAMING SERVICE SOLUTION	11/787,499 04/16/2007	8,676,195 3/18/2014

Syniverse Technologies, LLC	United States	PROVIDING TOLL FREE DATA IN A WIRELESS ENVIRONMENT	14/147172 1/3/2014	8,879,417 11/4/2014

U.S. PENDING

Syniverse Technologies, LLC	United States	Methods, Apparatuses and Computer Program Products for Facilitating Toll Free Data Access	13/360,312 01/27/2012

Syniverse Technologies, LLC	United States	Proxy Platform for Inter-Operator Provisioning of ESIM Profiles	62/585,920 11/14/2017

Syniverse Technologies, LLC	United States	Virtual Global Title Translation Service	62/587,083 11/16/2017

Syniverse Technologies, LLC	United States	A Method of Determining Conversion Rate for SMS Messages	62/612,870 01/02/2018

Syniverse Technologies, LLC	United States	Contextual SS7 Firewall	62/609,857 12/22/2017

Syniverse Technologies, LLC	United States	Method and System for Interworking Between RCS Universal Profile and Pre-Universal Profile Clients	62/615,951 01/10/2018

Syniverse Technologies, LLC	United States	Virtual Dynamic Pool of SIM-based Devices	62/542,478 08/08/2017

Syniverse Technologies, LLC	United States	Method of Providing Data, Voice, and SMS Services to LTE Subscribers Roaming in 2G/3G Visited Networks (f/k/a LTE INTERWORKING FUNCTION ENABLER)	15/695,620 09/05/2017

Syniverse Technologies, LLC	United States	MOBILE DEVICE AUTHENTICATION	62/524,095 06/23/2017

Syniverse Technologies, LLC	United States	DIAMETER END-TO-END SECURITY WITH TIME BASED SIGNATURE	62/526,625 06/29/2017

Syniverse Technologies, LLC	United States	GTP FIREWALL FOR 3G GSM AND 4G LTE SIGNALING DATA TRAFFIC	62/576,644 10/24/2017

Syniverse Technologies, LLC	United States	GSM-LTE DEVICE ROAMING IN LTE-ONLY NETWORKS	62/549,520 08/24/2017

Syniverse Technologies, LLC	United States	METHOD OF PROVIDING A HOME MOBILE NETWORK OPERATOR WITH LOCATION OF AN OUTBOUND ROAMER	62/550,276 08/25/2017

Syniverse Technologies, LLC	United States	Selection and Interconnect for Distributed Packet Core Nodes	62/570,657 10/10/2017

Syniverse Technologies, LLC	United States	GTP TRAFFIC HUB FOR DATA OFFLOADING, DIVERSION, AND SECURITY	62/572,094 10/13/2017

Syniverse Technologies, LLC	United States	TRAFFIC REROUTING AND FILTERING IN PACKET CORE NETWORKS	62/575,130 10/20/2017

Syniverse Technologies, LLC	United States	METHOD OF ASSESSING REAL-TIME SECURITY OF SEQUENCED PACKET EXCHANGE (SPX) NETWORK CONNECTION	62/560,154 09/18/2017

Syniverse Technologies, LLC	United States	Managed Internet Tunneling Protocol and Application	62/535,606 07/21/2017

Syniverse Technologies, LLC	United States	Method for providing roaming services in which the home network uses S8HR Model for out-bound roaming while the visited network uses LBO Model for in-bound roaming	15/622,609 06/14/2017

Syniverse Technologies, LLC	United States	Method for computationally detecting anomalies of digital device behavior on a communications network	62/526,437 06/29/2017

Syniverse Technologies, LLC	United States	A Method and Apparatus for a commerce Opt-In Network (COIN)	14/515,424 10/15/2014

Syniverse Technologies, LLC	United States	MACHINE TYPE COMMUNICATION INTERWORKING FUNCTION PROXY	15/645,576 07/10/2017

Syniverse Technologies, LLC	United States	MACHINE TYPE COMMUNICATION INTERWORKING FUNCTION PROXY	62/360,072 07/08/2016

Syniverse ICX Corporation	United States	SYSTEM AND METHOD FOR PROVIDING COMMERCIAL SERVICES OVER A WIRELESS COMMUNICATION NETWORK	12/272566 11/17/2008

Syniverse Technologies, LLC	United States	A Method and Apparatus to Provide Mobile Intelligence	13/899406 05/21/2013

Copyrights

Registration Number / Date:

TX0006294198 / 2005-12-12

Title: Generic message distributor (GMD)

Registration Number / Date:

TX0006294200 / 2005-12-12

Title: Generic message monitor (GMM)

Registration Number / Date:

TX0006294199 / 2005-12-12

Title: Generic message monitor (GMM)

Registration Number / Date:

TX0006294197 / 2005-12-12

Title: GSM authentication center (AUC)

Registration Number / Date:

TX0006294202 / 2005-12-12

Title: Mobile application part (map-apt)

Registration Number / Date:

TX0006294201 / 2005-12-12

Title Provisioning system (enforce)

Registration Number / Date:

TX0005782265 / 2002-06-12

Title: Visibility call processor.

Registration Number / Date:

TX0006008467 / 2002-06-12

Title: Access.

Registration Number / Date:

TX0006008474 / 2002-06-12

Title: Access S&E.

Registration Number / Date:

TX0005547691 / 2002-06-12

Title: ACCESSibility.

Registration Number / Date:

TX0005547693 / 2002-06-12

Title: Arms.

Registration Number / Date:

TX0005547692 / 2002-06-12

Title: Crossroads.

Registration Number / Date:

TX0006008468 / 2002-06-12

Title: DataNet ANSI-41.

Registration Number / Date:

TX0006008471 / 2002-06-12

Title: DataNet GSM.

Registration Number / Date:

TX0006008470 / 2002-06-12

Title: Encrypt a key : Key management center.

Registration Number / Date:

TX0005598345 / 2002-08-29

Title: Event Manager.

Registration Number / Date:

TX0006008472 / 2002-06-12

Title: Fleet-on-trak.

Registration Number / Date:

TX0006008466 / 2002-06-12

Title: FMR.

Registration Number / Date:

TX0005548003 / 2002-06-12

Title: Fraud interceptor.

Registration Number / Date:

TX0005782270 / 2002-06-12

Title: FraudInterceptor.

Registration Number / Date:

TX0005782266 / 2002-06-12

Title: FraudManager.

Registration Number / Date:

TX0005782263 / 2002-06-12

Title: FraudManager and FMR Plus.

Registration Number / Date:

TX0006008469 / 2002-06-12

Title: FraudX GUI.

Registration Number / Date:

TX0006008473 / 2002-06-12

Title: FraudX server.

Registration Number / Date:

TX0005782268 / 2002-06-12

Title: FRM Plus.

Registration Number / Date:

TX0005782267 / 2002-06-12

Title: ICE.

Registration Number / Date:

TX0005782271 / 2002-06-12

Title: Message Manager.

Registration Number / Date:

TX0005782264 / 2002-06-12

Title: Prepaid.

Registration Number / Date:

TX0005782269 / 2002-06-12

Title: Rev C call processor.

Registration Number / Date:

TX0005782272 / 2002-06-12

Title: StatChek.

Registration Number / Date:

TX0005548004 / 2002-06-12

Title: Streamliner.

Registration Number / Date:

TX0005548005 / 2002-06-12

Title: [Transaction manager]

Registration Number / Date:

TX0003666067 / 1993

Title: ACCESS PowerPack service: An idea whose time has come for carriers still losing revenue out the 30-day aging window.

Registration Number / Date:

TX0003538216 / 1993

Title: ACCESSibility database service: introducing a quick answer for roamer departments tied up with information requests.

Registration Number / Date:

TX0003666066 / 1993

Title: Cell-U-Rator message rating service: Finally, a time-efficient call rating system with the power to turn rejects into revenue.

Registration Number / Date:

TX0003538215 / 1993

Title: CloneDetector system: it’s alarming what clone fraud can do to customer relations.

Registration Number / Date:

TX0003738818 / 1993

Title: DASH system: selling the equipment is only half the sale.

Registration Number / Date:

TX0003677714 / 1993

Title: DataFlash financial system: Run the fastest numbers in the business.

Registration Number / Date:

TX0003666069 / 1993

Title: Follow Me Roaming Plus service: Introducing the seamless call delivery service that’s bound to get a great reception from your subscribers.

Registration Number / Date:

TX0003738817 / 1993

Title: Follow Me Roaming service: now you can get more mileage out of your roaming business.

Registration Number / Date:

TX0003538218 / 1993

Title: FraudManager service: finally, a service that does justice to cellular fraud.

Registration Number / Date:

TX0003556357 / 1993

Title: GTE’s affordable new customer positive file service hits home with smaller carriers.

Registration Number / Date:

TX0003538210 / 1993

Title: Guidelines roaming system: roaming is easier with the right guidance.

Registration Number / Date:

TX0003809850 / 1993

Title: Increasing your cellular phone sales is a matter of time.

Registration Number / Date:

TX0003538219 / 1993

Title: INLink intelligent network smooths out the wrinkles in seamless roaming.

Registration Number / Date:

TX0003538211 / 1993

Title: INLink intelligent network: the seamless environment is changing the fabric of the cellular industry.

Registration Number / Date:

TX0003538213 / 1993

Title: NetAlert real-time analysis system pinpoints multiple problems from a single checkpoint.

Registration Number / Date:

TX0003538212 / 1993

Title: NetAlert system: introducing our most alarming breakthrough ever

Registration Number / Date:

TX0003666063 / 1993

Title: Phone Me Anywhere Plus service: Introducing the seamless call delivery service that’s bound to get a great reception from your subscribers.

Registration Number / Date:

TX0003666064 / 1993

Title: Phone Me Anywhere service: Now you can get more mileage out of your roaming business.

Registration Number / Date:

TX0003538214 / 1993

Title: Positive Validation Service (PVS): take your first positive step against fraud.

Registration Number / Date:

TX0003666065 / 1993

Title: StatChek service links ESN check to carriers’ activation systems

Registration Number / Date:

TX0003738816 / 1993

Title: Streamliner: a streamlined approach to managing your corporate account program.

Registration Number / Date:

TX0003809849 / 1993

Title: Time-tested roamer administration services that put you in control: ACCESS settlement and exchange services.

Registration Number / Date:

TX0003666090 / 1993

Title: TransAction Manager system

Registration Number / Date:

TX0003538217 / 1993

Title: TransAction Manager system speeds decision-making with intelligent data handling.

Registration Number / Date:

TX0003666062 / 1992

Title: Here’s why IS-41 is important to you.

Registration Number / Date:

TX0003738819 / 1992

Title: New STREAMLINER system further increases corporate account management efficiency.

Registration Number / Date:

TX0003666061 / 1991

Title: Phone Me Anywhere

Registration Number / Date:

TX0003666068 / 1990

Title: Follow Me Roaming

Domain Names

Owner	Domain Name	Expiration Date
Syniverse Technologies, LLC	aa71.eu	30-Jun-18
Syniverse Technologies, LLC	campaignplatform.global	18-Jan-19
Syniverse Technologies, LLC	campaignplatform.net	18-Jan-19
Syniverse Technologies, LLC	cibernet.com	22-Nov-18
Syniverse Technologies, LLC	ciniverse.com	20-Feb-19
Syniverse Technologies, LLC	clk.cm	10-May-18
Syniverse Technologies, LLC	cyniverse.com	20-Feb-19
Syniverse Technologies, LLC	dataclearing.com	10-Jul-18
Syniverse Technologies, LLC	dataclearinghouse.com	23-Jul-18
Syniverse Technologies, LLC	datahostedsolutions.com	2-Dec-18
Syniverse Technologies, LLC	dialingcodestore.com	21-Aug-18
Syniverse Technologies, LLC	eacharityevents.com	6-Jan-19
Syniverse Technologies, LLC	eacharityevents.org	6-Jan-19
Syniverse Technologies, LLC	GMBHCLEARING.COM	4-Feb-19
Syniverse Technologies, LLC	GMBH-CLEARING.COM	4-Feb-19
Syniverse Technologies, LLC	GMBHCLEARING.DE	4-Feb-19
Syniverse Technologies, LLC	GMBH-CLEARING.DE	4-Feb-19
Syniverse Technologies, LLC	hosteddatasolution.com	1-Dec-18
Syniverse Technologies, LLC	imakemobilework.co	20-Jul-18
Syniverse Technologies, LLC	imakemobilework.com	25-Jun-18
Syniverse Technologies, LLC	ipmessagingcenter.com	27-Sep-18
Syniverse Technologies, LLC	ithlgroup.com	19-Jul-18
Syniverse Technologies, LLC	ivrs.com	21-Mar-19
Syniverse Technologies, LLC	L2one.com	26-Aug-18
Syniverse Technologies, LLC	lightsurf.com	10-Sep-18
Syniverse Technologies, LLC	lightsurf.net	8-Nov-18
Syniverse Technologies, LLC	lightsurf.ws	9-Aug-18
Syniverse Technologies, LLC	lnkme.net	15-Apr-18
Syniverse Technologies, LLC	LTE.IS	19-Oct-18
Syniverse Technologies, LLC	MESSAGING.IS	19-Oct-18
Syniverse Technologies, LLC	mmsig.com	21-Oct-18
Syniverse Technologies, LLC	mmsvp.com	19-Jan-19
Syniverse Technologies, LLC	MNP2.ORG.UK	9-May-18
Syniverse Technologies, LLC	mobilecontext.com	25-Jul-18
Syniverse Technologies, LLC	mobilelingo.com	3-Sep-18
Syniverse Technologies, LLC	mobilemarketingwave.com	7-Oct-18
Syniverse Technologies, LLC	MOBILEMESSAGING.IS	19-Oct-18
Syniverse Technologies, LLC	mobilemessaginginsight.com	16-Mar-19
Syniverse Technologies, LLC	mobilingo.com	29-Jan-19
Syniverse Technologies, LLC	mthing.com	16-Aug-18
Syniverse Technologies, LLC	mthing.net	16-Aug-18
Syniverse Technologies, LLC	mysyniverse.biz	14-Jun-18
Syniverse Technologies, LLC	mysyniverse.com	14-Jun-18
Syniverse Technologies, LLC	mysyniverse.info	16-Jan-19
Syniverse Technologies, LLC	mysyniverse.net	13-Jan-19
Syniverse Technologies, LLC	mysyniverse.org	16-Jan-19
Syniverse Technologies, LLC	mysyniverse.xxx	14-Jun-18

Owner	Domain Name	Expiration Date
Syniverse Technologies, LLC	np.com.sg	4-Apr-19
Syniverse Technologies, LLC	npindia.co.in	5-Jun-18
Syniverse Technologies, LLC	npindia.in	5-Jun-18
Syniverse Technologies, LLC	nrtrde.com	7-Aug-18
Syniverse Technologies, LLC	one1clear.net	22-Nov-18
Syniverse Technologies, LLC	openconnectivity.com	10-Jul-18
Syniverse Technologies, LLC	picturemail.com	4-Mar-19
Syniverse Technologies, LLC	promessaging.com	1-Aug-18
Syniverse Technologies, LLC	promessaging.net	1-Aug-18
Syniverse Technologies, LLC	roam-monitor.com	27-Sep-18
Syniverse Technologies, LLC	secureipx.biz	31-Aug-18
Syniverse Technologies, LLC	secureipx.ca	31-Aug-18
Syniverse Technologies, LLC	secureipx.co	31-Aug-18
Syniverse Technologies, LLC	secureipx.com	31-Aug-18
Syniverse Technologies, LLC	secureipx.eu	31-Aug-18
Syniverse Technologies, LLC	secureipx.global	31-Aug-18
Syniverse Technologies, LLC	secureipx.info	31-Aug-18
Syniverse Technologies, LLC	secureipx.is	31-Aug-18
Syniverse Technologies, LLC	secureipx.net	31-Aug-18
Syniverse Technologies, LLC	secureipx.org	31-Aug-18
Syniverse Technologies, LLC	secureipx.us	31-Aug-18
Syniverse Technologies, LLC	smsdialin.com	15-May-18
Syniverse Technologies, LLC	sms-hub.eu	30-Jun-18
Syniverse Technologies, LLC	smsmessagesite.com	2-Jul-18
Syniverse Technologies, LLC	stars-streamliner.com	10-Mar-19
Syniverse Technologies, LLC	syniver.se	13-Aug-18
Syniverse Technologies, LLC	syniverse.biz	12-Jan-19
Syniverse Technologies, LLC	syniverse.co	19-Jul-18
Syniverse Technologies, LLC	syniverse.co.in	22-Jun-18
Syniverse Technologies, LLC	syniverse.com	3-Dec-18
Syniverse Technologies, LLC	syniverse.com.hk	7-Nov-18
Syniverse Technologies, LLC	syniverse.hk	19-Sep-18
Syniverse Technologies, LLC	syniverse.in	12-Oct-18
Syniverse Technologies, LLC	syniverse.info	16-Jan-19
Syniverse Technologies, LLC	syniverse.net	13-Jan-19
Syniverse Technologies, LLC	syniverse.net.hk	3-Nov-16
Syniverse Technologies, LLC	syniverse.org	16-Jan-19
Syniverse Technologies, LLC	syniverse.us	8-Nov-18
Syniverse Technologies, LLC	syniverse.xxx	5-Jan-19
Syniverse Technologies, LLC	syniversecomm.com	12-Jun-18
Syniverse Technologies, LLC	syniversemobilemarketplace.net	26-Oct-18
Syniverse Technologies, LLC	syniversetechnologies.biz	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.co	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.com	24-May-18
Syniverse Technologies, LLC	syniversetechnologies.info	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.name	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.net	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.org	7-May-18
Syniverse Technologies, LLC	syniversetechnologies.us	7-May-18
Syniverse Technologies, LLC	themthing.com	16-Aug-18
Syniverse Technologies, LLC	unimobile.com	20-Jan-19
Syniverse Technologies, LLC	vodafonemessaginghub.com	2-Apr-18
Syniverse Technologies, LLC	wemakemobilework.co	20-Jul-18
Syniverse Technologies, LLC	wemakemobilework.com	28-Jan-19

SCHEDULE 6.16

to the Credit Agreement

Post-Closing Undertakings

None.

SCHEDULE 10.02

to the Credit Agreement

Administrative Agent’s Office,

Certain Addresses for Notices

BORROWER:

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, FL 33647

Attention: Laura E. Binion

(P) 813.637.5915

(F) 813.637.5882

(E) laura.binion@syniverse.com

Website Address: http://www.syniverse.com/SEC—Filings

with a copy to:

Kristen Ankerbrandt

The Carlyle Group

2710 Sand Hill Road

Menlo Park, CA 94025

(P) 650 687-0667

(F) 1-855-326-3751

(E) kristen.ankerbrandt@carlyle.com

Jeffrey E. Ross

Debevoise & Plimpton LLP

919 Third Ave

Suite 1000

New York, NY 10022-3916

(P) 212 909 6465

(F) 212 909 6836

(E) jeross@debevoise.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions)

Barclays Bank PLC

Loan Operations – Agency Services

700 Prides Crossing

Newark, Delaware 19713

Telephone: (302) 286-2351

E-mail: perry.bolton@barclays.com

Attention: Perry Bolton

With a copy to:

E-mail: 12145455230@tls.ldsprod.com

E-mail: xrausloanops5@barclayscapital.com

Addresses

Administrative Agent’s Wiring Instructions

U.S. Dollars

Bank Name:	Barclays Bank PLC
Address (City, State):	70 Hudson St., Jersey City NJ 07302
ABA#:
Account Name:	Clad Control Account
Account Number:
Reference:	Syniverse Holdings, Inc.

Administrative Agent’s Office

(for notices under the Loan Documents)

Barclays Bank PLC

Bank Debt Management

745 7th Avenue

New York NY 10019

Telephone No.: (212) 526 0787

Email Address: may.huang@barclays.com

Attention: May Huang

Addresses

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:	Barclays Bank PLC, as Administrative Agent

Barclays Bank PLC

700 Prides Crossing

Newark, Delaware 19713

Telephone: (302) 286-2351

E-mail: perry.bolton@barclays.com

Attention: Perry Bolton

With a copy to:

E-mail: 12145455230@tls.ldsprod.com

E-mail: xrausloanops5@barclayscapital.com

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans        ☐  A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For the borrowing of, conversion to, or continuation of Eurodollar Rate Loans: with an Interest Period of months.

[The Borrowing requested herein complies with the Agreement, including Section 4.02 of the Agreement.]

Form of Committed Loan Notice

A-1

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

Address

A-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Buccaneer Holdings, LLC, a Delaware limited liability company, the Lender and other lenders from time to time party thereto and BARCLAYS BANK PLC, as the Administrative Agent.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Form of Note

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Barclays Bank PLC, as Administrative Agent

Bank Debt Management

745 7th Avenue

New York NY 10019

Telephone No.: (212) 526 0787

Email Address: may.huang@barclays.com

Attention: May Huang

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3. Attached hereto as Schedule 2 are (a) all supplements to Schedules 5.08(b), 5.12 and 5.16 to the Agreement (with references to “Closing Date” in Sections 5.08(b), 5.12 and 5.16 of the Agreement with respect to such Schedules being deemed to be references to the date of this Certificate).

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

(Supplements to Schedules 5.08(b), 5.12 and 5.16 to the Agreement)

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an

Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: SYNIVERSE HOLDINGS, INC., a Delaware corporation

4.	Administrative Agent: BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Second Lien Credit Agreement, dated as of March 9, 2018, among the Borrower, Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

Form of Assignment and Assumption

E-1-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
[Facility]	$	$	%

7.	Trade Date:

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Assumption

E-1-2

[Consented to and] Accepted:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Title:

[Consented to:

SYNIVERSE HOLDINGS, INC.

By:
Title:][1]

[1]	To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment, solely in the case of an assignment of Term Loans, or such assignment is to a Lender, an Affiliate or a Lender or an Approved Fund.

Form of Assignment and Assumption

E-1-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (viii) it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (ii) it will be bound by the provisions of the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

E-1-4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Form of Assignment and Assumption

E-1-5

EXHIBIT E-2

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Non-Debt Fund Affiliate]

3.	Borrower: SYNIVERSE HOLDINGS, INC., a Delaware corporation

4.	Administrative Agent: BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

Form of Affiliate Lender

Assignment and Assumption

E-2-1

5.	Credit Agreement: The Credit Agreement, dated as of March 9, 2018, among the Borrower, Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
[Facility]	$	$	%

7. Trade Date:

Effective Date:                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Form of Affiliate Lender

Assignment and Assumption

E-2-2

[Consented to and] Accepted:

BARCLAYS BANK PLC, as
Administrative Agent

By:
Title:

[Consented to:

SYNIVERSE HOLDINGS, INC.

By:
Title:][1]

[1]	To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment.

Form of Affiliate Lender

Assignment and Assumption

E-2-3

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement][(ii) it is an Other Affiliate, (iii) this Assignment and Assumption is being made pursuant to an open market purchase, (iv) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Term Loans held by all Other Affiliates (other than Debt Fund Affiliates) constitutes less than 20% of the aggregate principal amount of all Loans then outstanding (calculated as of the date of such purchase),] [(iv)][(v)] from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, [(v)][(vi)] it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [(vi)][(vii)] it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit E-3 to the Credit Agreement, [(vii)][(viii)] attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and [(viii)][(ix)] it is not a “Defaulting Lender”, as such term is defined in the Credit Agreement; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and

Form of Affiliate Lender

Assignment and Assumption

E-2-4

information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (ii) it will be bound by the provisions of the Loan Documents, and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[; (c) agrees, unless it is a Debt Fund Affiliate, it will not receive advice of counsel to the Administrative Agent or to the Lenders other than Affiliated Lenders. The Assignee further acknowledges and agrees that, unless it is a Debt Fund Affiliate, it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives].

2. The [Assignor][Assignee] acknowledges and agrees that in connection with such assignment, (1) the [Assignor][Assignee] may have, and later may come into possession of, Excluded Information (as defined in the Credit Agreement), (2) the [Assignor][Assignee] has independently and, without reliance on the [Assignor][Assignee], Holdings, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding the [Assignor’s][Assignee’s] lack of knowledge of the Excluded Information and (3) none of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to the [Assignor][Assignee], and the [Assignor][Assignee] hereby waives and releases, to the extent permitted by law, any claims the [Assignor][Assignee] may have against Holdings, the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. The [Assignor][Assignee] further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Form of Affiliate Lender

Assignment and Assumption

E-2-5

EXHIBIT E-3

FORM OF ADMINISTRATIVE QUESTIONNAIRE

On File with the Administrative Agent

Form of Affiliate Lender

Assignment and Assumption

E-3-1

EXHIBIT F-1

HOLDINGS GUARANTY

On File with the Administrative Agent

F-1-1

EXHIBIT F-2

SUBSIDIARY GUARANTY

On File with the Administrative Agent

F-2-1

EXHIBIT G

SECURITY AGREEMENT

On File with the Administrative Agent

G-1

EXHIBIT H

FORM OF MORTGAGE3

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([STATE])

by and from

[MORTGAGOR], “Mortgagor”

to

BARCLAYS BANK PLC,

in its capacity as Agent, “Mortgagee”

Dated as of                 , 20

[insert only if mortgage is capped: THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED

BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS

$                .]

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE

DESCRIBED HEREIN

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: [                ]

[3]	To be revised to reflect Deed of Trust changes, if applicable (including references to “Grantor”/“Grantee”).

H-1	Syniverse Form of Mortgage

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([STATE])

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([STATE]) (this “Mortgage”) is dated as of                  by and from [MORTGAGOR], a [                ] [                ] (“Mortgagor”), whose address is [                ] to BARCLAYS BANK PLC, as administrative agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at [                ] (Agent, together with its successors and assigns, “Mortgagee”).

[insert only if mortgage is capped: ANY PROVISION HEREIN TO THE CONTRARY NOTWITHSTANDING, THE MAXIMUM PRINCIPAL INDEBTEDNESS WHICH IS SECURED BY OR WHICH BY ANY CONTINGENCY MAY BE SECURED BY THIS MORTGAGE IS $[                ] (THE “SECURED AMOUNT”).]

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Second Lien Credit Agreement dated March 9, 2018, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company (“Holdings”), Barclays Bank PLC, as administrative agent, and the other Secured Parties identified therein. As used herein, the following terms shall have the following meanings:

(a) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(b) “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document (collectively, the “Secured Documents”) to which Mortgagor is a party, including, without limitation (except as otherwise set forth in Section 1(b) of the Subsidiary Guaranty), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Secured Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Secured Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with other extensions of credit under the Credit Agreement or any of the other Secured Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. [use only if mortgage is capped: Subject to the provisions of Section 2.2, this] [This] Mortgage secures all advances and re-advances under the Credit Agreement.

(c) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate in such real property as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are

H-2	Syniverse Form of Mortgage

collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (3) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Secured Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) to which Mortgagor is a party which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable to Mortgagor with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(d) “Obligations”: Has the meaning assigned to the term “Secured Obligations” in the Security Agreement.

(e) “Permitted Liens”: Liens permitted to exist pursuant to Section 7.01 of the Credit Agreement.

(f) “Security Agreement”: That certain Second Lien Security Agreement by and from Mortgagor and the other grantors referred to therein to Agent dated as of March 9, 2018, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(g) “UCC”: The Uniform Commercial Code of [STATE] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [STATE], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

H-3	Syniverse Form of Mortgage

ARTICLE 2

GRANT[INSERT ONLY IF MORTGAGE IS CAPPED: ; REVOLVING LOAN]

Section 2.1 Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

Section 2.2 Treatment of Borrowings and Repayments. [insert only if mortgage is capped: Pursuant to the Credit Agreement, the amount of the Indebtedness may increase and decrease from time to time as the Secured Parties advance, Borrower repays, and the Secured Parties re-advance sums pursuant to the Credit Agreement. For purposes of this Mortgage, so long as the balance of the Indebtedness equals or exceeds the Secured Amount, the amount of the Indebtedness secured by this Mortgage shall at all times equal only the Secured Amount. Such Secured Amount represents only a portion of the first sums advanced by the Secured Parties in respect of the Indebtedness.

Section 2.3 Reduction of Secured Amount. [insert only if mortgage is capped: The Secured Amount shall be reduced only by the last and final sums that Borrower repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness. So long as the balance of the Indebtedness exceeds the Secured Amount, any payments and repayments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the State of [STATE].

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances, Permitted Liens and minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes. This Mortgage creates valid, enforceable first priority liens and security interests against the portions of the Mortgaged Property that may be perfected by the filing of a mortgage, assignment of leases and rents or fixture filing in the state of [STATE], except for Permitted Encumbrances and Permitted Liens.

Section 3.2 Second Lien Status. Subject to the Intercreditor Agreement and any Other Intercreditor Agreement, Mortgagor shall preserve the second lien and security interest status of this Mortgage; provided that the incurrence of Permitted Encumbrances and Permitted Liens shall not be considered a failure to preserve such first lien and security interest status. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly take such actions required by required by and in compliance with the Credit Agreement.

Section 3.3 Intercreditor Agreements. Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of the

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Intercreditor Agreement or any Other Intercreditor Agreement. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee, any Agent and any Additional Agent (as such terms are defined in the Intercreditor Agreement or any Other Intercreditor Agreement) shall be determined solely pursuant to the Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, and not by priority as a matter of law or otherwise. The liens granted pursuant to this Mortgage shall, prior to the Discharge of Senior Priority Obligations (as defined in the Intercreditor Agreement), be junior in priority to the liens granted to any Senior Priority Agent (as defined in the Intercreditor Agreement) for the benefit of the holders of the applicable Senior Priority Obligations (as defined in the Intercreditor Agreement) to secure such Senior Priority Obligations pursuant to the applicable Senior Priority Documents (as defined in the Intercreditor Agreement).

Section 3.4 Intentionally Omitted

Section 3.5 Intentionally Omitted

Section 3.6 Insurance. Mortgagor shall maintain or cause to be maintained insurance in accordance with Section 6.07 of the Credit Agreement.

ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Intentionally Omitted

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default, and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against

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Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Provided that the Loans shall have been accelerated, make application to a court of competent jurisdiction for the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise, with respect to the Mortgaged Property only, all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5 Waiver of Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all notices of any Event of Default other than any notices specifically required to be given under any Loan Document, (b) all notices of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under any Loan Document, other than any notices specifically required to be given under any Loan Document, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor,

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Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the manner and order of preference provided under Section 8.04 of the Credit Agreement.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall, subject to any limitations thereon contained in any Loan Document, be payable on demand and shall bear interest from and including the date that such sum is advanced or expense incurred, to and excluding the date of reimbursement, at the interest rate applicable to Base Rate Loans pursuant to Section 2.08(a) of the Credit Agreement (provided that following an acceleration pursuant to Section 8.02 of the Credit Agreement (including without limitation, an automatic acceleration), interest shall accrue on such sums at the Default Rate applicable to Base Rate Loans pursuant to Section 2.08(b) of the Credit Agreement), and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all reasonable, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

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ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, and upon delivery of a notice to Mortgagor of Mortgagee’s election to exercise its rights under this Section 6.1, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate; provided, however, in the event Mortgagor, Borrower or any Loan Party is the subject of any insolvency proceeding set forth in Section 8.01(f) of the Credit Agreement, the expiration and termination of the license herein granted shall be self-operative without the need for notice or election of any kind whatsoever.

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be present and fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor that comprises the Mortgaged Property and was acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds,

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Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any inconsistency between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, the Security Agreement shall control and govern to the extent of any such inconsistency.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve Mortgagee’s security interest in the Mortgaged Property hereunder. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [STATE].

Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(c) of this Mortgage.

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.02 of the Credit Agreement.

Section 9.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

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Section 9.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise, after the occurrence and during the continuance of an Event of Default, (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems necessary and appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so promptly after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder, unless such assignment is permitted under the Credit Agreement.

Section 9.5 No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6 Credit Agreement; Intercreditor Agreement.

(a) If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

(b) If any conflict or inconsistency exists between this Mortgage and the Intercreditor Agreement or any Other Intercreditor Agreement, the terms of such Intercreditor Agreement or Other Intercreditor Agreement shall govern as among (i) Mortgagee and the First Lien Administrative Agent, in the case of the Intercreditor Agreement, and (ii) Mortgagee and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, Mortgagor may act (or omit to act) in accordance with such Intercreditor Agreement or Other Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

Section 9.7 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), upon a sale or other disposition of the Mortgaged Property, or any portion thereof, permitted by the Credit Agreement (including as a result of the sale of the Equity Interests of the Mortgagor) or the Mortgagor becoming and Excluded Subsidiary, Mortgagee, at Mortgagor’s request and expense, shall promptly release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor with respect to the portion of the Mortgaged Property so released or reconveyed.

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Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement (consistent with the terms of the Credit Agreement) of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any rights or remedies provided hereunder in favor of Mortgagee or any other Secured Party.

Section 9.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 9.12 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties with respect to the Mortgaged Property.

Section 9.13 Mortgagee as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and

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become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

ARTICLE 104

LOCAL LAW PROVISIONS

[To Come]

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[4]	Local counsel to advise as to any specific state recording requirements and/or state-specific provisions.

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[MORTGAGOR], a [ ] [ ]

By:
Name:
Title:

[INSERT STATE-APPROPRIATE NOTARY BLOCK]

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EXHIBIT A

Legal Description of premises located at [ADDRESS OF PROPERTY]:

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EXHIBIT B

PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [                ] Title Insurance Company on or about the date hereof pursuant to commitment number [                    ].

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EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

Date: [            , 20●]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(viii) of the Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among the Borrower, Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the 2018 Refinancing, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the 2018 Refinancing (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the 2018 Refinancing is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section 5.05 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As the Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the 2018 Refinancing, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Companies and their Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT J

INTERCREDITOR AGREEMENT

On File with the Administrative Agent

J-1

EXHIBIT K-1

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of [                ], to the Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

1. Pursuant to Section 2.14 of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate existing commitments from [$                ] to [$                ].

2. Each of the following Lenders (each, an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its existing commitment as follows:

Name of Lender	Commitment	[ Tranche][1] Supplemental Term Loan Commitment
(after giving effect hereto)
	$	$
	$	$
	$	$

3. Pursuant to Section 2.14 of the Credit Agreement, by execution and delivery of this Increase Supplement, each of the Increasing Lenders agrees and acknowledges that it shall have an aggregate Commitment and Supplemental Term Loan Commitment in the amount equal to the amount set forth above next to its name.

[4.             [                 ]]2

[1]	Indicate relevant Tranche.
[2]	Indicate other permitted amendments (if any).

K-1-1

[Remainder of Page Intentionally Left Blank]

K-1-2

IN WITNESS WHEREOF, the parties hereto have caused this INCREASE SUPPLEMENT to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

The Increasing Lender:
[INCREASING LENDER]

By:
Name:
Title:

SYNIVERSE HOLDINGS, INC., as Borrower

By:
Name:
Title:

K-1-3

EXHIBIT K-2

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [                ] (this “Lender Joinder Agreement”), by and among the bank or financial institution party hereto (the “Additional Lender”), SYNIVERSE HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to the Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “ Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may add Supplemental Term Loan Commitments of one or more Additional Lenders by entering into one or more Lender Joinder Agreements provided that after giving effect thereto the aggregate amount of all Supplemental Term Loan Commitments shall not exceed the Maximum Incremental Facilities Amount.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	The Additional Lender party hereto hereby agrees to commit to provide its respective Commitments as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Such Additional Lender (a) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.05 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Additional Lender as a Lender contained in Section 9.06 of the Credit Agreement; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 10.07 of the Credit Agreement.

K-2-1

[2.	[ ]][1]

[2][3].	The Additional Lender hereby agrees to make its Supplemental Term Loan Commitment on the following terms and conditions on the Effective Date set forth on Schedule A pertaining to such Additional Lender attached hereto:

1.	Additional Lender to Be a Lender. Such Additional Lender acknowledges and agrees that upon its execution of this Lender Joinder Agreement that such Additional Lender shall on and as of the Effective Date set forth on Schedule A become a “Lender” with respect to the Term Loan Tranche indicated on Schedule A, under, and for all purposes of, the Credit Agreement and the other Loan Documents, shall be subject to and bound by the terms thereof, shall perform all the obligations of and shall have all rights of a Lender thereunder, and shall make available such amount to fund its ratable share of outstanding Loans on the Effective Date as the Administrative Agent may instruct.

2.	Certain Delivery Requirements. Such Additional Lender has delivered or shall deliver herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower and the Administrative Agent pursuant to Section 10.15 of the Credit Agreement.

3.	Credit Agreement Governs. Except as set forth in this Lender Joinder Agreement, Supplemental Term Loan Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.	Notice. For purposes of the Credit Agreement, the initial notice address of such Additional Lender shall be as set forth below its signature below.

5.	Recordation of the New Loans. Upon execution, delivery and effectiveness hereof, the Administrative Agent will record the Supplemental Term Loan Commitments made by such Additional Lender in the Register.

6.	Amendment, Modification and Waiver. This Lender Joinder Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

7.	Entire Agreement. This Lender Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

8.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE

[1]	Indicate other permitted amendments (if any).

K-2-2

STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Severability. Any provision of this Lender Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.	Counterparts. This Lender Joinder Agreement may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Lender Joinder Agreement shall be effective as delivery of an original executed counterpart of this Lender Joinder Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

[Remainder of Page Intentionally Left Blank]

K-2-3

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

SYNIVERSE HOLDINGS, INC., as Borrower

By:
Name:
Title:

K-2-4

SCHEDULE A

to

EXHIBIT K-2

SUPPLEMENTAL TERM LOAN COMMITMENTS

Additional Lender	[ Tranche][8] Supplemental Term Loan Commitment	Principal Amount Committed	Aggregate Amount of All Supplemental Term Loan Commitments	Maturity Date
		$	$

Effective Date of Lender Joinder Agreement:

[8]	Indicate relevant Tranche.

K-2-5

EXHIBIT L

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

    [                ]

[DATE]

Attention: [                ]

Re: SYNIVERSE HOLDINGS, INC.

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [•]% (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

L-1

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:

Name:
Title:

L-2

EXHIBIT M

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

    [                ]

[DATE]

Attention: [                ]

        Re: SYNIVERSE HOLDINGS, INC.

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Borrower hereby requests that each Lender of the [Tranche[s]]1 submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.	This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each Lender of the [Tranche[s]][2].

2.	The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[•] of the [Tranche[s]][3] (the “Discount Range Prepayment Amount”).[4]

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Minimum of $10.0 million and whole increments of $1.0 million.

3.	The Borrower is willing to make Discount Term Loan Prepayments at a percentage discount to par value greater than or equal to [●]% but less than or equal to [●]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following the dated delivery of the notice pursuant to Section 2.05(a)(v)(A) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

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IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:

Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT N

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

    [                ]

[DATE]

Attention: [                ]

        Re:    SYNIVERSE HOLDINGS, INC.

Reference is made to (a) that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Discount Range Prepayment Notice, dated ______, 20__, from the Borrower (the “Discount Range Prepayment Notice”).

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.	This Discount Range Prepayment Offer is available only for prepayment on the [Tranche[s]][1] held by the undersigned.

2.	The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Tranche[s]—$[•]]2

3.	The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Submitted Discount”).

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Tranche[s]]3 indicated above pursuant to Section 2.05(a)(v) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate Outstanding Amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

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[3]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT O

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

[                ]

[DATE]

Attention: [                ]

        Re:    SYNIVERSE HOLDINGS, INC.

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower hereby requests that each Lender of the [Tranche[s]]1 submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.	This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each Lender of the [Tranche[s]][2].

2.	The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):[3]

[Tranche[s]—$[•]]4

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	Minimum of $10.0 million and whole increments of $1.0 million.
[4]	List multiple Tranches if applicable.

To make an offer in connection with this solicitation, you are required to deliver to the Administrative Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three Business Days following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

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IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:

Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT P

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

    [                ]

[DATE]

Attention: [                ]

        Re:    SYNIVERSE HOLDINGS, INC.

Reference is made to (a) that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Solicited Discounted Prepayment Notice, dated                 , 20    , from the Borrower (the “Solicited Discounted Prepayment Notice”).

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Tranche[s]]1 held by the undersigned.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Tranche[s]—$[●]]2

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [•]% (the “Offered Discount”).

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Tranche[s]]3 pursuant to Section 2.05(a)(v) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate Outstanding Amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

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[3]	List multiple Tranches if applicable.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

EXHIBIT Q

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

[                ]

[DATE]

Attention: [                ]

        Re:    SYNIVERSE HOLDINGS, INC.

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Borrower hereby offers to make a Discounted Term Loan Prepayment to each Lender of the [Tranche[s]]1 on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only to each Lender of the [Tranche[s]]2.

2. The maximum aggregate Outstanding Amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[•] of the [Tranche[s]]3 (the “Specified Discount Prepayment Amount”).4

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [•]% (the “Specified Discount”).

[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.
[4]	Minimum of $10.0 million and whole increments of $1.0 million.

To accept this offer, you are required to submit to the Administrative Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The Borrower requests that Administrative Agent promptly notify each of the relevant Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

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IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

SYNIVERSE HOLDINGS, INC.

By:

Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT R

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

BARCLAYS BANK PLC,

    as Administrative Agent under the

    Credit Agreement referred to below

[                ]

[DATE]

Attention: [                ]

        Re:    SYNIVERSE HOLDINGS, INC.

Reference is made to (a) that certain Second Lien Credit Agreement, dated as of March 9, 2018 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Syniverse Holdings, Inc., a Delaware corporation (the “Borrower”), Buccaneer Holdings, LLC, a Delaware limited liability company, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent and (b) that certain Specified Discount Prepayment Notice, dated                 , 20    , from the Borrower (the “Specified Discount Prepayment Notice”).

The undersigned Lender hereby gives you irrevocable notice, pursuant to 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Tranche[s]]1 held by such Lender at the Specified Discount in an aggregate Outstanding Amount as follows:

[Tranche[s]—$[•]]2

The undersigned Lender hereby expressly consents and agrees to a prepayment of its [Tranche[s]]3 pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the Specified Discount in the aggregate Outstanding Amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

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[1]	List multiple Tranches if applicable.
[2]	List multiple Tranches if applicable.
[3]	List multiple Tranches if applicable.

R-1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[ ]

By:
Name
Title:

By:
Name
Title:

R-2